SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS SUPPLEMENT DATED
June 30, 1997


PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated June 30, 1997)


[GRAPHIC OMITTED]




--------------------------------------------------------------------------------
 2,000,000 Shares
 Common Stock

--------------------------------------------------------------------------------

 All of the shares of common stock, $.10 par value per share ("Common Stock"), offered hereby (the "Offering") are being sold by the Cooper Companies, Inc., a Delaware corporation (the "Company").


 The Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") and the Pacific Exchange, Inc. (the "PCX") under the symbol "COO." On June 27, 1997, the last reported sale price for the Common Stock as reported on the NYSE Composite Tape was $22 9/16 per share. See "Price Range of Common Stock and Dividends."


 For information concerning certain factors which should be considered by prospective investors, see "Risk Factors" commencing on page S-10 of this Prospectus Supplement and on page 3 of the accompanying Prospectus.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




               Price to     Underwriting     Proceeds to
               Public       Discount (1)     Company (1)(2)
 Per Share      $              $                $
 Total (3)      $              $                $

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.
(2)  Before deducting expenses of the offering payable by the Company
     estimated at $    .
(3) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 300,000 shares of Common Stock, solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to the Company will be $ , $ and $ , respectively. See "Underwriting."

 The shares of Common Stock are offered severally by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York against payment therefor on or about July , 1997.



 Deutsche Morgan Grenfell                            PaineWebber Incorporated


 The date of this Prospectus Supplement is      , 1997

 Information contained herein is subject to completion or amendment. This Prospectus Supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information in this Prospectus Supplement and the accompanying Prospectus and in the consolidated financial statements and consolidated condensed financial statements, including the notes thereto, appearing elsewhere in this Prospectus Supplement. Except for the historical information contained herein and in the Prospectus, the discussions herein and therein contain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein and therein. See "Risk Factors" and "Statement Regarding Prior Projections; Forward-Looking Statements" in this Prospectus Supplement and "Risk Factors" and "Forward-Looking Statements" in the accompanying Prospectus. Unless otherwise indicated, all references to the "Company" refer to The Cooper Companies, Inc., its predecessors and subsidiaries, and all information in this Prospectus Supplement assumes that the Underwriters' over-allotment option will not be exercised. See "Underwriting." The Company's fiscal year ends on October 31 of each year.

                                  The Company

     The Cooper Companies, Inc. is a rapidly growing specialty healthcare company focused on serving selected niche areas with its products and services. The Company operates through its primary subsidiaries:

   o CooperVision, Inc. ("CooperVision"), which develops, manufactures and markets a wide range of specialty contact lenses, with particular emphasis on soft toric contact lenses to correct astigmatism;

   o CooperSurgical, Inc. ("CooperSurgical"), which develops, manufactures and markets proprietary diagnostic and surgical instruments, equipment, accessories and devices for the physician's office, the surgicenter and the hospital that are targeted to the gynecological segment of the women's healthcare market; and

   o Hospital Group of America, Inc. ("HGA"), which owns and operates three psychiatric hospitals, in addition to satellite facilities, that provide inpatient, outpatient and other ancillary treatment primarily for children, adolescents and geriatric patients.

     The Company's objective is to increase the revenue and operating income of each of its business units through strategies that combine internal growth, selective acquisitions (some of which may be material) and penetration of new geographic markets. Management believes the Company's $234 million of net operating loss carryforwards ("NOLs") provides a significant competitive advantage in the execution of this strategy.

     CooperVision. CooperVision is a rapidly growing developer, manufacturer and marketer of specialty contact lenses. CooperVision's particular emphasis is on the high-growth, high-margin soft toric contact lens segment. Toric contact lenses provide visual correction for astigmatism--blurred vision caused by an irregularly shaped cornea. Toric lenses, which account for approximately 15% of the total United States contact lens market (estimated by the Company at approximately $1 billion in annual sales at the manufacturers' price level), comprised over 50% of CooperVision's sales during the first six months of fiscal 1997. As compared with annual sales growth (at the manufacturers' price level) of the United States contact lens market as a whole, which the Company believes was approximately 8% in 1996, annual sales of planned replacement toric lenses are estimated by the Company to be growing more than 50% per year. In addition, the Company believes that annual sales of custom toric lenses, a highly profitable segment for difficult-to-fit patients, is growing at approximately 10-15% per year in the United States. CooperVision's leading products serve these two attractive segments. Sales during the first six months of fiscal 1997 of CooperVision's planned replacement toric lens, Preference Toric(TM), which was introduced in late 1994, grew approximately 70% compared with sales during the first six months of fiscal 1996. Sales during the first six months of fiscal 1997 of CooperVision's custom toric lens, Hydrasoft(R) Toric, grew approximately 18% compared with sales during the first six months of fiscal 1996.

     CooperVision's manufacturing technology enables CooperVision to market its planned replacement toric lenses in over 13,000 prescriptive powers, more than three times as many as its competition, and to produce custom toric lenses in a sufficient number of lens parameters to accommodate more than 13 million possible prescriptive powers. Its technology provides excellent lens reproducibility, virtually assuring that replacement lenses will fit as well as the original. CooperVision's extensive range of possible lens prescriptions enables it to provide superior performance and comfort, generating brand loyalty, particularly among difficult-to-fit toric lens patients, resulting in a recurring revenue stream.

     In addition to toric lenses, CooperVision manufactures and markets more than a dozen specialty and premium contact lens brands in the spherical lens category. These include "opaque" contact lenses, which change or enhance the appearance of the wearer's natural eye color, premium spherical lenses for people with special lens requirements, and a range of other conventional and planned replacement spherical contact lenses.

     CooperVision employs a highly experienced, commission-based direct sales staff. The Company believes CooperVision's incentive compensation structure creates a level of dedication and motivation necessary to promote top quality marketing of CooperVision's products. CooperVision's order entry system links its New York and California customer service centers to ensure efficient ordering and to provide a backup system to maintain a high level of continuous service. The Company believes CooperVision offers unsurpassed customer service.

     CooperVision's objective is to become the global leader in the specialty soft contact lens market. It intends to build on its significant role in the high-margin toric and spherical specialty lens segments by: continued concentration on specialty lens segments; increasing market share through development of new and enhancement of existing products for such segments; and seeking appropriate acquisitions, alliances and joint ventures, both in North America and in international markets. Although more than 95% of CooperVision's revenue for the first six months of fiscal 1997 derived from sales in the United States and Canada, CooperVision also markets its contact lenses in more than 40 other countries. CooperVision, which following a 1989 divestiture of its non-North American contact lens business was subject to a long term non-competition agreement, is seeking to aggressively reestablish its international presence, primarily through alliances with strong regional optical distributors, such as Rohto Pharmaceuticals of Osaka, Japan ("Rohto"), a leading manufacturer of contact lens care products and the largest supplier in Japan of non-prescription ophthalmic products.

     CooperSurgical. CooperSurgical develops, manufactures and distributes diagnostic and surgical instruments, equipment, accessories and devices for the rapidly growing gynecology segment of the worldwide women's healthcare market.

     Based on current healthcare trends, including government policies focusing on women's healthcare issues and the reimbursement policies of managed care organizations, the Company believes that women will increasingly use gynecologists as their primary care physicians. CooperSurgical plans to capitalize on this evolving role of gynecologists as providers of a broadening range of medical services for women through its product development and acquisition efforts and through alliances with companies that are developing new technologies for the women's healthcare market.

     CooperSurgical focuses on three segments of the gynecology products market that offer substantial opportunities for growth: (i) products for use in in-office diagnostic and surgical procedures, (ii) products for use in operative gynecologic (including minimally invasive) procedures and (iii) products for use in reproductive medicine procedures. The Company believes CooperSurgical has attained through acquisitions and internal expansion of product lines the critical mass necessary to maximize the efficiency of its existing sales organization, successfully integrate future acquisitions, complete additional licensing arrangements and introduce new products.

     The Company believes that CooperSurgical is well positioned within the gynecologic products industry, which has traditionally been served by a large number of companies, most of which are quite small in size, handle narrow product lines and lack the resources necessary for expansion and acquisition. CooperSurgical has completed five acquisitions since 1990 and intends to continue its role as an industry consolidator by acquiring additional innovative products and product lines that complement its existing products.


     HGA. HGA provides a broad continuum of psychiatric care to patients through its inpatient, outpatient, day, educational and residential treatment programs. HGA owns and operates three short term acute care psychiatric hospitals located in New Jersey, Delaware and Illinois. These hospitals provide intensive and structured treatment predominantly for children, adolescents and geriatric patients (persons over 65 with behavioral disorders generally involving dementia) suffering from a variety of mental illnesses and/or chemical dependencies. Services include comprehensive psychiatric and chemical dependency evaluations, inpatient and outpatient treatment and partial hospitalization. HGA's hospitals are each complemented by various satellite facilities, including outpatient and day treatment centers and, in Indiana, a longer-term residential treatment center.


     In recent years, the behavioral healthcare market has been characterized by the demands of both patients and payors for a broader variety of cost-effective treatment alternatives tailored to meet local needs and trending away from lengthy hospital stays. HGA is meeting these market demands by providing a diverse continuum of behavioral healthcare services through a system which promptly assesses and evaluates each client's clinical disposition, thus facilitating optimum therapy through a wide range of cost-efficient treatment options, which focus on short-term acute hospitalization, longer term residential treatment, partial care and day programs, outpatient therapy and specialized educational programs while reducing dependence on long term acute care hospital stays.


     Since behavioral health care is primarily delivered locally, each HGA clinical program is specifically tailored to the unique economic, social and medical needs of its community. In addition to the diversity of its treatment, HGA has designed high quality cost-effective programs, which have attracted managed care, Medicare and Medicaid clients.


     HGA's success in serving its selected markets may be measured by an overall average occupancy rate at its hospitals of 72% for the first six months of fiscal 1997, which the Company believes is above the industry average, and by a 47% growth in the number of outpatient visits during this same period.


     HGA's objective is to continue to increase its revenue and operating income, while meeting the specific demands of, and becoming the preferred provider in, the selected markets in which it operates.


     Tax Benefits from Net Operating Losses. At October 31, 1996, the Company had NOLs of approximately $234 million, which the Company generally may use to offset future taxable income and thereby reduce the Company's federal income taxes otherwise payable. The NOLs generally will expire beginning in 2001 and continuing through 2010 if such NOLs are not utilized by the Company, with approximately $200,000 scheduled to expire if not utilized by the fiscal year ending October 31, 2000. See Note 7 of Notes to Consolidated Financial Statements included in this Prospectus Supplement. If the Company is able to utilize all of the NOLs, then it will be able to shelter approximately $234 million in pre-tax income from future federal income taxes, in which case the Company will be able to reduce its future federal income tax liability by approximately $80 million (based on current federal corporate income tax rates). There can be no assurance, however, that the Company will be able to utilize all of its NOLs before they expire. Furthermore, section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), could limit the

Company's future use of NOLs in the event of an ownership change of the Company as defined in the Code (an "Ownership Change"). The Company believes that the Offering will not result in an Ownership Change. There can be no assurance, however, that future transactions will not result in an Ownership Change and thereby limit the Company's future use of its NOLs.

     The Company believes that any substantial cash savings provided by the NOLs will provide it with a significant strategic advantage compared to taxable competitors. The Company intends to deploy such cash savings to make selective acquisitions and grow its businesses faster than it otherwise could if it did not have the benefit of the NOLs.


                                 Risk Factors

     Prospective investors should carefully consider the factors set forth under "Risk Factors" in this Prospectus Supplement and in the accompanying Prospectus in addition to the other information contained herein and therein.


                                 The Offering


Common Stock offered by the Company  ......   2,000,000 shares

Common Stock to be outstanding after the
 Offering .................................   14,447,576 shares (1)

Use of proceeds by the Company ............   The net proceeds to the Company from the
                                              Offering (after deducting applicable underwriting
                                              discount and estimated expenses payable by the
                                              Company) are estimated to be approximately
                                              $42.4 million ($48.8 million if the Underwriters'
                                              over-allotment option is exercised in full).
                                              Assuming that the Offering is consummated prior
                                              to the Refinancing (as defined below), the
                                              Company intends to use the net proceeds to repay
                                              outstanding indebtedness, although the Company
                                              may use the net proceeds for general corporate
                                              purposes or to fund acquisitions. See
                                              "Use of Proceeds."

NYSE and PCX Symbol   .....................   "COO"

------------

(1) Does not include 871,126 shares of Common Stock issuable upon the exercise of outstanding options and warrants as of June 27, 1997.

                  Summary Consolidated Financial Information
                     (In thousands, except per share data)

     Other than the additional historical earnings per share information for all periods, the summary consolidated financial information presented below as of and for each of the fiscal years in the three-year period ended October 31, 1996 have been derived from the Company's Consolidated Financial Statements, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The summary consolidated financial information presented below for the six months ended April 30, 1996 and 1997 have been derived from the Consolidated Condensed Financial Statements of the Company and, in the opinion of the Company's management, reflect and include all adjustments (consisting only of normal recurring adjustments, except for changes in estimates associated with the balance of the deferred tax asset valuation allowance) necessary for a fair presentation of such periods. The results of operations for the six months ended April 30, 1997 are not necessarily indicative of the results that may be expected for a full fiscal year. The summary consolidated financial information set forth below should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements and the Consolidated Condensed Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus Supplement. The additional historical earnings per share information has been derived from the Company's records and is presented for informational purposes only for all periods.

                                                                                            Six Months Ended
                                                       Years Ended October 31,                 April 30,
                                               ---------------------------------------   ----------------------
                                                  1994          1995         1996         1996         1997
                                               -------------   ----------   ----------   ----------   ---------
                                                           (In thousands, except per share figures)
Consolidated Statement of
 Operations Data:
Net sales of products  .....................    $  51,034      $ 55,296    $ 66,118      $ 29,338   $ 37,657
Net service revenue ........................       44,611        41,794      43,013        19,686     24,382
                                                ---------      ---------    --------     --------    --------
Net operating revenue  .....................       95,645        97,090     109,131        49,024     62,039
                                                ---------      ---------    --------     --------    --------
Cost of products sold  .....................       17,906        17,549      19,911         8,745     11,135
Cost of services provided    ...............       41,039        40,454      40,235        19,137     22,055
Research and development expense   .........        4,407         2,914       1,176           593        738
Selling, general and administrative
 expense   .................................       31,027        25,826      29,717        14,344     17,040
Amortization of intangibles  ...............          843           859       1,249           431        692
Costs associated with restructuring
 operations   ..............................           --         1,480          --            --         --
                                                ---------      ---------    --------     --------    --------
Income (loss) from operations   ............          423         8,008      16,843         5,774     10,379
                                                ---------      ---------    --------     --------    --------
Provision for (benefit of) settlement of
 disputes  .................................        4,950         3,532        (223)         (223)        --
Debt restructuring costs  ..................          340            --          --            --         --
Investment income (loss), net   ............         (153)          444         281           198         74
Gain on sales of assets and
 businesses, net    ........................          214            --          --            --         --
Other income (expense), net  ...............           42            51          80           (16)      (131)
Interest expense    ........................        4,533         4,741       5,312         2,562      2,484
                                                ---------      ---------    --------     --------    --------
Income (loss) before income taxes  .........       (9,297)          230      12,115         3,617      7,838
Provision for (benefit of) income taxes   .        (4,600)          115      (4,488)          156       (845)
                                                ---------      ---------    --------     --------    --------
Net income (loss)   ........................       (4,697)          115      16,603         3,461      8,683
Less, preferred stock dividends    .........           89            --          --            --         --
                                                ---------      ---------    --------     --------    --------
Net income (loss) applicable to
 Common Stock ..............................    $  (4,786)     $    115    $ 16,603      $  3,461    $ 8,683
                                                =========      =========   ========      ========    ========
Earnings (loss) per share(1) ...............    $    (.47)     $    .01    $   1.41      $    .30    $   .72
                                                =========      =========   ========      ========    ========
Average number of shares used to
 compute earnings per share  ...............       10,193        11,576      11,761        11,715     12,052
                                                =========      =========    ========     ========    ========


                                                     October 31,                     April 30, 1997
                                         -----------------------------------   ---------------------------
                                          1994         1995         1996       Actual      As Adjusted(2)
                                         ----------   ----------   ---------   ---------   ---------------
Consolidated Balance
 Sheet Data:
Cash and cash equivalents ............   $ 10,320    $ 11,207      $ 6,837     $ 1,538         $ 1,538
Total assets  ........................     95,058      91,992      102,909     129,182         128,852
Total debt ...........................     47,637      46,803       48,764      52,896           8,949
Stockholders' equity (deficit)  ......     (3,654)     (1,749)      15,330      38,001          81,592

------------

(1) Additional historical earnings per share information -- The earnings
    (loss) per share figures presented above include the following amounts for reversal of tax accruals no longer required and/or recognition of net deferred tax assets from the reduction of the beginning of the year valuation allowance:



                                            Per Share
Period                                       Amount
-----------------------------------------   ----------
Year ended October 31, 1994  ............     $.49
Year ended October 31, 1995  ............      .02
Year ended October 31, 1996  ............      .40
Six months ended April 30, 1997 .........      .09
All other periods presented above  ......       --

(2) Gives effect to the sale by the Company of 2,000,000 shares of Common Stock at an assumed offering price of $22 9/16 per share (the closing price on the NYSE Composite Tape on June 27, 1997) and the application of all of the net proceeds therefrom to the repayment of indebtedness. See "Use of Proceeds" and "Capitalization."

       STATEMENT REGARDING PRIOR PROJECTIONS; FORWARD-LOOKING STATEMENTS

     The Company has made certain projections in prior reports and other documents filed with the Securities and Exchange Commission (the "Commission"), including projections of sales, market share and operating income for CooperVision, projections of sales and operating income for CooperSurgical, projections of revenue and operating income for HGA, projections of consolidated revenue, operating income and earnings per share for the Company (any and all such projections, collectively, the "Projections"). The Projections are contained in the following documents: (a) Annual Report on Form 10-K for the fiscal year ended October 31, 1996 (the "1996 10-K"), (b) the portions of the Company's 1996 Annual Report to Stockholders that have been incorporated by reference in the 1996 10-K, (c) the portions of the Company's Proxy Statement for its Annual Meeting of Stockholders held March 25, 1997 that have been incorporated by reference into the 1996 10-K, (d) Quarterly Report on Form 10-Q for the quarter ended January 31, 1997, (e) Quarterly Report on Form 10-Q for the quarter ended April 30, 1997 and (f) Current Reports on Forms 8-K dated December 12, 1996, January 10, 1997, January 30, 1997, February 10, 1997, February 25, 1997, March 18, 1997, March 26, 1997, April 7, 1997, May 21, 1997
and June 2, 1997 (items (a) through (f) shall be referred to collectively as the "Prior SEC Filings").

     In light of the fact that the Company has an effective shelf registration statement (of which this Prospectus Supplement is a part) under the Securities Act of 1933, as amended (the "Securities Act"), and intends to offer shares of its Common Stock under such registration statement, the Company has determined, pursuant to Section 27A(d) of the Securities Act and Section 21E(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), not to update, restate or amend the Projections at this time or issue further projections of sales, revenue, market share, operating income or earnings per share. Rather, in accordance with the terms of Rule 412 promulgated under the Securities Act ("Rule 412"), the Company hereby supersedes the Projections by deleting them in their entirety from all of the Prior SEC Filings. As a result, the Projections are deemed not incorporated by reference into this document in accordance with Rule 412. The Company may make other statements that are "forward-looking statements" as defined in Section 27A(i) of the Securities Act and Section 21E(i) of the Exchange Act.

     Cautionary statement for purposes of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this document that are not based on historical fact may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by use of forward-looking terminology such as "may," "will," "expect," "estimate," "anticipate," "continue" or similar terms, variations of those terms or the negative of those terms. Certain statements (e.g. "Risk Factors") set forth in this document constitute cautionary statements identifying important factors that could cause actual results to differ materially from those contained in the forward-looking statements. Additional factors that could cause or contribute to differences include: major changes in business conditions and the economy in general; decisions to invest in significant research and development projects; costs associated with potential debt restructuring; and decisions to divest businesses. Future results are also dependent on each subsidiary of the Company meeting specific objectives.

                                 RISK FACTORS

     In addition to the risk factors set forth below, see "Risk Factors" in the accompanying Prospectus.


Competition and Industry Dynamics

     Each of the Company's businesses operates within a highly competitive environment. Numerous companies are engaged in the development, manufacture and marketing of contact lenses. Many competitors in the contact lens business have substantially greater financial resources and larger research and development and sales forces than CooperVision. Furthermore, many of these competitors offer a greater range of contact lenses, plus a variety of other eyecare products, including lens care products and ophthalmic pharmaceuticals, which may give them a competitive advantage in marketing their lenses to high volume contract accounts. To a lesser extent, CooperVision also competes with manufacturers of eyeglasses and other forms of vision correction. There can be no assurance that the Company will not encounter increased competition in the future, or that a successful entry into CooperVision's higher-margin specialty lens segments by a larger competitor would not have a material adverse effect on the Company's business, financial condition or results of operations. Additionally, while the specialty contact lens industry has experienced significant growth in recent years, there can be no assurance that such growth will continue or that a general economic slowdown or recession would not have a material adverse effect on the Company's business, financial condition or results of operations.

     In the surgical segment, competitive factors are technological and scientific advances, product quality, price and effective communication of product information to physicians and hospitals. CooperSurgical competes with a number of manufacturers in each of its niche markets, some of which have substantially greater financial and personnel resources and sell a much broader number of product lines.

     In most areas in which HGA operates, there are other psychiatric facilities that provide services comparable to those offered by HGA's facilities. Many of these facilities have substantially greater resources than HGA and, in some cases, tax-exempt status. While behavioral healthcare is primarily delivered locally, psychiatric facilities also draw patients from areas outside their immediate locale. HGA's psychiatric facilities thus compete with both local and distant facilities. In addition, psychiatric facilities compete with psychiatric units in acute care hospitals.


Importance of New Product Introductions; Risk of Product Obsolescence

     The niche areas of the healthcare industry in which CooperVision and CooperSurgical operate are characterized by rapid technological advancements and new product innovations. Although the Company's focus is on products that will be marketable immediately or in the short term rather than on funding longer-term, higher risk research and development projects, the expense of developing new products, as well as the cost of obtaining necessary regulatory approval to market such products, can be substantial. There can be no assurance that the Company's new products will be successful in the marketplace and, as a result, justify the expense involved in their development and approval. In addition, there can be no assurance that new products or technologies will not be developed that could lead to the obsolescence of one or more of the Company's products, which could have a material adverse effect on the Company's business, financial condition, or results of operations.


Risks Associated with Future Acquisitions

     The Company expects to continue to seek acquisitions, joint ventures or other strategic arrangements that would enable it to expand its existing product lines, broaden its geographic coverage or allow it to offer complementary product lines. Although the Company currently has no definitive agreements with respect to any such acquisitions, the Company, as part of its strategy, actively seeks acquisition opportunities in the ordinary course of its business and from time to time enters into discussions and letters of intent with respect to possible acquisitions, certain of which could be material. There can be no assurance that the Company will continue to acquire businesses or establish such arrangements on satisfactory terms or that any business acquired by the Company will be integrated successfully into the Company's operations or be able to operate profitably. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of management attention and Company resources. Making future acquisitions or other strategic arrangements could require the Company to issue additional shares of Common Stock, incur additional indebtedness or use a portion of its cash balances, including the net proceeds of the Offering. Issuances of stock in connection with any such future acquisitions could be dilutive to future earnings per share.


Governmental Regulation and Policies


     Healthcare Products. The development, testing, production and marketing of the Company's healthcare products are subject to the authority of the United States Food and Drug Administration ("FDA") and other state and federal agencies. The Company is currently developing and marketing medical devices, which are subject to different levels of FDA regulation depending upon the classification of the device. Class III devices, such as flexible and extended wear contact lenses, require premarket testing and approval procedures, while Class I and II devices are subject to less extensive regulatory requirements. Noncompliance with applicable regulations could result in Warning Letters, fines, injunctions, civil penalties, product recall or seizure, total or partial suspension of production, refusal of the government to grant premarket clearance or premarket approval, withdrawal of approvals or criminal prosecution. The Company also is subject to foreign regulatory authorities governing human clinical trials and medical device sales that vary widely from country to country. Whether or not FDA approval has been obtained, approval or marketing authorization of a product by comparable regulatory authorities or organizations authorized to grant marketing authorization in foreign countries must be obtained before products may be marketed in those countries. The approval or authorization process varies from country to country, and the time required may be longer or shorter than that required for FDA approval or clearance.


     Compliance with United States and foreign regulations involves the expenditure of considerable resources and usually results in a substantial time lag between the development of a new product and its introduction into the marketplace. There can be no assurance that all necessary approvals will be obtained, or that they will be obtained in a time frame that allows the product to be introduced for commercial sale. Furthermore, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur after marketing has begun. Changes in existing laws and regulations or adoption of new government regulations could prevent or delay regulatory approval or clearance of the Company's products, and there can be no assurance that the Company would not be required to incur significant costs in the future to comply with such laws, regulations or policies.


     In addition, there is substantial federal and state governmental regulation related to the prescribing of contact lenses. These regulations relate to who is permitted to prescribe and fit contact lenses, the prescriber's obligation to provide prescriptions to his patients, the length of time a prescription is valid, the ability or obligation of prescribers to prescribe lenses by brand rather than by generic equivalent or specification, and other matters. Although these regulations primarily affect contact lens prescribers and not manufacturers or distributors of lenses such as CooperVision, changes in these regulations, or their interpretation or enforcement, could adversely affect the effectiveness of CooperVision's marketing strategy to eyecare practitioners. Adverse regulatory or other decisions affecting eyecare practitioners, or material changes in the selling and prescribing practices for contact lenses, could have a material adverse affect on the Company's business, financial condition or results of operations.


     Healthcare Services. The health care industry and physicians' medical practices are highly regulated. Psychiatric and other healthcare services that the Company offers and proposes to offer are subject to extensive federal and state laws and regulations governing matters such as licensure and certification of facilities and personnel, conduct of operations, audit and retroactive reimbursement policies, adjustment of prior government billings and prohibitions on payments for the referral of business and self referrals, and prohibitions against fraud and abuse, including false claims and kickbacks. Failure to comply with these laws, or a determination that in the past the Company had failed to comply with these laws, could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the health care regulatory environment will not change so as to restrict the Company's existing operations or limit the expansion of its business. Changes in government regulation could also impose new requirements, involving compliance costs which could not be recovered through price increases.


     Changes in government reimbursement programs have resulted in limitations on increases in, and in some cases in reduced levels of, reimbursement for healthcare services, and additional changes are anticipated. Such changes are likely to result in further limitations on reimbursement levels. In addition, private payors, including managed care, increasingly are demanding discounted fee structures. Inpatient hospital utilization, average lengths of stay and occupancy rates continue to be negatively affected by payor-required pre-admission authorization and utilization review and by pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. In addition, efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue. Although the Company is unable to predict the effect these changes will have on its operations, as the number of patients covered by managed care payors increases, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have an adverse effect on HGA's business and earnings.


     Healthcare Reform. In recent years, an increasing number of legislative initiatives have been introduced or proposed in Congress and in state legislatures that would effect major changes in the healthcare system, either nationally or at the state level. Among the proposals under consideration are price controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a government health insurance plan or plans that would cover all citizens. There continue to be efforts at the federal level to introduce various insurance market reforms, expanded fraud and abuse and anti-referral legislation and further reductions in Medicare and Medicaid coverage and reimbursement. A broad range of both similar and more comprehensive healthcare reform initiatives is likely to be considered at the state level. It is uncertain which, if any, of these or other proposals will be adopted. The Company cannot predict the effect such reforms or the prospect of their enactment may have on the business of the Company and its subsidiaries.


Dependence on Key Personnel


     The Company is dependent upon a limited number of key management and technical personnel. The Company's future success will depend in part upon its ability to attract and retain highly qualified personnel. The Company competes for such personnel with other companies, academic institutions, hospitals, government entities and other organizations. There can be no assurance that the Company will be successful in retaining or hiring qualified personnel. The loss of any of the Company's senior management or other key manufacturing, research, clinical, regulatory or sales and marketing personnel, particularly if lost to competitors, could have a material adverse effect on the Company's business, financial condition and results of operations.


Risks Associated with Manufacturing Operations and HGA Facilities


     The Company, through CooperVision and CooperSurgical, manufactures a significant portion of the products it sells. As a result, any prolonged disruption in the operations of the Company's manufacturing facilities, whether due to technical or labor difficulties, destruction of or damage to any facility or other reasons, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, any prolonged disruption of the operations of any of HGA's facilities, whether due to destruction or damage or other reasons, could have a material adverse effect on the Company's business, financial condition and results of operations.

Dependence Upon Certain Intellectual Property Rights


     The Company considers its intellectual property rights, including patents, trademarks and licensing agreements, to be an integral component of its business. The Company's policy is to file patent applications to protect technology, inventions and improvements that are considered important to the development of its business. There can be no assurance that patent applications filed by the Company will result in the issuance of patents or that any of the Company's intellectual property will continue to provide competitive advantages for the Company's products or will not be challenged, circumvented by others or invalidated. The Company's policy is to aggressively enforce and defend its patents and other proprietary technology. The enforcement of intellectual property rights, like any lawsuit, could involve substantial costs and is inherently uncertain. In addition, the laws of foreign countries may not protect the Company's intellectual property rights to the same extent as the laws of the United States.


     In addition to patents, trademarks and licensing agreements, the Company owns certain trade secrets, know-how and other intellectual property. There can be no assurance that the Company's trade secrets and other intellectual property will not become known by others and thereby become unprotected. Furthermore, no assurance can be given that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology or that the Company can meaningfully protect its rights in unpatented proprietary technology.


Product Liability; Professional Liability


     CooperVision and CooperSurgical face an inherent risk of exposure to product liability claims in the event that the use of their products results in personal injury. The Company also faces the risk that defects in the design or manufacture of its products might necessitate a product recall. The Company is self-insured with respect to any product liability claims, and while the Company has not had material product liability claims with respect to the products it presently manufactures or markets, there can be no assurance that the Company will not experience material losses due to product liability claims in the future.


     In addition, HGA's business entails an inherent risk of physician professional liability. HGA is occasionally a defendant in medical malpractice lawsuits, and is subject to the attendant risk of substantial damage awards. Although the Company has not had material professional liability claims and believes HGA has adequate professional liability insurance coverage, there can be no assurance that a pending or future claim or claims will not be successful or if successful will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs and on favorable terms.


Environmental Matters


     The Company's facilities are subject to a broad range of federal, state and local environmental laws and requirements, including those governing discharges to the air and water, the handling of disposal of solid and hazardous substances and wastes and remediation of contamination associated with the release of hazardous substances at the Company's facilities and offsite disposal locations. The Company has made, and will continue to make, expenditures to comply with such laws and requirements. The Company believes, based upon information currently available to management, that it is currently in material compliance with all applicable environmental laws and requirements and that the Company will not require material capital expenditures to maintain its environmental compliance during fiscal 1997 or in the foreseeable future. However, future events, such as changes in existing laws and regulations or the discovery of contamination at the Company's facilities, may give rise to additional compliance or remediation costs that could have a material adverse effect on the Company's business, results of operations or financial condition. Moreover, as a manufacturer of various products, the Company is exposed to some risk of claims with respect to environmental matters, and there can be no assurance that material costs or liabilities will not be incurred in connection with any such claims.

Certain Anti-Takeover Effects

     Certain provisions of the Company's Restated Certificate of Incorporation (the "Restated Certificate") and Amended and Restated By-laws (the "By-laws") may inhibit changes in control of the Company not approved by the Company's Board of Directors. These provisions include: (i) advance notice requirements for stockholder proposals and nominations and (ii) the authority of the Board to issue without stockholder approval preferred stock with such terms as the Board may determine. The Company will also be afforded the protections of
Section 203 of the Delaware General Corporation Law, which could have similar effects. The Company's Board of Directors adopted a preferred stock purchase rights plan, commonly known as a "poison pill," pursuant to a Rights Agreement dated as of October 29, 1987. The Rights Agreement is intended to prevent abusive hostile takeover attempts by requiring a potential acquiror to negotiate the terms of an acquisition with the Board of Directors. However, it could have the effect of deterring or preventing an acquisition of the Company, even if a majority of the Company's stockholders would be in favor of such acquisition, and could also have the effect of making it more difficult for a person or group to gain control of the Company or to change existing management. These rights will expire on October 29, 1997. The Board has not yet determined whether to adopt a new plan upon expiration of the existing rights. See Note 3 of Notes to Consolidated Financial Statements included in this Prospectus Supplement.

                              RECENT DEVELOPMENTS

Refinancing of Indebtedness

     On May 30, 1997, the Company entered into a commitment letter (the "Refinancing Commitment") with KeyBank National Association ("KeyBank"), pursuant to which KeyBank committed to provide (through a syndicate of lenders) the Company a $50 million secured revolving credit facility (the "Refinancing") with a term of five years and interest rates ranging from 0.5% to 2.25% over the London Interbank Offer Rate ("LIBOR"), depending on certain of the Company's financial ratios. Borrowing under the Refinancing would be secured by substantially all of the assets of the Company and its wholly-owned subsidiaries. The Company anticipates a closing of the Refinancing during its fourth fiscal quarter of 1997. Consummation of the Refinancing is subject to a number of conditions, and there can be no assurance that the Refinancing will occur. Assuming that the Refinancing occurs after the consummation of the Offering, the Refinancing may be used to repay other outstanding indebtedness (to the extent not repaid with the proceeds of the Offering), to fund acquisitions and for general corporate purposes.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering (after deducting applicable underwriting discount and estimated expenses payable by the Company) are estimated to be approximately $42.4 million ($48.8 million if the Underwriters' over-allotment option is exercised in full). Assuming that the Offering is consummated prior to the Refinancing, the Company intends to use the net proceeds to repay the Company's outstanding indebtedness, although the Company may use the net proceeds for general corporate purposes or to fund acquisitions (including selective acquisitions that complement the businesses of CooperVision or CooperSurgical or provide additional or complementary product lines or entry into additional geographic areas). The Company, as part of its strategy, actively seeks acquisition opportunities in the ordinary course of its business and from time to time enters into discussions and letters of intent with respect to possible acquisitions, certain of which could be material. The Company, however, currently has no agreements, commitments or undertakings with respect to any acquisitions, nor can there by any assurance that the Company will make any such acquisitions in the future. See "Risk Factors -- Risks Associated with Future Acquisitions."

     If the net proceeds are used to repay indebtedness, the Company will repay the outstanding principal amount of and accrued and unpaid interest on the following: (i) 10% Senior Subordinated Secured Notes due 2003, the outstanding principal amount of which was $21,943,000 as of April 30, 1997; (ii) a Term Loan from Foothill Capital Corporation ("Foothill") maturing on August 1, 2001, the outstanding principal amount of which was $10,342,000 as of April 30, 1997, bearing interest at 2% above Foothill's prime rate (10 1/2% as of April 30, 1997); (iii) a Loan and Security Agreement with Foothill providing for revolving advances of up to $8 million, the outstanding principal amount of which was $1,332,000 as of April 30, 1997, bearing interest at 1 1/2% above prime (as determined pursuant to such agreement) (10% as of April 30, 1997) and expiring on August 1, 2001; (iv) two term notes issued to Cooper Life Sciences, Inc. ("CLS") due January 1998, the outstanding aggregate principal amount of which was $5 million as of April 30, 1997, each bearing interest at the prime rate (8 1/2% as of April 30, 1997); and (v) a portion of a promissory note issued to Wesley-Jessen Corporation due March 17, 2001, the outstanding principal amount of which was $4,500,000 as of April 30, 1997 and bearing interest at 12% (8% in cash and 4% in kind).


                                CAPITALIZATION

     The following table sets forth the Company's capitalization (i) at April 30, 1997 and (ii) as adjusted to give effect to the sale by the Company of the 2,000,000 shares of Common Stock at an assumed offering price of $22 9/16 per share (the closing price on the NYSE Composite Tape on June 27, 1997) and the application of all of the net proceeds therefrom to the repayment of indebtedness. See "Use of Proceeds."



                                                                         April 30, 1997
                                                                  ----------------------------
                                                                    Actual        As Adjusted
                                                                  -------------   ------------
                                                                         (In Thousands)
Total debt  ...................................................    $  52,896       $   8,949
                                                                   =========       =========
Stockholders' equity:
  Common Stock, $0.10 par value; 20,000,000 shares authorized;
    12,441,376 shares of Common Stock issued and outstanding,
    and 14,441,376 shares as adjusted(1)  .....................    $   1,244       $   1,444
  Additional paid-in capital  .................................      198,264         240,433
  Accumulated deficit (2)  ....................................     (161,128)       (159,906)
  Foreign currency translation   ..............................         (354)           (354)
  Unamortized stock awards    .................................          (25)            (25)
                                                                   ---------       ---------
     Total stockholders' equity  ..............................    $  38,001       $  81,592
                                                                   =========       =========
Total capitalization    .......................................    $  90,897       $  90,541
                                                                   =========       =========

------------
(1) Does not include 877,326 shares of Common Stock issuable upon the exercise of outstanding options and warrants.

(2) The decrease of $1,222,000 net is comprised of an extraordinary gain net of taxes related to the assumed early extinguishment of debt calculated as if the debt extinguishment occurred on April 30, 1997.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Company's common stock is traded on the NYSE and the PCX under the symbol "COO." The following sets forth the high and low sale prices for the Common Stock for the fiscal periods indicated as reported by the NYSE Composite
Tape:



                                                    High       Low
                                                    --------   -------
   1995
   First Quarter   ..............................    $ 8 5/8    $ 6
   Second Quarter  ..............................      8 5/8      5 1/4
   Third Quarter   ..............................      9 3/4      5 1/4
   Fourth Quarter  ..............................     11 1/4      5 5/8

   1996
   First Quarter   ..............................      8          5 5/8
   Second Quarter  ..............................     11 1/8      6 3/8
   Third Quarter   ..............................     13 1/8      9 5/8
   Fourth Quarter  ..............................     15 1/8     10 3/4

   1997
   First Quarter   ..............................     18 3/4     14
   Second Quarter  ..............................     22 1/2     16 3/4
   Third Quarter (through June 27, 1997)   ......     23 1/4     18

     On June 27, 1997, the last reported sale price of the Common Stock on the NYSE was $22 9/16.

     No cash dividends were paid with respect to the Common Stock in fiscal 1995 or 1996 or to date in fiscal 1997, and the Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future. Instead, the Company currently intends to retain earnings to support its growth strategy and reduce indebtedness. Any future determination to pay dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other factors, the Company's results of operations, financial condition, capital requirements and contractual restrictions. In addition, the Company is currently restricted from paying cash dividends under the terms of the indenture governing its outstanding 10% Senior Subordinated Secured Notes due 2003.

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company, Brooklyn, New York.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     Other than the additional historical earnings per share information for all periods, the selected consolidated financial data presented below as of and for each of the fiscal years in the five-year period ended October 31, 1996 have been derived from the Company's Consolidated Financial Statements, which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected consolidated financial data presented below for the six months ended April 30, 1996 and 1997 and as of April 30, 1997 have been derived from the Consolidated Condensed Financial Statements of the Company and, in the opinion of the Company's management, reflect and include all adjustments (consisting only of normal recurring adjustments, except for changes in estimates associated with the balance of the deferred tax asset valuation allowance) necessary for a fair presentation of such periods. The results of operations for the six months ended April 30, 1997 are not necessarily indicative of the results that may be expected for a full fiscal year. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements and Consolidated Condensed Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus Supplement. The additional historical earnings per share information has been derived from the Company's records and is presented for informational purposes only for all periods.




                                                                Years Ended October 31,
                                         ---------------------------------------------------------------------
                                             1992            1993           1994          1995        1996
                                         --------------  --------------  -------------  ----------  ----------
                                                       (in thousands, except per share figures)
Consolidated Statement of
 Operations Data:
Net sales of products   ...............   $   43,873      $   47,369      $  51,034     $ 55,296   $ 66,118
Net service revenue  ..................       19,406          45,283         44,611       41,794     43,013
                                          ----------      ----------      ---------     ---------   --------
 Net operating revenue  ...............       63,279          92,652         95,645       97,090    109,131
                                          ----------      ----------      ---------     ---------   --------
Cost of products sold   ...............       18,236          17,538         17,906       17,549     19,911
Cost of services provided  ............       17,353          42,754         41,039       40,454     40,235
Research and development
 expense    ...........................        3,267           3,209          4,407        2,914      1,176
Selling, general and
 administrative expense    ............       44,600          49,382         31,027       25,826     29,717
Amortization of intangibles   .........          742             772            843          859      1,249
Costs associated with
 restructuring operations  ............           --             451             --        1,480         --
                                          ----------      ----------      ---------     ---------   --------
Income (loss) from operations    ......      (20,199)        (21,454)           423        8,008     16,843
                                          ----------      ----------      ---------     ---------   --------
Provision for (benefit of)
 settlement of disputes    ............        4,498           6,350          4,950        3,532       (223)
Debt restructuring costs   ............           --           2,131            340           --         --
Investment income (loss), net    ......       14,254           1,615           (153)         444        281
Gain on sales of assets and
 businesses, net  .....................        1,030             620            214           --         --
Other income (expense), net   .........          772             174             42           51         80
Interest expense  .....................        6,697           6,129          4,533        4,741      5,312
                                          ----------      ----------      ---------     ---------   --------
Income (loss) from continuing
 operations before income
 taxes   ..............................      (16,058)        (33,655)        (9,297)         230     12,115
Provision for (benefit of) income
 taxes   ..............................          100             417         (4,600)         115     (4,488)
                                          ----------      ----------      ---------     ---------   --------
Income (loss) from continuing
 operations before extraordinary
 items   ..............................      (16,158)        (34,072)        (4,697)         115     16,603
Loss on sale of discontinued
 operations net of taxes   ............       (9,300)        (13,657)            --           --         --
                                          ----------      ----------      ---------     ---------   --------
Income (loss) before
 extraordinary items    ...............      (25,458)        (47,729)        (4,697)         115     16,603
Extraordinary Items  ..................          640             924             --           --         --
                                          ----------      ----------      ---------     ---------   --------
Net income (loss)    ..................      (24,818)        (46,805)        (4,697)         115     16,603
Less preferred stock dividends   ......        1,804             320             89           --         --
                                          ----------      ----------      ---------     ---------   --------
Net income (loss) applicable to
 Common Stock  ........................   $  (26,622)     $  (47,125)     $  (4,786)    $    115   $ 16,603
                                          ==========      ==========      =========     =========   ========



                                           Six Months Ended
                                               April 30,
                                         ---------------------
                                           1996       1997
                                         ----------  ---------
Consolidated Statement of
 Operations Data:
Net sales of products   ...............  $ 29,338  $ 37,657
Net service revenue  ..................    19,686    24,382
                                         --------    --------
 Net operating revenue  ...............    49,024    62,039
                                         --------    --------
Cost of products sold   ...............     8,745    11,135
Cost of services provided  ............    19,137    22,055
Research and development
 expense    ...........................       593       738
Selling, general and
 administrative expense    ............    14,344    17,040
Amortization of intangibles   .........       431       692
Costs associated with
 restructuring operations  ............        --        --
                                         --------   --------
Income (loss) from operations    ......     5,774    10,379
                                         --------   --------
Provision for (benefit of)
 settlement of disputes    ............      (223)       --
Debt restructuring costs   ............        --        --
Investment income (loss), net    ......       198        74
Gain on sales of assets and
 businesses, net  .....................        --        --
Other income (expense), net   .........       (16)     (131)
Interest expense  .....................     2,562     2,484
                                         --------   --------
Income (loss) from continuing
 operations before income
 taxes   ..............................     3,617     7,838
Provision for (benefit of) income
 taxes   ..............................       156      (845)
                                         --------   --------
Income (loss) from continuing
 operations before extraordinary
 items   ..............................     3,461     8,683
Loss on sale of discontinued
 operations net of taxes   ............        --        --
                                         --------   --------
Income (loss) before
 extraordinary items    ...............     3,461     8,683
Extraordinary Items  ..................        --        --
                                         --------   --------
Net income (loss)    ..................     3,461     8,683
Less preferred stock dividends   ......        --        --
                                         --------   --------
Net income (loss) applicable to
 Common Stock  ........................  $  3,461   $ 8,683
                                         ========   ========

                                                                                                        Six Months Ended
                                                          Years Ended October 31,                          April 30,
                                        ------------------------------------------------------------   ------------------
                                          1992          1993         1994        1995       1996       1996       1997
                                        -----------   -----------   ----------   --------   --------   --------   -------
                                                            (in thousands, except per share figures)
Earnings (loss) per share:
Continuing operations    ............    $ (1.96)      $ (3.43)      $ (.47)     $  .01     $ 1.41     $  .30     $  .72
Loss on sale of discontinued
 operations  ........................      (1.01)        (1.36)          --          --         --         --         --
                                         -------       -------       ------      -------    -------    -------    -------
Income (loss) before
 extraordinary items  ...............      (2.97)        (4.79)        (.47)        .01       1.41        .30        .72
Extraordinary items   ...............        .07           .09           --          --         --         --         --
                                         -------       -------       ------      -------    -------    -------    -------
Earnings (loss) per share(1)   ......    $ (2.90)      $ (4.70)      $ (.47)     $  .01     $ 1.41     $  .30     $  .72
                                         =======       =======       ======      =======    =======    =======    =======
Average number of shares used
 to compute earnings per share             9,167        10,035       10,193      11,576     11,761     11,715     12,052
                                         =======       =======       ======      =======    =======    =======    =======


                                                                  October 31,                             April 30,
                                        ----------------------------------------------------------------  -----------
                                          1992        1993         1994           1995          1996        1997
                                        ----------  ----------  -------------  -------------  ----------  -----------
                                                                       (in thousands)
Consolidated Balance
 Sheet Data:
Cash and cash equivalents ............    $ 38,078    $ 10,113   $  10,320      $  11,207       $  6,837    $  1,538
Total assets  ........................     173,007     109,524      95,058         91,992        102,909     129,182
Total debt ...........................      63,781      53,926      47,637         46,803         48,764      52,896
Stockholders' equity (deficit)  ......      46,297         452      (3,654)        (1,749)        15,330      38,001

------------

(1) Additional historical earnings per share information -- The earnings
    (loss) per share figures presented above include the following amounts for reversal of tax accruals no longer required and/or recognition of net deferred tax assets from the reduction of the beginning of the year valuation allowance:




                                                   Per Share
        Period                                       Amount
        ------                                     ----------
        Year ended October 31, 1994  ............     $.49
        Year ended October 31, 1995  ............      .02
        Year ended October 31, 1996  ............      .40
        Six months ended April 30, 1997 .........      .09
        All other periods presented above  ......       --

                MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements and Consolidated Condensed Financial Statements and the notes thereto included elsewhere herein. All statements other than statements of historical facts included in the following discussion regarding the Company's financial position, business strategy and plans of management for future operations are forward-looking statements. Although the Company believes that expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. See "Risk Factors" and "Statement Regarding Prior Projections; Forward-Looking Statements" in this Prospectus Supplement and "Risk Factors" and "Forward-Looking Statements" in the accompanying Prospectus.


Results of Operations


Three and Six Months Ended April 30, 1997 Compared with Three and Six Months Ended April 30, 1996

     Net Sales of Products: Net sales of products increased by $4.8 million, or 31%, and $8.3 million, or 28%, for the three and six months ended April 30, 1997, respectively.




                           Three Months Ended April 30,         Six Months Ended April 30,
                         ---------------------------------   --------------------------------
                          1997        1996       % Incr.      1997        1996       % Incr.
                         ---------   ---------   ---------   ---------   ---------   --------
                                                (Dollars in thousands)
CooperVision    ......   $14,875     $12,158      22%        $27,107     $22,228      22%
CooperSurgical  ......     5,755       3,626      59          10,550       7,110      48
                         --------    --------                --------    --------
                         $20,630     $15,784      31%        $37,657     $29,338      28%
                         ========    ========                ========    ========

Net sales of CooperVision increased both domestically and in Canada. The primary contributors to the growth included increased sales of the Preference(R) spherical product line and the Preference Toric(TM) product line, which together grew by approximately 50% over the comparable six-month period. Sales of toric lenses to correct astigmatism, CooperVision's leading product group, grew 38% over the comparable six-month period and accounted for 52% of its sales, up from 46% last year. In March 1997, the Company acquired Natural Touch(R), a line of opaque, cosmetic contact lenses, which contributed over $700,000 of sales in the second quarter of fiscal 1997. See Note 4 of Notes to Consolidated Condensed Financial Statements included in this Prospectus Supplement. These increases were partially offset by anticipated decreases in sales of more mature product lines.

     At CooperSurgical, year-to-date net sales increased by 48%.
CooperSurgical's gynecology product lines grew by approximately 64%, primarily due to sales of products acquired in April 1996 (Unimar(R)) and April 1997 (Marlow). See Note 4 of Notes to Consolidated Condensed Financial Statements included in this Prospectus Supplement.

     Net Service Revenue: HGA's net service revenue for the six-month period of $24.4 million increased by 24% as revenue generated by Hampton Hospital has improved dramatically following a successful transition of the physician group begun late in the first quarter of fiscal 1996. Revenue continues to be pressured by the trend toward increased managed care, which results in decreased per diems and declines in average lengths of stay. Management is mitigating these pressures by increasing the number of admissions to its hospitals, improving its payor mix and expanding outpatient and other ancillary services. For the six-month period ended April 30, 1997, admissions are up 25%, and outpatient visits are up 47% over the same 1996 period. In April 1997, HGA opened the Midwest Center for Youth and Families, a 50-bed residential treatment facility in Kouts, Indiana, and set up a new management services division, which contracts to manage behavioral health programs.


                                          Three Months Ended April 30,       Six Months Ended April 30,
                                        --------------------------------   ------------------------------
                                                               % Incr.                           % Incr.
                                         1997       1996       (Decr.)     1997       1996       (Decr.)
                                        ---------   --------   ---------   --------   --------   --------
Licensed inpatient beds  ............      319*        269        19%         319        269        19
Inpatient admissions  ...............    1,641       1,412        16        3,095      2,474        25
Total inpatient days  ...............   18,832      16,552        14       35,277     30,347        16
Average length of stay (days)  ......     11.3        12.2        (7)        11.3       12.5       (10)
Total outpatient visits  ............   17,935      12,804        40       33,151     22,592        47

------------
*Midwest Center for Youth and Families opened in April 1997, adding 50 licensed inpatient beds.


     Cost of Products Sold: Gross profit (net sales of products less cost of products sold) as a percentage of net sales of products ("margin") was as follows:




                            Margin %                 Margin %
                          Three Months              Six Months
                              Ended                   Ended
                            April 30,               April 30,
                         ---------------          --------------
                         1997     1996            1997     1996
                         ------   ------          ------   -----
CooperVision .........   77%      76%             77%      76%
CooperSurgical  ......   53       52              53       51
Consolidated .........   70       71              70       70

CooperVision's margin increased due to efficiencies associated with higher production volumes. Also, CooperVision's product mix continues to improve, with increased sales of its toric contact lenses that generate higher margins.


     Margin improved at CooperSurgical primarily due to the successful implementation of cost reduction programs associated with the Unimar products acquired in April 1996.


     Cost of Services Provided: Cost of services provided represents all normal operating costs (other than financing costs and amortization of intangibles) incurred by HGA in generating net service revenue. The result of subtracting cost of services provided from net service revenue is a profit of $2.3 million, or 10%, and $0.5 million, or 3%, of net service revenue in the first six months of 1997 and 1996, respectively. The increase in profit is primarily attributable to a combination of improved revenue and cost controls.


     Selling, General and Administrative Expense: Selling, general and administrative ("SG&A") expenses by business unit and corporate were as follows:




                             Three Months Ended April 30,         Six Months Ended April 30,
                           ---------------------------------   --------------------------------
                                                   % Incr.                             % Incr.
                            1997        1996       (Decr.)      1997        1996       (Decr.)
                           ---------   ---------   ---------   ---------   ---------   --------
                                                  (Dollars in thousands)
CooperVision   .........     $ 5,533     $ 4,353       27%     $10,315     $ 8,516        21%
CooperSurgical .........       2,172       1,433       52        3,970       2,714        46
Corporate/Other   ......       1,389       1,799      (23)       2,755       3,114       (12)
                            --------    --------     ----      --------    --------     ----
                             $ 9,094     $ 7,585       20%     $17,040     $14,344        19%
                            ========    ========     ====      ========    ========     ====

SG&A expenses for the three- and six-month periods have increased 20% and 19%, respectively, largely as a result of (1) higher selling, promotion and distribution costs at CooperVision, which contributed to a 22% year-to-year increase in sales and (2) CooperSurgical SG&A expenses related to the

Unimar and Marlow acquisitions, which were primarily responsible for the year-to-year increase of 48% in CooperSurgical 1997 revenue over 1996. The decrease in Corporate/Other SG&A expenses is primarily the result of the consolidation of the executive headquarters.

     Income From Operations: As a result of the variances discussed above, income from operations improved by $2.2 million, or 54%, and $4.6 million, or 80%, for the three- and six-month periods, respectively. Income (loss) from operations by business unit and corporate was as follows:




                             Three Months Ended April 30,         Six Months Ended April 30,
                           ---------------------------------   --------------------------------
                            1997        1996       Incr.        1997        1996       Incr.
                           ---------   ---------   ---------   ---------   ---------   --------
                                                  (Dollars in thousands)
CooperVision   .........   $ 5,565     $ 4,651       $   914   $ 9,995     $ 7,880     $ 2,115
CooperSurgical .........       483         281           202       902         573         329
HGA   ..................     1,615         948           667     2,237         446       1,791
Corporate/Other   ......    (1,389)     (1,805)          416    (2,755)     (3,125)        370
                           -------     -------      --------   -------     -------     --------
                           $ 6,274     $ 4,075       $ 2,199   $10,379     $ 5,774     $ 4,605
                           =======     =======      ========   =======     =======     ========

     Interest Expense: The decrease in interest expense was primarily due to:
(1) reduced interest rates on the HGA term loan and the CooperVision line of credit, (2) reduced interest as a result of the redemption on April 9, 1997 of all $9,290,000 principal amount of the Company's 10 5/8% Convertible Subordinated Reset Debentures due 2005 (the "Debentures") and (3) reduced borrowing on the line of credit at CooperVision, partially offset by increased interest for certain bonds and promissory notes of the Company. See Notes 3 and 5 of Notes to Consolidated Condensed Financial Statements included in this Prospectus Supplement.


     Provision for Income Taxes: The 1997 provision for federal and state taxes for the first six months of $200,000 was offset by a reversal of $215,000 of tax accruals no longer required, and the recognition of an additional income tax benefit of $830,000 from reducing the valuation allowance against the net deferred tax assets, based on Management's belief that the Company's future results will continue to compare favorably with those of the prior year. The Company recorded no deferred tax benefit prior to the fourth quarter of its 1996 fiscal year. The provision for the first six months of fiscal 1996 was for federal and state taxes.


Comparison of Each of the Fiscal Years in the Three-Year Period Ended October 31, 1996

     Net Sales of Products: The following table summarizes the increases and decreases in net sales of products of the Company's CooperVision and CooperSurgical business units over the three-year period. Sales generated by the Company's CooperVision Pharmaceuticals ("CVP") unit were zero in 1996, $16,000 in 1995 and $394,000 in 1994.




                                       Increase (Decrease)
                           1996 vs. 1995               1995 vs. 1994
                         ----------------             ---------------
                                     (Dollars in thousands)
CooperVision .........   $6,436     15%               $4,663     12%
                         ======     ====              ======     ====
CooperSurgical  ......   $4,402     34%               $  (23)    N/M
                         ======     ====              ======     ====

Consolidated net sales of products grew 20% in 1996 and 8% in 1995.


     1996 vs. 1995: Net sales of CooperVision grew by 15%. The primary contributors to the growth were increased sales of the Preference(R) spherical and Preference Toric(TM) product lines, which together grew approximately 70%. Sales of toric lenses to correct astigmatism, Cooper-Vision's leading product group, grew by 35% year to year and by the end of fiscal 1996 accounted for approximately one-half of its sales. The Company expects this trend to continue and considers itself to be well positioned to compete successfully in specialty niches of the contact lens market, particularly with its Preference(R) line of planned replacement lenses and its line of custom toric lenses. CooperVision recently announced plans to double the capacity of its Scottsville, New York, facility where Preference Toric(TM) lenses are manufactured. These increases were partially offset by anticipated decreases in sales of more mature product lines.

   Net sales of CooperSurgical increased 34%. Its gynecology product line grew by approximately 50%, primarily due to sales of Unimar and Blairden products which were acquired in April 1996 and June 1995, respectively. The effect of increased sales of gynecology products was partially offset by reduced sales of nonstrategic or nongynecologic products. CooperSurgical's sales mix continued to shift toward its gynecology product line, which accounted by the end of fiscal 1996 for approximately 90% of its sales.

   1995 vs. 1994: The primary contributors to CooperVision's growth in 1995 were increased sales of the Preference(R) spherical product line and the Hydrasoft(R) toric and Preference Toric(TM) product lines (the latter of which was launched in the fourth quarter of fiscal 1994). Sales of CooperVision's toric lenses in the United States grew by approximately 50% in 1995. Toric and other specialty lenses accounted for approximately two-thirds of CooperVision's total sales in 1995. The 1995 increases were partially offset by anticipated decreases in sales of more mature product lines. CooperVision's sales mix shifted toward daily wear, planned replacement and other specialty products and away from extended wear products.

   Net sales of CooperSurgical products were essentially flat in 1995 as compared to 1994. Nearly 75% of CooperSurgical's net sales in 1995 related to womens' healthcare products, as the unit continued to direct its sales efforts toward the gynecology market to take advantage of the lower cost to service a highly focused market niche.

   Net Service Revenue: Net service revenue consists of the following:




                                  1996        1995       1994
                                 ---------   ---------   --------
                                          (In thousands)
   Net patient revenue  ......   $43,013     $40,643     $42,611
   Management Fees   .........        --       1,151       2,000
                                 --------    --------    --------
                                 $43,013     $41,794     $44,611
                                 ========    ========    ========

     Net Patient Revenue: Net patient revenue by major providers was as follows:




                              1996                    1995                    1994
                      ---------------------   ---------------------   --------------------
                                             (Dollars in thousands)
                      Amount      % Total     Amount      % Total     Amount      % Total
                      ---------   ---------   ---------   ---------   ---------   --------
Commercial   ......   $ 3,989          9%     $ 5,055         13%     $ 9,170        21%
Medicare  .........    13,034         30       11,767         29        9,225        22
Medicaid  .........     9,884         23        8,566         21        7,254        17
Blue Cross   ......     3,617          9        4,015         10        4,729        11
HMOs   ............     8,896         21        8,714         21        7,722        18
Other  ............     3,593          8        2,526          6        4,511        11
                      --------      ----      --------      ----      --------     ----
                      $43,013        100%     $40,643        100%     $42,611       100%
                      ========      ====      ========      ====      ========     ====

Net patient revenue grew 6% to $43 million in fiscal 1996. In each of the last three quarters of 1996, following the transition of the physician group at Hampton Hospital, HGA's revenue showed improving growth rates compared with the comparable quarter in 1995. Increased patient visits to outpatient and day treatment programs have helped offset pressure on revenue resulting from declining average length of stay. Outpatient revenue increased to approximately 12% of net patient revenue in 1996 from approximately 9% in 1995, and approximately 5% in 1994.


     Net patient revenue decreased by $2.0 million or 5% in 1995. Revenue was pressured by the industry trend toward increased managed care, which resulted in decreased daily rates and declines in average lengths of stay. Management is endeavoring to mitigate those pressures by increasing the number of admissions to its hospitals and by providing outpatient and other ancillary services. In addition, management estimates that the dispute with the Hampton Medical Group, P.A. ("HMG"), which was settled in 1995, reduced revenue during 1995 at Hampton Hospital by approximately $2 million compared with 1994.


     Management Fees: On May 29, 1992, PSG Management, Inc. ("PSG Management"), a subsidiary of the Company, entered into a three-year management agreement with Progressions Health Systems, Inc. ("Progressions"), under which PSG Management managed three hospitals owned by Progressions, having a total of 220 licensed beds. PSG Management received a management fee of $166,667 per month under the agreement, which expired by its terms in May 1995.

     Cost of Products Sold: Gross profit (net sales of products less cost of products sold) as a percentage of net sales of products ("margin") was as follows:




                                  Margin
                         ------------------------
                         1996     1995      1994
                         ------   -------   -----
CooperVision .........   77%      73%       71%
CooperSurgical  ......   51       52        48
Consolidated .........   70       68        65

     CooperVision's margin has increased from 1994 through 1996 due to efficiencies associated with higher production levels, as well as a favorable product mix, reflecting the growth in sales of toric contact lenses, which have higher margins. CooperSurgical's 1996 margin decreased compared to 1995 due to the acquisition of Unimar products, which have slightly lower margins as compared to the Company's previous year's product mix. Cost reductions are underway, which management anticipates will improve future Unimar product line margins. CooperSurgical's 1995 margin increased compared to 1994 due to a favorable product mix in the United States. Internationally, a margin increase was primarily due to cost reductions accomplished within the LEEP product line. Also, 1994 CooperSurgical margins were impacted by a $200,000 write-down of endoscopy inventory, which reduced margins by 2%.

     Cost of Services Provided: Cost of services provided represents all normal operating costs (other than financing costs and amortization of intangibles) incurred by HGA in generating net service revenue. The results of subtracting cost of services provided from net service revenue is an operating profit of $2.8 million or 6% of net service revenue in 1996, $1.3 million or 3% of net service revenue in 1995 and $3.6 million or 8% of net service revenue in 1994. The 1996 increased percentage of operating profits as compared to 1995 is attributable to increased revenue, as described above, while cost of services were about the same as 1995. The decreased percentage of operating profits in 1995 compared with 1994 was primarily attributable to lower revenue as described above, partially offset by lower cost of services.

     Research and Development Expense: Research and development expense was $1.2 million or 2% of net sales of products in 1996 compared to $2.9 million or 5% in 1995 and $4.4 million or 9% in 1994.

     The decreases in 1996 and 1995 are primarily attributable to the Company's decision to discontinue development of its calcium channel blocker compound. This project accounted for 43% and 63% of consolidated research and development expense in 1995 and 1994, respectively. A 1996 versus 1995 decrease of $418,000 in CooperSurgical research and development reflected primarily the May 1995 discontinuance of the development of Innerdyne Inc.'s thermal endometrial ablation technology, begun in 1994, and on which CooperSurgical had spent approximately $600,000 by mid 1995.

     The Company currently anticipates that the level of spending on research and development has stabilized. The Company is focusing on acquiring products which will be marketable immediately or in the short-term, rather than on funding longer-term, higher risk research and development projects.

     Selling, General and Administrative Expense: The Company's SG&A by business unit and corporate was as follows:




                           1996           1995          1994
                          ---------   ---------------   --------
                                      (In thousands)
CooperVision  .........   $17,281         $15,949       $13,621
CooperSurgical   ......     6,243           5,520         6,125
Corporate/Other  ......     6,193           4,357        11,281
                          --------        --------      --------
                          $29,717         $25,826       $31,027
                          ========        ========      ========

     The increase in 1996 versus 1995 Corporate/Other SG&A is primarily due to the $1.3 million credits reflected in 1995 SG&A as noted below. The 61% decrease in 1995 vs. 1994 Corporate/Other SG&A reflects the resolution of various legal matters, a reduction in the level of corporate staffing, a credit of $648,000 for the recovery of the Company's claim against the Cooper Laboratories, Inc. Liquidating Trust, representing the recovery of previously rendered administrative services, the reversal of a $649,000 receivable reserve and certain other accruals no longer required and a significant reduction in the cost of the Company's Directors and Officers insurance.


     SG&A for CooperVision increased by 8% and 17% in 1996 vs. 1995 and 1995 vs. 1994, respectively. The increase in 1996 vs. 1995 relates to increased sales, and the increase in 1995 vs. 1994 was due primarily to costs associated with the successful launch of the Preference Toric(TM) line of contact lenses and the cost of programs associated with the launch of additional new products. As a percentage of sales, CooperVision's SG&A was 35% in 1996, 38% in 1995 and 36% in 1994.


     The 1996 increase in CooperSurgical SG&A resulted primarily from the acquisition of Unimar, Inc. See Note 2 in Notes to Consolidated Financial Statements included in this Prospectus Supplement The 1995 decrease at CooperSurgical reflects savings generated by the consolidation of CooperSurgical facilities with attendant efficiencies.


     Costs Associated With Restructuring Operations: In 1995, the Company recorded $1.5 million of restructuring costs to provide for costs primarily associated with the closure of facilities in the Company's CVP, CooperSurgical and corporate operations and downsizing HGA headquarters. See Note 5 of Notes to Consolidated Financial Statements included in this Prospectus Supplement.


     Amortization of Intangibles: Amortization of intangibles was $1.2 million in 1996, $859,000 in 1995 and $843,000 in 1994. In 1996, the Company
accelerated $246,000 of amortization for a use patent as a result of its decision to discontinue the development and outlicensing of its calcium channel blocker compound. The Company stopped funding this project in 1995. The balance of the changes in each year reflect acquisition activity during the three-year period. See Note 2 of Notes to Consolidated Financial Statements included in this Prospectus Supplement.


     Income From Operations: As a result of the variances discussed above, income from operations has improved by $16.4 million over the three-year period. Income from operations by business unit and Corporate/Other was as follows:




                           1996            1995            1994
                        ----------   ---------------   ------------
                                       (In thousands)
CooperVision  .........  $ 19,065        $ 13,959         $ 11,963
CooperSurgical   ......     1,667            (425)            (932)
HGA  ..................     2,573             878            3,321
Corporate/Other  ......    (6,462)         (6,404)         (13,929)
                          --------       --------         --------
                         $ 16,843        $  8,008         $    423
                          ========       ========         ========

     Settlement of Disputes, Net: In fiscal 1996, the Company recorded a credit to income of $223,000 related to the agreement which settled cross claims between HGA and Progressions related to purchase price adjustments (which were credited to goodwill) and other disputes. Pursuant to this agreement, HGA received $447,000 in fiscal 1996 of which $223,000 has been credited to settlement of disputes.

     In 1995, the Company recorded a charge of $5.6 million for the settlement of the HMG dispute. This charge was partially offset by net credits to income of $2.0 million, which primarily represented cash received by the Company in connection with the settlement of other litigation matters.

   In 1994, the Company recorded the following items related to settlement of disputes:


      A credit of $850,000 following receipt of funds by the Company to settle certain of the Company's claims associated with a real estate transaction.

      A charge of $5.8 million which represented the Company's estimate of costs required to settle certain disputes and other litigation matters, including $3.5 million associated with the Company's criminal conviction and the related SEC enforcement action against the Company.

     See Note 4 of Notes to Consolidated Financial Statements included in this Prospectus Supplement.

     Investment Income (Loss), Net: Investment income (loss), net includes interest income of $250,000, $394,000 and $377,000 in 1996, 1995 and 1994,
respectively. The decrease in interest income in 1996 reflects lower investment balances primarily as a result of the Company's use of cash for the acquisition of Unimar, Inc. in April 1996. See Note 2 of Notes to Consolidated Financial Statements included in this Prospectus Supplement. Also included in investment income, net for 1994 is a $530,000 loss on the sale of marketable securities.


     Interest Expense: Interest expense was $5.3 million in 1996, $4.7 million in 1995 and $4.5 million in 1994. The increase in interest expense for 1996 over 1995 is primarily related to the interest on $4,000,000 principal amount of notes issued in April 1996 in connection with the acquisition of Unimar, Inc. bearing interest at a rate of 12% per annum (see Note 8 of Notes to Consolidated Financial Statements included in this Prospectus Supplement) and accreted interest in 1996 related to the settlement of the HMG dispute. The increase in interest expense in 1995 was primarily a result of the increased borrowing related to a line of credit, partially offset by reduced interest expense due to an exchange offer and consent solicitation which occurred in the first quarter of fiscal 1994.


     Provision for (Benefit of) Income Taxes: Details with regard to the Company's provision for (benefit of) income taxes for each of the years in the three-year period ended October 31, 1996 are set forth in Note 7 of Notes to Consolidated Financial Statements included in this Prospectus Supplement. The 1996 provision for federal and state taxes of $275,000 was offset by a reversal of $615,000 of tax accruals no longer required and the recognition of an income tax benefit of $4.1 million from reducing the valuation allowance against net deferred tax assets. The 1995 provision for state income and franchise taxes of $315,000 was partially offset by a reversal of $200,000 of tax accruals no longer required. The 1994 provision for state income and franchise taxes of $400,000 was offset by a reversal of $5.0 million of tax accruals no longer required following the successful resolution of certain tax issues.


Capital Resources and Liquidity


     The Company's financial condition continues to strengthen in each of the Company's business segments. On a consolidated basis, revenue improved by $13 million, or 27%, and operating income improved by $4.6 million, or 80%, in the first six months of 1997 over the same period in 1996. The Company generated $2.5 million of cash flow from operating activities in the second quarter of 1997. The 1997 six month cash flow from operating activities was $0.3 million, a $7.7 million improvement over the $7.4 million of negative operating cash flow experienced for the same period in 1996.

     The primary uses of cash for operating activities in the first six months of 1997 included payments of $2.2 million associated with settlements of certain disputes and payments totaling $2.0 million to fund fiscal 1996 entitlements under the Company's annual bonus plans. Cash disbursements for 1996 operating activities for the same period included payments of $4.4 million associated with settlements of certain disputes and payments totaling $2.0 million to fund fiscal 1995 entitlements under the Company's annual bonus plans. Primary uses of cash for investing activities for the six months ended April 30, 1997 included purchases of property, plant and equipment of $4.1 million, of which approximately $0.9 million relates to CooperVision's expansion of the Scottsville, New York, plant, and approximately $1.7 million relates to the construction of the Midwest Center for Youth and Families, a residential treatment center that HGA opened in April 1997. Investing activities also included cash paid for acquisitions of $3.0 million for Natural Touch(R), a line of opaque contact lenses from Wesley-Jessen, and $4.1 million for Marlow Surgical Technologies, Inc., a gynecology products company, investments in escrow funds of $2.9 million and other investment activities of $0.4 million. Financing activities related primarily to a $1.3 million draw down on the Company's line of credit, $5.0 million Cooper Life Sciences term loan and $3.0 million industrial development note, all of which were primarily used to support investing activities. The Company plans to maximize the value of the line of credit by maintaining an outstanding amount until it is refinanced.

     On April 9, 1997, the Company redeemed or converted into Common Stock all $9.3 million principal amount of its Debentures. The Company expects that the redemption or conversion will not be dilutive to 1997 earnings. See Note 3 of Notes to Consolidated Condensed Financial Statements included in this Prospectus Supplement for a further discussion of the redemption. The Company currently anticipates that operating cash flows of its existing businesses will be positive for the balance of fiscal 1997.

     On May 30, 1997, the Company entered into the Refinancing Commitment with KeyBank, pursuant to which KeyBank committed to provide (through a syndicate of lenders) the Company with the Refinancing. See "Recent Developments--Refinancing of Indebtedness." Borrowings under the Refinancing would be secured by substantially all of the assets of the Company and its wholly-owned subsidiaries. The Company anticipates a closing of the Refinancing during its fourth fiscal quarter of 1997. Consummation of the Refinancing is subject to a number of conditions, and there can be no assurance that the Refinancing will occur. Assuming that the Refinancing occurs after the consummation of the Offering, the Refinancing may be used to repay other outstanding indebtedness (to the extent not repaid with the proceeds of the Offering), to fund acquisitions and for general corporate purposes.

     The Company is evaluating acquisition opportunities which, if consummated, would be funded by a combination of cash then on hand and/or other financing vehicles. In addition to the Offering, the Company may elect to raise additional funds through one or more additional issuances of Common Stock, the proceeds of which may be used to reduce outstanding indebtedness, to fund acquisitions or for general corporate purposes.

     Inflation and Changing Prices. Inflation has had little effect on the Company's operations in the last three years.


Impact of Statements of Financial Accounting Standards Issued But Not Adopted

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 applies to all transactions in which an entity acquires goods or services by issuing equity instruments such as common stock, except for employee stock ownership plans. SFAS No. 123 establishes a new method of accounting for stock-based compensation arrangements with employees which is fair value based. The statement encourages (but does not require) employers to adopt the new method in place of the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Companies may continue to apply the accounting provisions of APB No. 25 in determining net income, however, they must apply the disclosure requirements of SFAS No. 123. Companies that adopt the fair value based method of SFAS No. 123 would typically incur a higher compensation cost for fixed stock option plans and a different compensation cost for contingent or variable stock option plans. The recognition provisions and disclosure requirements of SFAS No. 123 are effective for fiscal years beginning after December 15, 1995. The Company will adopt the disclosure requirements in its 1997 fiscal year. Such adoption will have no impact on reported results.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), which will be effective for financial statements for periods ending after December 15, 1997, including interim periods, and established standards for computing and presenting earnings per share. Earlier application is not permitted. Beginning with its unaudited consolidated condensed financial statements for the first quarter of fiscal 1998, the Company will make the required disclosures of basic and diluted earnings per share and provide a reconciliation of the numerator and denominator of its basic and diluted earnings per share computations. All prior period earnings per share data will be restated by the Company upon adoption of SFAS 128.

     The Company expects that basic earnings per share figures to be reported under SFAS 128 will be somewhat higher than the figures historically reported, due to the removal of common stock equivalents from the calculation of average shares and that diluted earnings per share will not differ materially from historically reported figures.

                                   BUSINESS

     The Cooper Companies, Inc. is a rapidly growing specialty healthcare company focused on serving selected niche areas with its products and services. The Company operates through its primary subsidiaries:

   o CooperVision, which develops, manufactures and markets a wide range of specialty contact lenses, with particular emphasis on soft toric contact lenses to correct astigmatism;

   o CooperSurgical, which develops, manufactures and markets proprietary diagnostic and surgical instruments, equipment, accessories and devices for the physician's office, the surgicenter and the hospital that are targeted to the gynecological segment of the women's healthcare market; and

   o HGA, which owns and operates three psychiatric hospitals, in addition to satellite facilities, that provide inpatient, outpatient and other ancillary treatment primarily for children, adolescents and geriatric patients.

     The Company's objective is to increase the revenue and operating income of each of its business units through strategies that combine internal growth, selective acquisitions (some of which may be material) and penetration of new geographic markets. Management believes the Company's $234 million of NOLs provides a significant competitive advantage in the execution of this strategy. See "--Tax Benefits from Net Operating Losses."

     The Company is a Delaware corporation organized in 1980, and its principal offices are located at 6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588. The Company employs approximately 1,200 people in the United States and Canada.


CooperVision

     General. CooperVision develops, manufactures and markets specialty contact lenses. CooperVision's particular emphasis is on the high-growth, high-margin soft toric contact lens segment. Toric contact lenses provide visual correction for astigmatism--blurred vision caused by an irregularly shaped cornea. CooperVision's three toric lens brands accounted for more than 50% of its sales during the first six months of fiscal 1997.

     In addition to toric lenses, CooperVision manufactures and markets more than a dozen specialty and premium soft contact lens brands in the spherical lens category. These include premium lenses for people who rapidly accumulate protein on their lenses and a line of "opaque" lenses that change or enhance the appearance of the wearer's natural eye color. In the non-specialty spherical category, CooperVision markets a range of conventional spherical lenses. CooperVision markets its lens products primarily to eyecare practitioners, who demand premium-quality products to ensure the optimum ocular health and vision of their patients.

     Although more than 95% of CooperVision's revenue for the first six months of fiscal 1997 derived from sales in the United States and Canada, CooperVision also markets its contact lenses in more than 40 other countries and is continuing to expand its international business through increased distribution and licensing agreements. See "--Growth Strategies--Expand in International Markets."

     The following table sets forth certain of the brand names under which CooperVision's contact lenses are sold and the market segments they are intended to serve:


                       CooperVision Contact Lens Products

Type of Lens                                   Speciality                               Premium Sphere              Other
---------------  -------------------------------------------------------------------- ---------------------  ---------------------
                        Toric                 Opaque                  Sphere
                 ----------------------  ------------------  ------------------------
Conventional:    Cooper Toric(TM)        Natural Touch(R)    Permalens(R) Aphakic      Vantage(R)             Cooper Clear(TM)
                                                             Permalens(R) Therapeutic  Permaflex(R) UV        Cooper HT
                                                             Vantage(R) Accent         Hydrasoft(R) Sphere    Permalens(R) XL
                                                             Permalens(R) Plus                                CV43
                                                             Gordon RGP                                       Permaflex(R) Natural
Planned                                                                                                       Cooper Thin(R)
Replacement:     Preference Toric(TM)
Custom:          Hydrasoft(R) Toric                                                    Preference(R)
                 CV55(TM)                                                              Hydrasoft(R) Sphere*
                 Cooper Custom
                  Toric(TM)


--------------------------------------------------------------------------------
 DEFINITIONS:
 Conventional Lenses: Designed to be replaced after 12 to 24 months
 Planned Replacement Lenses: Designed to be replaced every one to three months Custom Lenses: For patients with severe astigmatism and special vision needs Specialty Lenses: Meeting unusual visual requirements such as astigmatism or for ophthalmic disorders other than visual defects
 Premium Lenses: Offering value added features such as deposit resistance or UV protection
 Other: Used for common vision correction and offering no additional features

Market Overview. The Company believes that worldwide sales of contact lenses totaled approximately $2 billion (at the manufacturers' price level) in 1996. The United States market for contact lenses represents approximately 50% of the total worldwide market, and the Company believes sales (at the manufacturers' level) in the overall United States market for contact lenses are expected to grow at approximately 8% per year through the year 2000. The industry is divided into the soft lens portion, which represents approximately 90% of United States wearers, and the hard lens portion (primarily rigid gas permeable), which represents approximately 10%. Within the soft contact lens market, there are three principal replacement regimens: conventional, requiring periodic cleaning throughout the life of the lens and replacement after 12 to 24 months; planned replacement, designed to be replaced every one to three months; and disposable, changed as often as daily and up to every two weeks, depending upon the product. Disposable and planned replacement lenses are gradually replacing conventional lenses in North America, where changing lenses on a more frequent basis is viewed as improving comfort, convenience and health of the eye for many wearers. The Company believes there is a greater trend toward planned replacement lenses than to disposable lenses because, while providing equivalent convenience, planned replacement lenses feature a generally lower annual cost and enable practitioners to better retain their patient base.


     In addition to segmentation by replacement regimen, the soft contact lens market can be divided into the non-specialty spherical lens segment and the specialty lens segment. Sales of non-specialty spherical lenses that do not provide the value-added features required by patients with special visual needs represent approximately 67% of the United States soft contact lens market. The remaining 33% is represented by sales of specialty lenses, including toric lenses to correct astigmatism, opaque lenses, which change or enhance the appearance of the wearer's natural eye color, enhancement tint lenses that enhance the wearer's natural eye color, and premium lenses that offer protein deposit resistance, improved visual acuity, ultraviolet light protection or enhanced comfort for dry eyes.

     The Company believes that, compared to sales in the overall contact lens market, sales of specialty lenses generally are growing more rapidly and generate higher gross margins. While CooperVision manufactures and markets both specialty and non-specialty lenses, specialty lenses accounted for approximately 70% of its sales during the first six months of fiscal 1997. CooperVision's particular emphasis has been on soft toric contact lenses, which accounted for more than 50% of its sales for the first six months of fiscal 1997. CooperVision also markets opaque lenses and premium spherical lenses for people requiring extreme visual correction or who rapidly accumulate protein on their lenses.

     The soft toric contact lens market is a high growth, specialized niche, accounting for approximately 15% of total United States contact lens sales. The soft toric market is currently estimated at approximately $170 million of annual sales in North America (at the manufacturers' price level), and the Company believes such market is approximately $100 million outside of North America. Although 45% of the United States population requiring vision correction has some degree of astigmatism, only approximately 6% of that population currently wears toric lenses. This is because until recently, due to the lack of a high quality, easy-to-fit soft toric contact lens, many patients who required toric lenses were often advised that they were not good candidates for soft contact lenses. In addition, many patients "dropped out" of the contact lens market, including astigmatic patients who dropped out due to the poor performance of their lenses. The underserved astigmatic patient base is now being introduced or reintroduced to contact lens wear due to technological advancements that have resulted in the availability of easy-to-fit soft toric lenses in a wide variety of lens parameters. In addition, the potential attractiveness of refractive surgery, including laser treatment, has encouraged many contact lens "dropouts" to return to their eyecare practitioner's office, where astigmatic patients often are fitted with soft toric lenses rather than electing non-reversible laser surgery. Practitioners who specify lenses for their astigmatic patients increasingly prescribe soft toric lenses as a way to differentiate their practices and better retain their patient base. For these reasons, the Company believes that the toric lens segment will continue to grow.

     The United States market for planned replacement toric lenses is currently estimated by the Company at $60 to $65 million of annual sales (at the manufacturers' price level), and the Company believes such sales are growing by more than 50% annually in the United States. Sales during the first six months of fiscal 1997 of CooperVision's planned replacement toric lens, Preference Toric(TM), which was introduced in late 1994, grew approximately 70% compared with sales during the first six months of fiscal 1996.

     The United States market for custom toric lenses, the segment for those with severe astigmatism and special vision needs, is currently estimated by the Company at $30 to $35 million of annual sales (at the manufacturers' price level) and the Company believes such sales are growing at an estimated annual rate of approximately 10-15% in the United States. Sales during the first six months of fiscal 1997 of CooperVision's custom toric lens, Hydrasoft(R) Toric, grew approximately 18% compared with sales during the first six months of fiscal 1996.

     The remaining portion of the United States toric lens market, which is represented by sales of conventional toric lenses, is currently estimated by the Company at $60 to $65 million of annual sales (at the manufacturers' price level), which the Company believes is declining at approximately 10% per year.

     Competitive Strengths. The Company believes that CooperVision has the following competitive strengths:

     Manufacturing Technology and Lens Design. Historically, toric lenses were difficult to fit due to poor lens designs that did not adequately address the critical need for rotational stability on the eye. The Company believes that CooperVision is able to capitalize on its 15 years of toric lens design and manufacturing technology experience to produce lenses that provide outstanding stability and lens reproducibility. CooperVision utilizes two manufacturing techniques in the production of its lenses. The first manufacturing technique, using proprietary FIPS(TM) technology, which combines low-cost cast molding and precision lathing, allows for a balance of low-cost production and wide prescription range coverage. This enables CooperVision to market its planned replacement toric lenses in over 13,000 prescriptive powers, more than three times as many as its competition. CooperVision applies the second manufacturing technique to its line of custom toric lenses, which are fully lathed to provide CooperVision with a sufficient number of lens parameters to accommodate more than 13 million possible prescriptive powers. Both manufacturing techniques provide excellent lens reproducibility, virtually assuring that replacement lenses will fit as well as the original.

     Customer Loyalty. The specialty contact lens industry is characterized by high brand loyalty. The Company believes that wearers and eyecare practitioners resist switching brands once a particular brand of specialty lens is prescribed and fitted successfully. The Company believes that CooperVision has been able to capitalize on this brand loyalty, particularly in the toric lens market, where patients are often difficult to fit. CooperVision's extensive range of possible lens prescriptions enables it to provide superior performance and comfort. Once difficult-to-fit patients and their eyecare practitioners have found the CooperVision toric lenses that provide the right fit, they are unlikely to switch brands, thereby generating recurring sales for CooperVision. The Company also believes that it generates brand loyalty throughout its product lines through a reputation for premium quality. CooperVision markets its lenses to eyecare practitioners, who demand such quality products to ensure the optimum ocular health and vision of their patients.

     Customer Service. CooperVision employs a highly experienced, commission-based direct sales staff. The Company believes CooperVision's incentive compensation structure creates the level of dedication and motivation necessary to promote CooperVision's products. CooperVision's order entry system links its New York and California customer service centers to ensure efficient ordering and to provide a backup system to maintain a high level of continuous service. The Company believes CooperVision offers unsurpassed customer service.

     High Quality Materials. CooperVision uses advanced, clinically proven materials in the manufacture of its lenses. Many of CooperVision's contact lenses are manufactured from tetrafilcon A, a polymer highly resistant to naturally occurring deposits that can distort vision and cause interior lid inflammation. CooperVision has documented the excellent protein deposit resistant nature of tetrafilcon A in two published clinical studies involving over 600 patients. Tetrafilcon A also is highly durable and tear resistant.

     Growth Strategy. CooperVision's objective is to become the global leader in the specialty soft contact lens market. CooperVision intends to build on its significant role in the high-margin toric and spherical specialty lens segments through the following strategy:

     Concentrate on Specialty Lens Segments. CooperVision intends to continue its concentration on the high-growth, high-margin toric contact lens segment. The Company believes the North American market for toric contact lenses, currently estimated at $170 million of annual sales (at the manufacturers' price level), will grow by at least 15% annually, with a higher growth rate for markets outside of North America. CooperVision will also seek continued expansion of its market position in the opaque contact lens segment and the premium spherical lens segment for those patients requiring extreme visual correction or who rapidly accumulate protein on their lenses. In these specialty markets, the Company believes CooperVision will be able to capitalize on its reputation for high quality products and superior manufacturing technology.

     Increase Market Share. CooperVision intends to enter new market sub-segments by developing new toric and spherical lens products. CooperVision also intends to strengthen its position in current markets through extending the ocular powers of certain existing product lines, thereby allowing practitioners to prescribe them to more patients. During the first six months of fiscal 1997, approximately 40% of CooperVision's sales derived from products that were internally developed within the past five years. In addition, CooperVision has entered into a marketing alliance with a leading eyecare equipment manufacturer, which will provide for cross-promotion of products. CooperVision is also seeking (i) to emphasize its relationships with distributors who employ their own sales forces and will independently promote CooperVision's more profitable specialty lenses and (ii) to de-emphasize its relationships with distributors who do not take an active role in initiating sales.

     Focus on Acquisitions. During the first six months of fiscal 1997, approximately 30% of the Company's sales derived from products that were acquired in the past five years. CooperVision has increased sales of these products, and its market share, through strategic expansion into new commercial and managed care channels. CooperVision's most recent acquisition of the Natural Touch(R) line of opaque lenses acquired from Wesley Jessen, provided entry into a new specialty lens segment and also better positioned CooperVision to increase sales of its toric lenses to the optical chain market segment. CooperVision will continue to seek appropriate acquisitions, alliances and joint ventures to grow substantially its specialty contact lens business.


     Expand in International Markets. Although more than 95% of CooperVision's revenue for the first six months of fiscal 1997 derived from sales in the United States and Canada, CooperVision also markets its contact lenses in more than 40 other countries. CooperVision, which following a 1989 divestiture of its non-North American contact lens business was subject to a long term non-competition agreement, is seeking to aggressively reestablish its international presence, primarily through alliances with strong regional optical distributors. In January 1997, CooperVision entered into an agreement with Rohto, a leading manufacturer of contact lens care products and the largest supplier in Japan of non-prescription ophthalmic products, to market CooperVision lenses in Japan and other Pacific Rim countries. Marketing is expected to begin, following regulatory approval, in approximately two years. With more than 8 million contact lens wearers, Japan has the second highest number of contact lens wearers in the world. The Company also plans to expand its presence in the European market through acquisitions and joint ventures, as well as by continuing to rely on distributor relationships. See "Risk Factors--Governmental Regulation and Policies--Healthcare Products."


     Products. CooperVision lenses are designed and marketed specifically for conventional and planned replacement wear. CooperVision is the only manufacturer to offer eyecare practitioners all three types of toric lenses:
(i) a custom-prescription conventional lens, Hydrasoft(R) Toric, (ii) a planned replacement lens, Preference Toric(TM), and (iii) a common-prescription conventional lens, Cooper Toric(TM). This allows practitioners to fit all types of astigmatic patients more quickly and effectively.


     Hydrasoft(R) Toric custom toric lenses were developed in 1984 by CoastVision, which CooperVision acquired in 1993. The Company believes this brand has retained its reputation as the easiest fitting and most successful custom toric lens on the market.


     CooperVision launched Preference Toric(TM), a quarterly planned replacement lens, in 1994. Preference Toric(TM) lenses are worn by those with more common astigmatic prescriptions that do not require a custom prescription lens. Preference Toric(TM) offers more than three times as many prescriptive powers as its competition, and the Company believes that Preference Toric(TM) offers excellent reproducibility, all-day comfort and visual acuity in a planned replacement toric lens.


     The Cooper Toric(TM) lens is targeted for conventional wear and offers the benefits of deposit resistance provided by the tetrafilcon A material.


     The Preference(R) lens is CooperVision's premium planned replacement spherical product. This lens combines the benefits of the tetrafilcon A material with quarterly replacement. This provides patients with benefits such as convenience, low annual cost and excellent visual acuity. Practitioners benefit from increased product differentiation and improved profitability.


     CooperVision also markets the Natural Touch(R) line of opaque contact lenses, acquired from Wesley Jessen in March 1997. Natural Touch(R) lenses are sold in the United States to customers who want to change or enhance the appearance of their natural eye color.


     CooperVision's other major spherical brand name lenses include Hydrasoft(R) Sphere, Vantage(R), Permaflex(R), Permalens(R) and Cooper Clear(TM). These lenses contain varying amounts of water and different degrees of oxygen permeability and come in different designs, parameters, diameters, base curves and lens edges, providing practitioners with a wide variety of lens offerings.

     Sales and Marketing. CooperVision employs a commission-based direct sales staff of approximately 60 persons in North America having above-average industry experience, to market its lens products primarily to eyecare practitioners. The Company believes CooperVision's incentive compensation structure creates a level of dedication and motivation necessary to promote its products. CooperVision's 35 customer service representatives and technical consultants, who average approximately five years of experience in the industry, handle over 4,000 practitioner calls per day. This level of experience allows the direct sales staff and the customer service representatives to communicate more effectively with the private eyecare practitioners--the majority of CooperVision's customer base. These private eyecare practitioners, who specify the lenses for their patients, are either ophthalmologists (medical doctors who specialize in eyecare) or optometrists (state-licensed eyecare specialists who hold a Doctor of Optometry degree). They may be in solo or group practice, corporate optometry practice within a chain of optical stores, managed care clinics or affiliated with independent opticians licensed to dispense eyewear.


     Although the contact lens market in the United States has been minimally affected by recent managed care initiatives, many eyecare practitioners are now finding it necessary to join managed care panels to retain their patient base. CooperVision established its CooperCare division in 1996 to serve the managed care market. CooperCare markets distinct lens brands labeled for managed care organizations.


     CooperVision has established a marketing alliance with Humphrey Instruments ("Humphrey"), a leading equipment manufacturer and a division of Carl Zeiss Inc., a world leader in ophthalmic diagnostic instrumentation. Humphrey offers a broad line of diagnostic equipment for the eyecare practitioner's office, including instruments used to measure the parameters of the eye that determine the correct contact lens prescription. The Company believes that as managed care organizations expand and as optometrists increasingly co-manage cataract and refractive surgery requiring state-of-the-art corneal topographic equipment, this alliance will provide significant cross-promotional opportunities.


     CooperVision also has an Internet website (www.coopervision.com) that informs patients and overseas distributors about its products and provides practitioners and managed care organizations with information about the fiscal benefits of selling specialty-branded lens products.


     Manufacturing. CooperVision manufactures its lenses in three facilities totaling 73,600 square feet of manufacturing space. The Company expects that CooperVision's 380-person manufacturing staff will produce approximately five million lenses in fiscal year 1997.


     CooperVision's largest facility, which is located in Scottsville, New York, produces soft toric and spherical lenses. Because of increasing demand for its planned replacement toric lenses, CooperVision has expanded the facility and, since 1995, has more than doubled capacity. Lenses at the Scottsville facility are fabricated predominantly from tetrafilcon A, a lens material that resists build-up of protein deposits on the lens surface. Tetrafilcon A products are manufactured using a proprietary technology known as FIPS(TM), a technique developed by CooperVision over the past 15 years. Combining the benefits of low-cost cast molding and automatic precision lathing technologies, this unique process produces high-quality easy to fit lenses and allows the flexibility to produce more than 13,000 prescriptive powers, more than three times as many as any competitor. The Company believes that the combination of the FIPS(TM) manufacturing technology and the tetrafilcon A material would be extremely difficult to duplicate by competitors, given CooperVision's extensive knowledge and experience with the technology and the material.


     CooperVision's Huntington Beach, California, facility produces custom soft toric and spherical lenses. These premium-quality toric and spherical lenses are made from a material known as methafilcon B, using a precision lathing technology. Rigid gas permeable (hard) lenses are produced in CooperVision's facility in Markham, Ontario.


     Regulatory Activities. In addition to fully complying with FDA mandated Current Good Manufacturing Practices (CGMPs), CooperVision is working to achieve ISO 9001 certification and CE Mark approval for its products. CE mark approval becomes mandatory for all products shipped into the European community in June 1998, and while not required, ISO 9001 certification is a strongly recommended and widely recognized milestone in the process of obtaining the CE Mark. Both United States facilities are working toward ISO 9001, with certification expected in late 1997. CE Mark approval is expected early in 1998.


CooperSurgical

     General. CooperSurgical develops, manufactures and distributes diagnostic and surgical instruments, equipment, accessories and devices for the rapidly growing gynecology segment of the worldwide women's healthcare market. Based on current healthcare trends, including government policies focusing on women's healthcare issues and the reimbursement policies of managed care organizations, the Company believes that women will increasingly use gynecologists as their primary care physicians. CooperSurgical plans to capitalize on this evolving role of gynecologists as providers of a broadening range of medical services for women through its product development and acquisition efforts and through alliances with companies that are developing new technologies for the women's healthcare market.

     The gynecological products market is highly fragmented, served primarily by numerous small manufacturers that generally offer limited product lines targeted at one or a few specific procedures. Since its formation in 1990, CooperSurgical has moved toward consolidating this market by completing five acquisitions, as described in the chart below. The Company believes CooperSurgical can increase its revenue and operating income by continuing to pursue this role as a market consolidator through additional acquisitions and by further internal development of new product lines.

     CooperSurgical focuses on three segments of the gynecology products market that offer substantial opportunities for growth: (i) products for use in in-office diagnostic and surgical procedures, (ii) products for use in operative gynecologic (including minimally invasive) procedures and (iii) products for use in reproductive medicine procedures. The Company believes CooperSurgical has attained the critical mass necessary to maximize the efficiency of its existing sales organization, successfully integrate future acquisitions, complete additional licensing arrangements and introduce new products.

                    CooperSurgical Acquisitions Since 1990

    ACQUISITION                                 PRODUCT LINE
--------------------------------------------------------------------------------------
 Frigitronics, Inc.                     o Colposcopes
                                        o Cryosurgery Equipment
--------------------------------------------------------------------------------------
 Euro-Med, Inc.                         o Biopsy Instruments
                                        o Instrument Cleaning Systems
                                        o Gynecology Instruments
--------------------------------------------------------------------------------------
 RUMI(R)                                o Uterine Manipulator with Disposable Tip
--------------------------------------------------------------------------------------
 Unimar, Inc.                           o Disposable Endometrial Biopsy Device
                                        o Disposable Uterine Manipulator
                                        o Disposable Cervical Pap Smear Device
                                        o Disposable Infertility Device
--------------------------------------------------------------------------------------
 Marlow Surgical Technologies, Inc.     o Disposable Intrauterine Catheter
                                        o Laparoscopic Instrument with Disposable Tip
                                        o Disposable Balloon Cannula
                                        o Micro Laparoscopy Instruments
--------------------------------------------------------------------------------------


     Market Overview. Women's healthcare has become a central focus of United States health policy. Obstetricians and gynecologists are playing an expanding role in providing primary care to women. As a result, obstetric and gynecological training programs are increasingly emphasizing primary care practice designed to meet patients' needs from adolescence to senior years. It is estimated that each year the approximately 35,000 practicing obstetricians and gynecologists in the United States service approximately 60 million office visits, assist in four and a half million births and perform over two million surgical procedures, treating conditions including excessive menstrual bleeding, cancer and its precursors, non-malignant fibroid tumors and endometriosis (an inflammation of the lining of the uterus).

     Recent emphasis on female preventive care has resulted in expanded coverage by managed care organizations, which now offer such commonly provided screening services as PAP smears, annual gynecologic exams and mammography screening to their members on a fully reimbursed basis. The Company believes this trend will continue. In addition, both governmental and private organizations are targeting new resources toward preventing and treating diseases of the reproductive system. CooperSurgical anticipates expanding its current position in the reproductive medicine market and is also considering expansion of its product lines into the obstetrics, urinary incontinence and tubal sterilization market segments.

     The gynecological products industry has traditionally been served by a large number of companies. Most of these companies are quite small in size, handle narrow product lines and lack the resources necessary for expansion or acquisition. Conversely, large competitors in the healthcare industry, despite greater financial resources, generally have not focused on the gynecological products segment (other than on consumer products), because acquisitions in this segment tend to be relatively small and would not produce the incremental gains that such companies typically seek to achieve. As a result, the gynecological products field remains fragmented, providing CooperSurgical with the opportunity to continue to pursue its strategy of industry consolidation. In addition, the Company believes that CooperSurgical will be able to increasingly leverage its sales and marketing strengths to serve gynecologists and achieve higher gross margins through manufacturing integration.

     Growth Strategy. The Company believes that through acquisitions and product development, CooperSurgical is successfully building a diverse selection of gynecological products. By combining companies and product lines, the Company believes it can capitalize on CooperSurgical's marketing, manufacturing and distribution capabilities. The Company intends to continue to grow CooperSurgical through: (i) continuing to develop and acquire additional complementary innovative products and product lines; (ii) maximizing the efficiency of its sales force to increase sales; (iii) capitalizing on efficiencies and synergies by consolidating manufacturing and administrative offices into CooperSurgical's operations in Shelton, Connecticut; and (iv) developing and expanding an international sales and marketing presence to capitalize on opportunities in selected developed countries. The Company believes that there are a significant number of opportunities to acquire additional product lines or companies in complementary lines of business and is continuously exploring these opportunities.

     Products. CooperSurgical has increased its presence in the women's healthcare market by developing and acquiring innovative diagnostic and surgical products and systems for gynecology. In collaboration with its Physician Advisory Board, CooperSurgical has designed products used to both diagnose and treat numerous gynecological disorders. Approximately 60% of CooperSurgical's sales during the first six months of fiscal 1997 are of disposable or semi-disposable products, which typically result in a recurring revenue stream. The following is a description of some of CooperSurgical's products:

     Products for Office Practice.

     Colposcopy. Colposcopy is the standard procedure used to diagnose ailments of the vaginal canal and cervix. Virtually all gynecologists and many primary care physicians perform this procedure in their office. CooperSurgical offers a full line of colposcopy systems in a variety of configurations. CooperSurgical's overhead zoom colposcope systems currently account for the majority of CooperSurgical's sales of colposcopy systems to gynecologists' offices because they are easy to use and particularly well suited for use in conjunction with the LEEP procedure.

     Loop Electrosurgical Excision Procedure ("LEEP"). The LEEP treatment procedure can be used in connection with colposcopy to allow physicians to both diagnose and treat cervical disease in their offices. The LEEP process is safer for the patient than laser ablation, is easily learned by practitioners, and reduces patient costs by enabling diagnosis and treatment to occur in the same visit. For these reasons, LEEP has been recognized as a significant advancement over alternative techniques for the treatment of dysplasia or pre-cancerous cervical tissue. CooperSurgical's LEEP products, marketed since 1991, are primarily used for the removal of cervical pre-cancerous tissue. The Company believes that the LEEP procedure line is now viewed as the preferred method for in-office treatment of pre-cancerous conditions of the cervix.

     CooperSurgical's LEEP System 1000(TM) branded products include an electrosurgical generator, sterile single application LEEP electrodes, the CooperSurgical(R) Smoke Evacuation System 6080, a single application LEEP RediKit(R), a line of autoclavable coated LEEP surgical instruments, the Prima Series(R), Cer-View(TM) lateral wall retractor, the Vu-Max(TM) specula for use in the LEEP procedure and a series of educational video tapes.

     Hysteroscopy. Diagnostic hysteroscopy was one of the first minimally invasive procedures enabling visualization of the uterine cavity to assess the cause of various uterine ailments (such as abnormal bleeding). Operative hysteroscopy allows the physician to obtain tissue samples and perform therapeutic procedures such as endometrial ablation under direct visualization, involving less trauma than a hysterectomy.

     Historically, both diagnostic and therapeutic uterine procedures were performed in the hospital. However, with technology advancements, these procedures can now be performed in more cost-efficient locations. Operative hysteroscopy procedures are increasingly being performed in outpatient facilities, while diagnostic procedures are increasingly being performed in doctors' offices. Women's healthcare experts have generally endorsed this shift as a more effective use of resources that results in lower procedure costs and improved delivery of care. The Company believes that CooperSurgical's diagnostic hysteroscopy systems, including the Hysteroscopy Series 4000(TM) and accessories, afford gynecologists state-of-the-art viewing and sampling capabilities including video recording and biopsy instrumentation. The Company's ProTouch(R) Gynecologic Resectoscope was designed specifically for operative hysteroscopy to perform a variety of intrauterine surgical procedures.

     Gynecologic screening and diagnostic devices. CooperSurgical offers a broad line of products for use in the office for diagnostic and surgical gynecologic procedures. A number of these products feature unique patented designs and/or incorporate proprietary manufacturing techniques.

     The Euro-Med Classic Series(TM) Biopsy Instruments are used by gynecologists to obtain tissue suspected to be cancerous from the lower genital tract. These precise and high quality instruments, which represent years of developmental effort, are manufactured in Germany by a joint venture company in which CooperSurgical owns the majority interest.

     The Pipelle(R) Endometrial Suction Curette used by physicians to obtain biopsy samples from the intrauterine cavity has been established clinically among gynecologists as the most reliable and consistent device of its type. Pipelle(R) is marketed by CooperSurgical under a long term supply agreement with its manufacturer.

     The Cervex-Brush(TM) Cervical Cell Sampler is a device used by the physician to collect ecto- and endocervical cells for use in the PAP smear. The Cervex-Brush(TM) uses a patented design that results in a highly effective collection of cervical cells with reduced bleeding and patient discomfort.

     The FNA-21(TM) Fine Needle Aspiration device is used to obtain breast tissue in the preliminary diagnosis of breast disease. Its unique patented aspiration needle allows the physician to operate the device with only one hand, making simultaneous localization and aspiration more achievable.

     Products for Operative Gynecologic Procedures.

     The Company believes that the current trend toward developing minimally invasive procedures to treat complex gynecologic disorders will continue as the health care system becomes more cost-sensitive and demand increases for less traumatic treatment alternatives. CooperSurgical has pursued the acquisition of both capital and disposable product lines to supplement its current product offerings. Its range of products for the operative environment has expanded to include the VerreScope(TM) system, a micro-laparoscopic visualization system for use in either the hospital operating room or the office surgical suite, the patented disposable Balloon Cannula access trocar (which improves operative control and reduces patient trauma), the patented Nu-Tip(R) instruments for laparoscopic surgery, the Kronner Manipujector(R) for uterine manipulation, the J-Needle(TM) for closure of laparoscopic incisions, and the ProTouch(R) Gynecologic Resectoscope.


     In 1995, CooperSurgical acquired the RUMI(R) uterine manipulator, a patented system for controlling and positioning the uterus during surgery. RUMI(R) product line extensions include the KOH Colpotomizer(TM), which facilitates laparoscopic hysterectomy procedures. This system, which recently received FDA clearance, was introduced in the first quarter of 1997. Compared with competing products, these new CooperSurgical products offer gynecologists substantially improved pelvic exposure, access and traction during laparoscopic surgery and facilitate dye injection during fertility studies.


     Products for Reproductive Medicine.


     In April 1996, CooperSurgical entered the reproductive medicine market through the acquisition of Unimar, a leading provider of specialized disposable medical devices for gynecology. These devices include the Unimar Aspirette(TM), which permits early aspiration of endocervical content, the HUI(R)Mini- Flex, which facilitates radiograph examination of the uterus, and the Uni-Sem(TM), which assists in artificial insemination.


     In April 1997, the Company acquired marketing and distribution rights to the Wallace Women's Healthcare line of disposable products for reproductive medicine in the United States as part of its acquisition of Marlow Surgical Technologies, Inc. CooperSurgical expects to significantly augment its reproductive medicine line with Wallace's proprietary devices to treat infertility. These include the Wallace line of intrauterine catheters, which are recognized by physicians specializing in treating infertility as resulting in higher rates of pregnancy than those generated by comparable products and which are used in a number of advanced reproductive techniques.


     Sales and Marketing. CooperSurgical has a total of 55 sales representatives working in combination with a telemarketing staff, a highly recognized mail order catalog, and a network of international distributors, all giving it widespread access to the market it serves. Unlike sales forces marketing to multiple physician specialties, CooperSurgical's sales force markets primarily to a single segment of the medical community. This allows its personnel both to develop greater substantive knowledge in their relatively narrow area of specialization and to concentrate on building personal relationships with (and thereby more effectively exposing its products to) its customers.


     CooperSurgical distributes approximately 45,000 direct mail catalogs three to four times each year to physicians, surgery centers and hospital operating room staffs. The mail order catalog enables physicians to conveniently obtain more established product lines directly from CooperSurgical, allowing its sales force to concentrate its efforts on promoting and demonstrating its newer, less familiar products.


     Manufacturing. CooperSurgical operates a manufacturing and distribution facility in Shelton, Connecticut, which is registered with the FDA and is approved to manufacture, assemble and distribute medical devices. CooperSurgical operates its facility in compliance with CGMPs. CooperSurgical's facilities are subject to FDA inspections designed to assure operation under controlled conditions and compliance with FDA regulations. In addition to complying with the CGMPs standard, CooperSurgical is working to achieve ISO 9001 certification and CE Mark approval for its products. CE Mark approval becomes mandatory for all products shipped into the European community in June of 1998. CooperSurgical expects to obtain CE Mark approval by early 1998.


     In addition to products manufactured at the Shelton facility, CooperSurgical obtains a number of products from outside manufacturers, and such products meet quality control standards imposed by CooperSurgical.

     The Company believes that CooperSurgical's manufacturing capability enables it to decrease the cost of producing acquired products. For example, CooperSurgical has integrated the manufacturing of several products acquired from Unimar in April 1996 into its own facilities, which has significantly reduced the cost of manufacturing that product line. The Company believes similar opportunities to decrease cost of goods exist among the products acquired from Marlow.


Hospital Group Of America

     General. HGA provides a broad continuum of psychiatric care to patients through its inpatient, outpatient, day, educational and residential treatment programs. HGA owns and operates three psychiatric facilities: Hartgrove Hospital in Chicago, Illinois (which currently has 119 licensed beds), Hampton Hospital in Rancocas, New Jersey (which currently has 100 licensed beds) and MeadowWood Hospital in New Castle, Delaware (which currently has 50 licensed beds). HGA also owns and operates The Midwest Center for Youth and Families, a 50-bed residential treatment center for adolescents in Kouts, Indiana, which was opened in April 1997 to support Hartgrove Hospital and surrounding communities. To support its inpatient facilities, HGA also owns and operates various satellite facilities, including 17 outpatient and day treatment centers, and provides educational and other ancillary services.

     HGA's psychiatric hospitals provide intensive and structured treatment predominantly for children, adolescents and geriatric patients (persons over 65 with behavioral disorders generally involving dementia) suffering from a variety of mental illnesses and/or chemical dependencies. Services include comprehensive psychiatric and chemical dependency evaluations, inpatient and outpatient treatment and partial hospitalization. The Midwest Center's objectives are to provide quality psychiatric care to patients who have been unresponsive to outpatient treatment, partial hospitalization or in-home treatment and to successfully treat those with a history of multiple hospitalizations or other treatment failures, enabling them to return to their families and communities.

     HGA's success in serving its selected markets may be measured by an overall average occupancy rate at its hospitals of 72% for the first six months of fiscal 1997, which the Company believes is above the industry average, and by a 47% growth in the number of outpatient visits during this same period.

     Each of HGA's hospitals has attained the highest level of accreditation offered by the Joint Commission of Accreditation of Healthcare Organizations ("JCAHO"), a national organization that periodically undertakes a comprehensive review of a facility's staff, programs, physical plant, policies and procedures. Accreditation generally is required for patients to receive insurance company reimbursement and for participation by the facility in government sponsored programs. Each of HGA's inpatient, day program and outpatient facilities has been accredited for a period of one to three years. As soon as it is eligible for accreditation, the Midwest Center for Youth and Families will pursue similar status.

     Market Overview. Recent data indicate that approximately 10% of the total resources expended nationally on healthcare are spent on treatment of psychiatric disorders. Specialty healthcare providers offering services comparable to HGA's have been rapidly developing a broad range of treatment alternatives to traditional methods of acute short term hospitalization. While the overwhelming majority of treatment is still conducted through psychiatric hospitals and the triage system, day treatment and outpatient programs are expanding, growing from 10% of total entry admissions in 1992 to 28% in 1995. HGA has similarly evolved, and it currently provides specialty treatment through short-term acute inpatient, day treatment and outpatient programs, predominantly providing service to children, adolescents and dual diagnosis (psychiatric and substance abuse) and geriatric patients.

     Strategic Objectives. The Company believes that HGA is appropriately positioned within each of its local and regional markets to provide accessible, cost effective and comprehensive behavioral health services to both inpatients and outpatients, as illustrated by the following data relating to its psychiatric facilities and ancillary programs:



                                                                          Six Months Ended
                                      Fiscal Year Ended October 31,           April 30,
                                      -----------------------------      -------------------
                                      1994       1995       1996         1996       1997
                                      --------   --------   -------      --------   --------
Total inpatient days    .........     71,882     62,556     63,918       30,347     35,277
Inpatient admissions    .........      4,787      4,782      5,353        2,474      3,095
Average length of stay (in days)        15.0       12.9       11.9         12.5       11.3
Total outpatient visits    ......     20,515     27,561     44,605       22,592     33,151

     As indicated above, patient admissions and outpatient visits have increased since 1995, while average lengths of stay have decreased. In response to market demand for an expanded continuum of care, HGA is further developing both its outpatient and partial hospitalization programs by increasing the number of its ambulatory programs, developing programs that emphasize a diverse continuum of care services and entering into contracts to manage facilities owned by third parties.

     HGA's objective is to continue to increase its revenue and operating income, while meeting the specific demands of, and becoming the preferred provider in, the selected markets in which it operates. HGA plans to achieve this objective by:

   o Continuing to deliver premier short-term inpatient acute care primarily to children, adolescents and specialty geriatric clients at facilities HGA owns or manages;

   o Providing select services for longer term residential care for adolescents and adults;

   o Establishing additional day treatment and outpatient sites and programs to further develop a fully integrated continuum of behavioral health care services;

   o Retaining its position as a leading cost-efficient provider attracting managed care and other payor referrals; and

   o Entering into management contracts to provide behavioral health services to acute care hospitals.

     Facilities.  HGA's primary psychiatric care facilities are:

     Hartgrove Hospital. Hartgrove Hospital is licensed for 119 short-term acute psychiatric beds. It has a fully integrated day treatment and outpatient program in addition to its inpatient beds and primarily treats children and adolescents. Hartgrove Hospital is a leading volume provider of psychiatric services for children and adolescents in the State of Illinois and is among the largest in the Chicago metropolitan area, providing service to abused and traumatized and/or disadvantaged children and adolescents and complex neuropsychiatric clients. It also provides multilingual family and group therapy.

     The Company believes that Hartgrove's position in its market is primarily attributable to: (i) its ability to provide extended psychosocial and counseling services to neighborhood mental health agencies, schools, the correction system and individual practitioners; (ii) its favorable cost structure, which is particularly important to managed care organizations; and
(iii) its specially trained personnel able to competently treat the very acute patient.

     The Midwest Center for Youth and Families opened in April 1997 to service patients who require an extended sub-acute program and who have had difficulties with short-term acute treatment or other ambulatory programs. Located in Kouts, Indiana, the facility is close enough to the Hartgrove service area that it can be viewed as an extension of the Hartgrove continuum.

     Hampton Hospital. Hampton Hospital is licensed for 100 short-term acute psychiatric beds. It has ambulatory programs offering services to older adults, the general adult population (including dual diagnosis clients) and adolescents. Hampton is a regional leader in providing psychiatric services to clients with both primary psychiatric disorders and concomitant difficulties with substance abuse. As the only private psychiatric hospital in Burlington and Camden Counties, New Jersey, its primary service market, Hampton is also a regional leader in the treatment of patients with geriatric disorders, including chronic problems.

     The Company believes that Hampton's position in its market is primarily attributable to: its favorable price structure and working relationship with managed care organizations; its wide range of psychosocial services to geriatric patients in nursing homes, which are complemented by day programs and inpatient care and supported by certified geropsychiatrists, licensed clinical nurse practitioners and social workers; and its dual diagnosis service, which offers full time psychiatrists certified in adult psychiatry as well as addictionology, supported by certified drug and alcohol counselors.

     MeadowWood Hospital. MeadowWood Hospital is licensed for 50 short-term acute psychiatric beds. Treatment at this facility is available for children, adolescents, general adult and geriatric patients. MeadowWood has developed a service delivery system which has successfully treated traumatized and abused child and adolescent patients. It also provides, at a location contiguous to the hospital, a day treatment program for children and adolescents.

     The Company believes that MeadowWood's success is attributable to: (i) its high ratio of staff and psychiatrist to patients, which enables the facility to properly diagnose and treat the acute population; (ii) its service capabilities throughout the region, with treatment locations in southern and central Delaware; and (iii) its full service geriatric care, supported by certified geropsychiatrists and certified adjunct personnel.


Tax Benefits from Net Operating Losses

     At October 31, 1996, the Company had NOLs of approximately $234 million, which the Company generally may use to offset future taxable income and thereby reduce the Company's federal income taxes otherwise payable. The NOLs generally will expire beginning in 2001 and continuing through 2010 if such NOLs are not utilized by the Company, with approximately $200,000 scheduled to expire if not utilized by the fiscal year ending October 31, 2000. See Note 7 of Notes to Consolidated Financial Statements included in this Prospectus Supplement. If the Company is able to utilize all of the NOLs, then it will be able to shelter approximately $234 million in pre-tax income from future federal income taxes, in which case the Company will be able to reduce its future federal income tax liability by approximately $80 million (based on current federal corporate income tax rates). There can be no assurance, however, that the Company will be able to utilize all of its NOLs before they expire. Furthermore, section 382 of the Code could limit the Company's future use of NOLs in the event of an Ownership Change. The Company believes that the Offering will not result in an Ownership Change. There can be no assurance, however, that future transactions will not result in an Ownership Change and thereby limit the Company's future use of its NOLs.

     The Company believes that any substantial cash savings provided by the NOLs will provide it with a significant strategic advantage compared to taxable competitors. The Company intends to deploy such cash savings to make selective acquisitions and grow its businesses faster than it otherwise could if it did not have the benefit of the NOLs.

Seasonality

     HGA's psychiatric facilities experience a decline in occupancy rates during the summer months when school is not in session and during the year-end holiday season. CooperVision's contact lens sales in the first fiscal quarter are generally lower than subsequent quarters due to fewer patient visits during the holiday season.

Legal Proceedings

     The Company is a defendant in a number of legal actions relating to its past or present businesses in which plaintiffs are seeking damages. In the opinion of the Company's management, after consultation with counsel, the ultimate disposition of those actions will not materially affect the Company's financial position or results of operations.

     In January 1994, the Company was found guilty on six counts of mail fraud and one count of wire fraud based upon the conduct of a former Co-Chairman relating to a "trading scheme" to "frontrun" high yield bond purchases, but was acquitted of charges of conspiracy and aiding and abetting violations of the Investment Advisers Act. The Company was also named as a nominal defendant in several stockholder derivative actions filed in the Court of Chancery of the State of Delaware, New Castle County in 1992 which have subsequently been consolidated or are subject to a motion to consolidate under the caption In Re The Cooper Companies Shareholders Derivative Action. The complaints in the derivative actions allege, among other things, that certain directors of the Company and Gary A. Singer, as Co-Chairman of the Board of Directors, caused or allowed the Company to be a party to a "trading scheme" to "front- run" high yield bond purchases by the Keystone Custodian Fund, Inc., a group of mutual funds. The complaints in the derivative action request that the Court order the defendants (other than the Company) to pay damages and expenses to the Company and that the Court order certain of the defendants to disgorge their profits to the Company.

     The stockholder plaintiffs in the derivative actions have filed motions for summary judgment with respect to their claims against Gary Singer. There can be no assurance that the Company will receive any monies as a result of the prosecution of the derivative claims brought on its behalf. The Company has advanced defense costs to certain of the former director defendants in the derivative actions. See Note 11 of Notes to Consolidated Financial Statements included in this Prospectus Supplement.

                                  MANAGEMENT


Executive Officers and Directors

     The following table sets forth information regarding the executive officers and directors of the Company:



Name                              Age     Position
-------------------------------   -----   ---------------------------------------------------------------
Allan E. Rubenstein, M.D.   .     52      Chairman of the Board and Director
A. Thomas Bender   ............   58      President, Chief Executive Officer, Director and President of
                                          CooperVision
Robert S. Weiss ...............   50      Executive Vice President, Treasurer, Chief Financial Officer
                                          and Director
Gregory A. Fryling    .........   42      Vice President, Business Development; President of
                                          CooperVision Pharmaceuticals, Inc.
Carol R. Kaufman   ............   48      Vice President of Legal Affairs, Secretary and Chief
                                          Administrative Officer
Nicholas J. Pichotta  .........   53      President and Chief Executive Officer of CooperSurgical
Mark R. Russell    ............   48      President and Chief Executive Officer of HGA
Stephen C. Whiteford  .........   56      Vice President and Corporate Controller
Michael H. Kalkstein  .........   55      Director
Moses Marx   ..................   61      Director
Donald Press    ...............   64      Director
Steven Rosenberg   ............   48      Director
Stanley Zinberg, M.D. .........   62      Director

     Dr. Rubenstein has served as the Chairman of the Board of Directors since July 1994 and has been a Director of the Company since July 1992. He served as Acting Chairman of the Board from April 1993 through June 1994. He is President of MTC Imaging Services, Inc., a medical imaging company, founded by him in 1981, providing radiologic equipment to hospitals and physicians' offices. Dr. Rubenstein is certified by the American Board of Psychiatry and Neurology and by the American Society for Neuroimaging. He has been on the faculty of the Department of Neurology at Mt. Sinai School of Medicine in New York City since 1976, and currently is Associate Professor and Director of the Mt. Sinai Neurofibromatosis Research and Treatment Center. Dr. Rubenstein has authored two books on neurofibromatosis and is Medical Director for the National Neurofibromatosis Foundation.

     Mr. Bender was elected President and Chief Executive Officer of the Company in May 1995. He has been a Director of the Company since March 1994. He had been serving as the Chief Operating Officer of the Company since August 1994, and as Executive Vice President since March 1994. He served as Acting Chief Operating Officer of the Company from March 1994 to August 1994, and as Senior Vice President, Operations from October 1992 to February 1994. He continues to serve as President of CooperVision, a position he has held since June 1991. Between 1966 and June 1991, Mr. Bender held a variety of positions at Allergan, Inc. (a manufacturer of eye and skin care products), including Corporate Senior Vice President, and President and Chief Operating Officer of Allergan's Herbert Laboratories, Dermatology Division.

     Mr. Weiss has served as the Executive Vice President of the Company since October 1995. He has been the Treasurer and Chief Financial Officer of the Company since 1989 and a Director of the Company since July 1996 and from February 1992 to May 1994. From October 1992 until October 1995, he was also a Senior Vice President; from March 1984 to October 1992 he served as a Vice President; and from 1984 through July 1990 he served as Corporate Controller. From January 1977 until March 1984 he held a variety of financial positions at Cooper Laboratories, Inc., the former parent of the Company.

     Mr. Fryling has served as Vice President, Business Development since January 1993 and has been serving as President of CooperVision Pharmaceuticals, Inc. since May 1994. He has been an officer of various subsidiaries of the Company, including Vice President and Controller of The Cooper

Healthcare Group from January 1990 through December 1992 and Vice President and Controller of CooperVision from October 1988 through December 1989. He also served as Vice President and Controller of CLS from September 1986 to September 1988.

     Ms. Kaufman has served as Vice President and Chief Administrative Officer since October 1995 and was elected Vice President of Legal Affairs in March 1996. From January 1989 through September 1995, she served as Vice President, Secretary, and Chief Administrative Officer of Cooper Development Company ("CDC") (a healthcare and consumer products company), a former affiliate of the Company; from June 1985 through January 1989 she served as Vice President of Cooper & Company, CDC's mergers and acquisitions subsidiary. From October 1971 until June 1985 she held a variety of offices at Cooper Laboratories, Inc., the former parent of the Company.

     Mr. Pichotta has served as President and Chief Executive Officer of CooperSurgical since September 1992. He served as Vice President of the Company from December 1992 to May 1993 and as Vice President, Corporate Development-Healthcare from December 1991 to December 1992 and as President of CooperVision from November 1990 to June 1991. He has served in a number of other positions since joining the Company in January 1989. From May to October 1988 he was Managing Director of Heraeus LaserSonics and from December 1986 to May 1988 he served as President of the Surgical Laser Division of CLS.

     Mr. Russell has served as the President and Chief Executive Officer of HGA since June 1993 and served as Executive Vice President and Chief Operating Officer from January 1987 (through the time of its acquisition by the Company in May 1992) until June 1993. From May 1986 to January 1987 he served as Senior Vice President and Chief Operating Officer of Nu-Med Psychiatric, and from February 1981 to May 1986, he served as Senior Vice President and Chief Operating Officer of the Kennedy Health Care Foundation (the parent organization for a diversified healthcare services company).

     Mr. Whiteford has served as Vice President and Corporate Controller since July 1992. He served as Assistant Corporate Controller from March 1988 to July 1992, as International Controller from August 1986 to February 1988 and as Vice President and Controller of CooperVision Ophthalmic Products from June 1985 to August 1986. From July 1975 to June 1985 he held a variety of financial positions at Cooper Laboratories, Inc., the former parent of the Company, and its subsidiaries.

     Mr. Kalkstein has been a Director of the Company since April 1992. He has been a partner in the law firm of Graham & James LLP since September 1994. He was a partner in the law firm of Berliner Cohen from 1983 through August 1994. He has been on the Board of Trustees of Opera San Jose since 1984 and served as its President from 1992 to 1994. Mr. Kalkstein was a member of the Mayor's Task Force on Arts 2020 in San Jose, California and a member of the Governor of California's Special Force to implement the Agricultural Labor Relations Act.

     Mr. Marx has been a Director of the Company since May 1995. He has been a general partner in United Equities Company (a securities brokerage firm) since 1954 and a general partner in United Equities Commodities Company (a commodities brokerage firm) since 1972. He is also President of Momar Corp. (an investment company). Mr. Marx is a director of CLS and of BioTechnology General Corp. (a developer and manufacturer of biotechnology products). He previously served on the Company's Board of Directors from September 1989 to September 1991.

     Mr. Press has been a Director of the Company since August 1993. He has served as the Executive Vice President of Broadway Management Co., Inc. (an owner and manager of commercial office buildings) since 1981. Mr. Press, an attorney, is also a principal in Donald Press, P.C. (a law firm) located in New York City. Mr. Press is a director of Components Specialties, Inc. (an electronics company), Graham-Field Health Products, Inc. (a healthcare company) and Branford Savings Bank.

     Mr. Rosenberg has been a Director of the Company since September 1993. He has served as Acting Chairman of the Board of CLS since May 1995, and as Vice President, Finance and Chief Financial Officer of CLS since 1990. From September 1987 through April 1990, Mr. Rosenberg served as President and Chief Executive Officer of Scomel Industries Inc. (an international marketing and consulting group). Mr. Rosenberg is a director of CLS.

     Dr. Zinberg has been a Director of the Company since March 1997. He is an obstetrician- gynecologist who has been Director of Practice Activities for the American College of Obstetricians and Gynecologists since January 1994. From 1981 until 1993 he served as Chief, Obstetrics and Gynecology of New York Downtown Hospital, where from 1990 through 1992 he also served as President of the Medical Staff and a member of the Board of Trustees. He is certified by the American Board of Obstetrics and Gynecology.

                                 UNDERWRITING

     The Underwriters named below, for whom Deutsche Morgan Grenfell Inc. and PaineWebber Incorporated are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement (the form of which is filed as an exhibit to the Company's Registration Statement, of which this Prospectus Supplement is a part), to purchase from the Company the respective number of shares of Common Stock indicated below opposite their respective names. The Underwriters are committed to purchase all of the shares, if they purchase any.



                                         Number of
Name                                     Shares
--------------------------------------   ----------
Deutsche Morgan Grenfell Inc.   ......
PaineWebber Incorporated  ............   ----------
  Total    ...........................   2,000,000

     The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions.

     The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus Supplement. The Underwriters may allow to selected dealers (who may include the Underwriters) a concession of not more
than $     per share. The selected dealers may allow a concession of not more
than $     to certain other dealers. After the Offering, the price, the concession and the reallowance and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part. The Underwriters do not intend to sell any of the shares of Common Stock offered hereby to accounts for which they exercise discretionary authority.

     In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. Underwriters may bid for and purchase shares of Common Stock in the open market to cover syndicate short positions. In addition, the Underwriters may bid for and purchase shares of Common Stock in the open market to stabilize the price of the Common Stock. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities and may end these activities at any time.

     The Company has granted an option to the Underwriters to purchase up to a maximum of 300,000 additional shares of Common Stock to cover over-allotments, if any, at the public offering price, less the underwriting discount set forth on the cover page of this Prospectus Supplement. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.

     In addition, the Company, its directors and officers and CLS have agreed not to, directly or indirectly, offer, sell or otherwise dispose of any shares of Common Stock for a period of 90 days after the date of this Prospectus Supplement, without the prior written consent of Deutsche Morgan Grenfell Inc.

     The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, New York, New York. Certain matters relating to the Offering will be passed upon for the Underwriters by Morgan, Lewis & Bockius LLP. Certain members of Latham & Watkins and their families own beneficial interests in less than 1% of the Company's Common Stock.

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS





                                                                                             Page
                                                                                             -----
Consolidated Condensed Statements of Income for Three and Six Months Ended April 30,
 1997 and 1996 (unaudited) ...............................................................   F-2

Consolidated Condensed Balance Sheets as of April 30, 1997 and October 31, 1996
 (unaudited)   ...........................................................................   F-3

Consolidated Condensed Statements of Cash Flows for the Six Months Ended April 30, 1997
 and 1996 (unaudited)   ..................................................................   F-4

Notes to Consolidated Condensed Financial Statements (unaudited)  ........................   F-6

Independent Auditors' Report  ............................................................   F-10

Consolidated Statements of Operations for each of the Years Ended October 31, 1996, 1995
 and 1994   ..............................................................................   F-11

Consolidated Balance Sheets as of October 31, 1996 and 1995 ..............................   F-12

Consolidated Statements of Stockholders' Equity (Deficit) for each of the Years ended
 October 31, 1996, 1995 and 1994   .......................................................   F-13

Consolidated Statements of Cash Flows for each of the Years ended October 31, 1996, 1995
 and 1994   ..............................................................................   F-14

Notes to Consolidated Financial Statements   .............................................   F-16

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

                  Consolidated Condensed Statements of Income

                   (In thousands, except per share figures)
                                  (Unaudited)




                                                        Three Months Ended       Six Months Ended
                                                             April 30,              April 30,
                                                       ---------------------   --------------------
                                                        1997        1996        1997       1996
                                                       ---------   ---------   ---------   --------
Net sales of products    ...........................  $20,630      $15,784    $37,657      $29,338
Net service revenue   ..............................   13,033       10,991     24,382       19,686
                                                       -------     --------    -------     --------
  Net operating revenue  ...........................   33,663       26,775     62,039       49,024
                                                       -------     --------    -------     --------
Cost of products sold    ...........................    6,104        4,604     11,135        8,745
Cost of services provided   ........................   11,373        9,991     22,055       19,137
Selling, general and administrative expense   ......    9,094        7,585     17,040       14,344
Research and development expense  ..................      414          316        738          593
Amortization of intangibles    .....................      404          204        692          431
                                                       -------     --------    -------     --------
Income from operations   ...........................    6,274        4,075     10,379        5,774
                                                       -------     --------    -------     --------
Interest expense   .................................    1,255        1,268      2,484        2,562
Other income (expense), net    .....................      (77)         133        (57)         405
                                                       -------     --------    -------     --------
Income before income taxes  ........................    4,942        2,940      7,838        3,617
Provision for (benefit of) income taxes    .........     (431)         131       (845)         156
                                                       -------     --------    -------     --------
Net income   .......................................  $ 5,373      $ 2,809    $ 8,683      $ 3,461
                                                       =======     ========    =======     ========
Earnings per share    ..............................  $  0.44      $  0.24    $  0.72      $  0.30
                                                       =======     ========    =======     ========
Number of shares used to compute earnings per
 share    ..........................................   12,229       11,724     12,052       11,715
                                                       =======     ========    =======     ========

                            See accompanying notes.

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

                     Consolidated Condensed Balance Sheets

                                (In thousands)
                                  (Unaudited)




                                                             April 30,     October 31,
                                                               1997          1996
                                                             -----------   ------------
                             ASSETS
Current assets:
  Cash and cash equivalents    ...........................   $  1,538       $   6,837
  Trade receivables, net    ..............................     26,445          21,650
  Inventories   ..........................................     13,700          10,363
  Other current assets   .................................      4,195           3,645
                                                             ---------      ---------
     Total current assets   ..............................     45,878          42,495
                                                             ---------      ---------
Property, plant and equipment at cost   ..................     53,341          49,306
  Less, accumulated depreciation and amortization   ......     15,836          14,632
                                                             ---------      ---------
                                                               37,505          34,674
                                                             ---------      ---------
Goodwill and other intangibles, net  .....................     38,053          21,468
Other assets    ..........................................      7,746           4,272
                                                             ---------      ---------
                                                            $ 129,182       $ 102,909
                                                             =========      =========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable to related party    ........................   $  5,000       $      --
Other short-term debt    .................................      2,304             844
Trade accounts payable   .................................      7,369           4,560
Other current liabilities   ..............................     17,563          18,367
Accrued income taxes  ....................................      9,148           9,537
                                                             ---------      ---------
     Total current liabilities    ........................     41,384          33,308
                                                             ---------      ---------
Long-term debt  ..........................................     45,592          47,920
Other noncurrent liabilities   ...........................      4,205           6,351
                                                             ---------      ---------
     Total liabilities   .................................     91,181          87,579
                                                             ---------      ---------
Stockholders' equity:
Common stock, $.10 par value   ...........................      1,244           1,167
Additional paid-in capital  ..............................    198,264         184,300
Accumulated deficit   ....................................   (161,128)       (169,811)
Other  ...................................................       (379)           (326)
                                                             ---------      ---------
Total stockholders' equity  ..............................     38,001          15,330
                                                             ---------      ---------
                                                            $ 129,182       $ 102,909
                                                             =========      =========

                            See accompanying notes.

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

                Consolidated Condensed Statements of Cash Flows

                                (In thousands)
                                  (Unaudited)




                                                                     Six Months Ended
                                                                        April 30,
                                                                  1997          1996
                                                                -----------   ------------
Net cash provided (used) by operating activities    .........    $    295      $ (7,358)
                                                                 --------      --------
Cash flows from investing activities:   .....................
  Acquisitions  .............................................      (7,046)       (3,596)
  Purchase of property, plant and equipment   ...............      (4,103)         (743)
  Investment in escrow funds   ..............................      (2,898)           --
  Other   ...................................................        (365)          298
                                                                 --------      --------
Net cash used by investing activities   .....................     (14,412)       (4,041)
                                                                 --------      --------
Cash flows from financing activities:
  Proceeds from related party note   ........................       5,000            --
  Proceeds from industrial development note   ...............       3,000            --
  Proceeds from line of credit, net  ........................       1,332         2,458
  Proceeds from long-term debt    ...........................          --         1,320
  Payments of current installments of long-term debt   ......        (539)       (1,773)
  Other   ...................................................          25            81
                                                                 --------      --------
Net cash provided by financing activities  ..................       8,818         2,086
                                                                 --------      --------
Net decrease in cash and cash equivalents  ..................      (5,299)       (9,313)
Cash and cash equivalents -- beginning of period    .........       6,837        11,207
                                                                 --------      --------
Cash and cash equivalents -- end of period    ...............    $  1,538      $  1,894
                                                                 ========      ========
Cash paid for:
  Interest (net of amounts capitaized)  .....................    $  2,763      $  2,399
                                                                 ========      ========
  Income taxes  .............................................    $    374      $     63
                                                                 ========      ========

                            See accompanying notes.

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

          Consolidated Condensed Statements of Cash Flows, Concluded

                                (In thousands)
                                  (Unaudited)

Supplemental schedule of noncash investing and financing activities:



                                                                1997         1996
                                                             ---------   -----------
Acquisitions:
Fair value of assets  ....................................  $18,483       $ 9,661
  Less:
  Cash acquired    .......................................      (45)         (404)
  Cash paid  .............................................   (7,046)       (3,596)
  Company stock issued   .................................   (4,662)           --
  Notes issued  ..........................................   (4,500)       (4,000)
                                                             -------      -------
Liabilities assumed and acquisition costs accrued   ......   $ 2,230      $ 1,661
                                                             =======      =======

In April 1996, the Company purchased the net assets of Unimar, Inc. by paying $3.6 million in cash and issuing $4 million in promissory notes. See Note 4 for a discussion of fiscal 1997 acquisitions.













                            See accompanying notes.

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

              Notes to Consolidated Condensed Financial Statements

                                  (Unaudited)


Note 1. General


     The Cooper Companies, Inc., and its subsidiaries (the "Company") develop, manufacture and market healthcare products, including a range of hard and soft daily, flexible and extended wear contact lenses and diagnostic and surgical instruments and equipment. The Company also provides healthcare services through the ownership of psychiatric facilities and by providing outpatient and other ancillary services.

     During interim periods, the Company follows the accounting policies set forth in its Form 10-K filed with the Securities and Exchange Commission. Readers are encouraged to refer to the Company's Form 10-K and its Annual Report to Stockholders for the fiscal year ended October 31, 1996 when reviewing this Form 10-Q. Quarterly results reported herein are not necessarily indicative of results to be expected for other quarters.

     In the opinion of management, the accompanying unaudited consolidated condensed financial statements contain all adjustments necessary to present fairly the Company's consolidated financial position, results of its operations and cash flows for those periods presented. Other than a reduction of $830,000 to the deferred tax asset valuation allowance recorded during the six months ended April 30, 1997, based on Management's belief that the Company's future results will continue to compare favorably with those of the prior year, adjustments consist only of normal recurring items.

Note 2. Inventories

     Inventories are stated at the lower of cost, determined on a first in, first out or average cost basis, or market.

     The components of inventories are as follows:



                           April 30,     October 31,
                             1997          1996
                           -----------   ------------
                                 (In thousands)
Raw materials  .........     $ 2,837       $ 2,318
Work-in-process   ......       1,148         1,028
Finished goods    ......       9,715         7,017
                             --------      --------
                             $13,700       $10,363
                             ========      ========

Note 3. Long-Term Debt

     Long-term debt consists of the following:



                                                                      April 30,     October 31,
                                                                        1997          1996
                                                                      -----------   ------------
                                                                            (In thousands)
10% Senior Subordinated Secured Notes due 2003   ..................     $24,041       $24,285
10 5/8% Convertible Subordinated Reset Debentures due 2005   ......          --         9,220
Promissory notes -- Unimar  .......................................       4,155         4,000
Promissory note -- Wesley-Jessen Corporation ("W-J")   ............       4,500            --
County of Monroe Industrial Development Agency ("COMIDA")
 Bond  ............................................................       3,000            --
HGA term loan   ...................................................      10,342        10,675
Other  ............................................................         518           584
                                                                        --------      --------
                                                                         46,556        48,764
Less, current installments  .......................................         964           844
                                                                        --------      --------
                                                                        $45,592       $47,920
                                                                        ========      ========

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

                                  (Unaudited)

Note 3. Long-Term Debt  -- (Continued)

     The Company called for redemption on April 9, 1997 (the "Redemption Date") all $9,290,000 principal amount of its 10 5/8% Convertible Subordinated Reset Debentures due March 1, 2005 ("Debentures") at 100% of principal value, plus unpaid interest through the Redemption Date. On the Redemption Date, holders of 47 Debentures received redemptions totaling $47,000 plus $527 of interest.


     Holders of $9,243,000 of Debentures converted, at the rate of $15 per share, all of their Debentures into shares of the Company's common stock. A total of 616,187 shares of the Company's common stock, plus $253 in cash in lieu of fractional shares, were issued for the conversion. The holders who converted forfeited the right to receive any interest on such Debentures after March 1, 1997. No gain or loss was recorded by the Company.


W-J Promissory Note


     The W-J promissory note, due March 17, 2001, was issued in conjunction with the acquisition of Natural Touch(R). (See Note 4.) Interest on the W-J promissory note is payable semi-annually and accrues at a rate of 12% per annum, of which 8% per annum is payable in cash and 4% per annum is payable in kind.


COMIDA Bond


     The COMIDA bond is a $3 million Industrial Revenue Bond ("IRB") to finance the cost of plant expansion, building improvements, and the purchase of equipment related to CVI's Scottsville, New York, facility. Currently, interest on the IRB is adjusted weekly. The interest rate in effect on June 5, 1997 was 3.85% per annum. Interest rates have ranged from 3.45% to 4.85% per annum since the COMIDA bond was issued. Principal repayments are made quarterly, beginning July 1997 and ending October 2012. At April 30, 1997, unutilized proceeds of $2.9 million from the IRB, which must be used for the aforementioned project, are carried in other assets. The IRB is secured by substantially all of CVI's rights to the facility.


     A letter of credit was issued by KeyBank National Association ("KeyBank") to support certain obligations under the COMIDA bond. CVI is obligated to repay KeyBank for draws under and expenses incurred in connection with the letter of credit, pursuant to the terms of a Reimbursement Agreement, which is guaranteed by the Company. The Reimbursement Agreement contains customary provisions and covenants, including the maintenance of certain ratios and levels of net worth. CVI and COMIDA have granted a mortgage lien on the building and real estate located in Scottsville and a first lien security interest on the equipment purchased under the bond proceeds to KeyBank to secure payment under the Reimbursement Agreement.


Note 4. Acquisitions


Natural Touch(R) Acquisition


     In March 1997, the Company acquired the United States rights to Natural Touch(R), a line of opaque, cosmetic contact lenses, from W-J for $7.5 million ($3 million in cash and a $4.5 million promissory note) plus an ongoing royalty ranging from 3% to 8% per annum on sales of Natural Touch(R) products other than those supplied by W-J. The Company recorded intangible assets of $8 million for the patents, trademarks and distribution rights, which will be amortized over 7 to 15 years (the life of the patents or trademark).

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

                                  (Unaudited)

Note 4. Acquisitions  -- (Continued)

     Presently, a subsidiary of W-J manufactures and supplies the Company with the products for the Natural Touch(R) line. A divestiture order issued by the Federal Trade Commission (the "FTC") in connection with the acquisition of the Natural Touch(R) line requires that the Company either develop on its own the manufacturing capabilities to produce the Natural Touch(R) line or find a suitable third-party manufacturer to produce it. The FTC may require the Company to divest itself of the Natural Touch(R) line if the Company has not either developed manufacturing capabilities that meet United States Food and Drug Administration ("FDA") approval or found a suitable third-party manufacturer meeting FDA approval within 18 months from the closing date (which deadline may be extended up to 42 months by the FTC).


Marlow Acquisition


     In April 1997, the Company acquired Marlow Surgical Technologies, Inc., ("Marlow"), a gynecology products company, for approximately $3.2 million in cash, liquidation of $900,000 of Marlow debt and 144,800 shares of the Company's common stock valued at $2.9 million at closing. As part of the acquisition, the Company agreed to issue an additional $500,000 of its common stock (valued as of the closing) on the third anniversary of the closing, subject to reduction by the amount of any obligations of the seller to indemnify the Company in connection with the acquisition. Also, the Company has guaranteed that the total value of the shares of its common stock issued or to be issued in the acquisition (valued at $3.4 million in total at closing) will appreciate by $1.3 million by the third anniversary of the acquisition. This guarantee has been included in the purchase price, with a corresponding credit to additional paid in capital. The acquisition has been accounted for as a purchase. Initially, $8.5 million has been ascribed to goodwill, which is being amortized over 20 years.


Note 5. Cooper Life Sciences

     In April 1997, the Company issued two term notes to Cooper Life Sciences, Inc. ("CLS") totaling $5.0 million and bearing interest at the prime rate per annum. The CLS term notes are due January 1998. CLS owns approximately 1,447,533 shares (or approximately 12%) of the Company's common stock. Two members of the Company's Board of Directors were designated by CLS and are also directors and/or officers of CLS. In addition, a third member owns the majority of the capital stock of CLS.


Note 6. Impact of Statements of Financial Accounting Standards Issued But Not Adopted


     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), which will be effective for financial statements for periods ending after December 15, 1997, including interim periods, and established standards for computing and presenting earnings per share. Earlier application is not permitted. Beginning with its unaudited consolidated condensed financial statements for the first quarter of fiscal 1998, the Company will make the required disclosures of basic and diluted earnings per share and provide a reconciliation of the numerator and denominator of its basic and diluted earnings per share computations. All prior period earnings per share data will be restated by the Company upon adoption of SFAS 128.


     The Company expects that basic earnings per share figures to be reported under SFAS 128 will be somewhat higher than the figures historically reported, due to the removal of common stock equivalents from the calculation of average shares and that diluted earnings per share will not differ materially from historically reported figures.

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

                                  (Unaudited)

Note 7. Supplementary Earnings Per Share Information

     On June 30, 1997 the Company filed a prospectus supplement with the Securities and Exchange Commission, for the proposed sale of 2,000,000 shares of the Company's common stock at an assumed offering price of $22 9/16 per share. The assumed proceeds from the proposed offering, net of underwriters discount and transaction costs of $2.8 million will be used to repay outstanding indebtedness.

     The following presents supplementary earnings per share information assuming the proposed offering and the repayment of $34.7 million and $36.3 million of debt respectively on the first day of fiscal 1996 and fiscal 1997:




                                                   Year Ended      Six Months Ended
                                                   October 31,       April 30,
                                                   -------------   -----------------
                                                      1996              1997
                                                   -------------   -----------------
Earnings per share:
From continuing operations .....................      $ 1.51            $  .74
Extraordinary item (1)  ........................         .14               .10
                                                      -------           -------
Earnings per share   ...........................      $ 1.65            $  .84
                                                      =======           =======
Number of shares used to compute earnings per
 share (in thousands):
Historical  ....................................      11,761            12,052
Shares, the proceeds of which are assumed to be
 used to repay outstanding indebtedness   ......       1,640             1,712
                                                      -------           -------
Total ..........................................      13,401            13,764
                                                      =======           =======

------------

(1) Represents the per share amount related to a net extraordinary gain, net of taxes, of $1.4 million for the six months ended April 30, 1997 and $1.8 million for the year ended October 31, 1996 related to the assumed extinguishment of debt, as if such extinguishment had occurred on the first day of the periods presented.

                         Independent Auditors' Report

The Board of Directors and Stockholders
The Cooper Companies, Inc.:

     We have audited the accompanying consolidated balance sheets of The Cooper Companies, Inc. and subsidiaries as of October 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended October 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Cooper Companies, Inc. and subsidiaries as of October 31, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended October 31, 1996, in conformity with generally accepted accounting principles.



                                          /s/ KPMG Peat Marwick LLP
                                          -------------------------------------




San Francisco, California
December 9, 1996

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

                     Consolidated Statements of Operations




                                                                      Years Ended October 31,
                                                              ---------------------------------------
                                                               1996         1995           1994
                                                              ----------   ----------   -------------
                                                                 (In thousands, except per share
                                                                              figures)
Net sales of products  ....................................  $ 66,118     $ 55,296       $  51,034
Net service revenue    ....................................    43,013       41,794          44,611
                                                              --------     ---------     ---------
Net operating revenue  ....................................   109,131       97,090          95,645
                                                              --------     ---------     ---------
Cost of products sold  ....................................    19,911       17,549          17,906
Cost of services provided    ..............................    40,235       40,454          41,039
Research and development expense   ........................     1,176        2,914           4,407
Selling, general and administrative expense    ............    29,717       25,826          31,027
Amortization of intangibles  ..............................     1,249          859             843
Costs associated with restructuring operations    .........        --        1,480              --
                                                              --------     ---------     ---------
Income from operations    .................................    16,843        8,008             423
                                                              --------     ---------     ---------
Provision for (benefit of) settlements of disputes   ......      (223)       3,532           4,950
Investment income (loss), net   ...........................       281          444            (153)
Other income, net   .......................................        80           51             256
Interest expense    .......................................     5,312        4,741           4,533
Debt restructuring costs  .................................        --           --             340
                                                              --------     ---------     ---------
Income (loss) before income taxes  ........................    12,115          230          (9,297)
Provision for (benefit of) income taxes  ..................    (4,488)         115          (4,600)
                                                              --------     ---------     ---------
Net income (loss)   .......................................    16,603          115          (4,697)
Less preferred stock dividends  ...........................        --           --              89
                                                              --------     ---------     ---------
Net income (loss) applicable to common stock   ............  $ 16,603          115       $  (4,786)
                                                              ========     =========     =========
Earnings (loss) per share    ..............................  $   1.41          .01       $    (.47)
                                                              ========     =========     =========
Average number of common shares used to compute
 earnings per share    ....................................    11,761       11,576          10,193
                                                              ========     =========     =========

          See accompanying notes to consolidated financial statements.

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets


                                                                            October 31,
                                                                    ----------------------------
                                                                       1996           1995
                                                                    -------------   ------------
                                                                           (In thousands)
Assets
Current assets:
  Cash and cash equivalents  ....................................    $   6,837       $  11,207
  Trade and patient accounts receivable, less allowances of
    $1,969,000 in 1996, $2,241,000 in 1995  .....................       21,650          17,717
  Inventories ...................................................       10,363           9,570
  Deferred tax asset   ..........................................          953              --
  Prepaid expenses and other current assets    ..................        2,692           2,734
                                                                     ---------       ---------
     Total current assets    ....................................       42,495          41,228
                                                                     ---------       ---------
Property, plant and equipment at cost    ........................       49,306          46,597
Less accumulated depreciation and amortization    ...............       14,632          12,535
                                                                     ---------       ---------
                                                                        34,674          34,062
                                                                     ---------       ---------
Goodwill and other intangibles, net   ...........................       21,468          14,933
Deferred tax asset  .............................................        3,195              --
Other assets  ...................................................        1,077           1,769
                                                                     ---------       ---------
                                                                     $ 102,909       $  91,992
                                                                     =========       =========
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Current installments of long-term debt    .....................    $     844       $   2,288
  Borrowings under line of credit  ..............................           --           1,025
  Accounts payable  .............................................        9,206           5,730
  Employee compensation, benefits and severance   ...............        6,418           6,978
  Other accrued liabilities  ....................................        7,303          13,596
  Accrued income taxes    .......................................        9,537           9,996
                                                                     ---------       ---------
     Total current liabilities  .................................       33,308          39,613
                                                                     ---------       ---------
Long-term debt   ................................................       47,920          43,490
Other noncurrent liabilities    .................................        6,351          10,638
                                                                     ---------       ---------
     Total liabilities    .......................................       87,579          93,741
                                                                     ---------       ---------
Commitments and Contingencies (See Note 11)
Stockholders' equity (deficit):
  Preferred stock, $.10 par value, shares authorized: 1,000,000;
    zero shares issued or outstanding    ........................           --              --
  Common stock, $.10 par value, shares authorized: 20,000,000;
    issued and outstanding: 11,670,898 and 11,576,482 at October
    31, 1996 and 1995, respectively   ...........................        1,167           1,158
  Additional paid-in capital    .................................      184,300         183,840
  Translation adjustments    ....................................         (326)           (333)
  Accumulated deficit  ..........................................     (169,811)       (186,414)
                                                                     ---------       ---------
     Total stockholders' equity (deficit)   .....................       15,330          (1,749)
                                                                     ---------       ---------
                                                                     $ 102,909       $  91,992
                                                                     =========       =========

          See accompanying notes to consolidated financial statements.

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

           Consolidated Statements of Stockholders' Equity (Deficit)

                  Years Ended October 31, 1996, 1995 and 1994



                                         Series B                           Additional
                                         Preferred            Common         Paid-In
                                           Stock              Stock          Capital
                                     -----------------  ------------------  ------------
                                                Par                Par
                                     Shares    Value    Shares    Value
                                     --------  -------  --------  --------
                                                       (In thousands)
Balance October 31, 1993  .........     345      $--      10,043    $1,004   $181,819
                                      -----      ----    -------   -------   --------
 Net loss  ........................      --       --          --        --         --
 Aggregate translation
  adjustment ......................      --       --          --        --         --
 Restricted stock amortization
  and share issuance, forfeiture
  and lifting of restrictions .....      --       --          99        10        436
 Exercise of stock options   ......      --       --           1        --          2
 Dividend requirements on
  Series - B Preferred Stock ......      --       --          --        --         --
 Conversion of Series B Preferred
  to Common .......................    (345)      --       1,150       115       (115)
                                      -----      ----    -------   -------   --------
Balance October 31, 1994  .........      --      $--      11,293    $1,129   $182,142
                                      -----      ----    -------   -------   --------
 Net income   .....................      --       --          --        --         --
 Aggregate translation
  adjustment ......................      --       --          --        --         --
 Restricted stock amortization
  and share issuance, forfeiture
  and lifting of restrictions .....      --       --         176        18      1,526
 Exercise of stock options   ......      --       --           5         1          9
 Exercise of warrants and warrant
  valuation .......................      --       --         102        10        163
                                      -----      ----    -------   -------   --------
Balance October 31, 1995  .........      --      $--      11,576    $1,158   $183,840
                                      -----      ----    -------   -------   --------
 Net income   .....................      --       --          --        --         --
 Aggregate translation
  adjustment   ....................      --       --          --        --         --
 Restricted stock amortization
  and share issuance, forfeiture
  and lifting of restrictions            --       --           7         1         46
 Exercise of stock options   ......      --       --          22         2        117
 Exercise of warrants and
  warrant valuation ...............      --       --          66         6        297
                                      -----      ----    -------   -------   --------
Balance October 31, 1996  .........      --      $--      11,671    $1,167   $184,300
                                      =====      ====    =======   =======   ========

                                                                   Unamortized
                                                                    Restricted
                                     Translation    Accumulated    Stock Award
                                     Adjustments      Deficit      Compensation      Total
                                     -------------  -------------  --------------  -----------
Balance October 31, 1993  .........     $ (233)      $ (181,743)       $(405)       $    452
                                        ------       ----------       ------        --------
 Net loss  ........................         --           (4,697)          --          (4,697)
 Aggregate translation
  adjustment ......................       (173)              --           --            (173)
 Restricted stock amortization
  and share issuance, forfeiture
  and lifting of restrictions .....         --               --          405             851
 Exercise of stock options   ......         --               --           --               2
 Dividend requirements on
  Series - B Preferred Stock ......         --              (89)          --             (89)
 Conversion of Series B Preferred
  to Common .......................         --               --           --              --
                                        ------       ----------       ------        --------
Balance October 31, 1994  .........     $ (396)      $ (186,529)      $   --        $ (3,654)
                                        ------       ----------       ------        --------
 Net income   .....................         --              115           --             115
 Aggregate translation
  adjustment ......................         63               --           --              63
 Restricted stock amortization
  and share issuance, forfeiture
  and lifting of restrictions .....         --               --           --           1,544
 Exercise of stock options   ......         --               --           --              10
 Exercise of warrants and warrant
  valuation .......................         --               --           --             173
                                        ------       ----------       ------        --------
Balance October 31, 1995  .........     $ (333)      $ (186,414)      $   --        $ (1,749)
                                        ------       ----------       ------        --------
 Net income   .....................         --           16,603           --          16,603
 Aggregate translation
  adjustment ......................          7               --           --               7
 Restricted stock amortization
  and share issuance, forfeiture
  and lifting of restrictions .....         --               --           --              47
 Exercise of stock options   ......         --               --           --             119
 Exercise of warrants and warrant
  valuation .......................         --               --           --             303
                                        ------       ----------       ------        --------
Balance October 31, 1996  .........     $ (326)      $ (169,811)      $   --        $ 15,330
                                        ======       ==========       ======        ========

          See accompanying notes to consolidated financial statements.

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows




                                                                   Years Ended October 31,
                                                            --------------------------------------
                                                              1996           1995         1994
                                                            ------------   -----------   ---------
                                                                        (In thousands)
Cash flows from operating activities:
  Net income (loss)  ....................................    $ 16,603       $    115    $(4,786)
Adjustments to reconcile net income (loss) to net cash
 provided (used) by operating activities:
  Deferred income taxes    ..............................      (4,148)            --         --
  Depreciation expense  .................................       2,629          2,704      2,870
  Provision for doubtful accounts   .....................       1,849          2,300      2,431
  Amortization expenses:
     Intangible assets  .................................       1,249            992        975
     Debt discount   ....................................        (526)          (443)      (499)
  Stock compensation expense  ...........................          46             --        853
  Net (gain) loss from:
     Sales of assets and businesses    ..................          --             --       (214)
     Investments  .......................................          --             --        530
     Debt restructuring costs    ........................          --             --        340
Change in operating assets and liabilities excluding
  effects from acquisitions and sales of assets and
  businesses:
  Receivables  ..........................................      (4,998)        (1,918)    (5,373)
  Inventories  ..........................................        (445)         2,126      3,291
  Other assets    .......................................         266            275        405
  Accounts payable   ....................................         166         (1,050)     2,311
  Accrued liabilities   .................................      (4,488)        (2,000)      (925)
  Income taxes payable  .................................        (459)          (109)    (4,732)
  Other long-term liabilities    ........................      (4,287)           429        524
                                                             --------       --------     --------
Net cash provided (used) by operating activities   ......       3,457          3,421     (1,999)
                                                             --------       --------     --------
Cash flows from investing activities:
  Sales of assets and businesses ........................         532            173      2,720
  Cash received from Progressions for purchase
    price adjustment    .................................         224            421         --
  Purchases of assets and businesses   ..................      (4,080)          (821)        --
  Purchases of property, plant and equipment    .........      (3,182)        (2,185)      (938)
  Sales of temporary investments    .....................          --             --      7,302
                                                             --------       --------     --------
Net cash provided (used) by investing activities   ......    $ (6,506)      $ (2,412)   $ 9,084
                                                             --------       --------     --------

          See accompanying notes to consolidated financial statements.

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

                Consolidated Statements of Cash Flows-Concluded




                                                                  Years Ended October 31,
                                                          ----------------------------------------
                                                            1996          1995          1994
                                                          -----------   -----------   ------------
                                                                       (In thousands)
Cash flows from financing activities:
  Payments associated with the Exchange Offer
    and Consent Solicitation including debt
    restructuring costs ...............................    $    --       $    --       $ (5,416)
  Proceeds from (repayment of) line of credit, net   .      (1,025)        1,025             --
  Proceeds from long-term note    .....................      1,320            --             --
  Net payments of notes payable and current long-
    term debt   .......................................     (1,808)       (1,270)        (1,462)
  Proceeds from exercise of warrants and options ......        192           123             --
                                                           -------       -------       --------
Net cash used by financing activities   ...............     (1,321)         (122)        (6,878)
                                                           -------       -------       --------
Net increase (decrease) in cash and cash equivalents        (4,370)          887            207
Cash and cash equivalents at beginning of year   ......     11,207        10,320         10,113
                                                           -------       -------       --------
Cash and cash equivalents at end of year   ............    $ 6,837       $11,207       $ 10,320
                                                           =======       =======       ========
Supplemental disclosures of cash flow information:
Cash paid for:
  Interest (net of amounts capitalized)    ............    $ 4,880       $ 4,755       $  4,791
                                                           =======       =======       ========
  Dividends on preferred stock    .....................    $    --       $    --       $     89
                                                           =======       =======       ========
  Income taxes  .......................................    $   119       $   224       $    132
                                                           =======       =======       ========

Supplemental disclosure of noncash investing and financing activities:

     In April 1996, the Company purchased certain assets and assumed certain liabilities of Unimar, Inc., by paying $3.9 million in cash and issuing $4 million of notes. (See Note 2.)


Acquisition of Unimar, Inc.
Fair value of assets acquired   ......    $ 9,661
Less cash acquired  ..................       (404)
Less cash paid   .....................     (3,880)
                                          -------
Liabilities assumed, notes issued
and acquisition costs accrued   ......    $ 5,377
                                          =======

     In January 1994, the Company completed an exchange offer and consent solicitation by issuing $22,000,000 of 10% Senior Subordinated Secured Notes due 2003 and paid approximately $4,350,000 in cash (exclusive of transaction costs) in exchange for approximately $30,000,000 of 10 5/8% Convertible Subordinated Reset Debentures due 2005. (See Note 8.)

          See accompanying notes to consolidated financial statements.

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements


Note 1. Summary of Significant Accounting Policies


General


     The Cooper Companies, Inc., (together with its subsidiaries, the "Company") develops, manufactures and markets healthcare products, including a range of hard and soft daily, flexible and extended wear contact lenses, and diagnostic and surgical instruments. The Company also provides healthcare services through the ownership of psychiatric facilities, and through May 1995, the management of three other such facilities. Intercompany transactions and accounts are eliminated in consolidation.


Foreign Currency Translation

     Assets and liabilities of the Company's operations located outside the United States (primarily Canada) are translated at prevailing year-end rates of exchange. Related income and expense accounts are translated at weighted average rates for each year. Gains and losses resulting from the translation of financial statements in foreign currencies into U. S. dollars are recorded in the equity section of the consolidated balance sheets. Gains and losses resulting from the impact of changes in exchange rates on transactions denominated in foreign currencies are included in the determination of net income or loss for each period. Foreign exchange gains (losses) included in the Company's consolidated statement of operations for each of the years ended October 31, 1996, 1995 and 1994 were ($13,000), ($130,000) and $53,000, respectively.


Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during each of the reporting periods. Actual results could differ from those estimates.


Net Service Revenue

     Net service revenue consists primarily of net patient revenue, which is based on the Hospital Group of America, Inc. ("HGA") hospitals' established billing rates less allowances and discounts for contractual programs. Payments under these programs are based on either predetermined rates or the cost of services. Settlements for retrospectively determined rates are estimated in the period the related services are rendered and are adjusted in future periods as final settlements are determined. Management believes that adequate provision has been made for adjustments that may result from the final determination of amounts earned under these programs. In 1996 and 1995, the Company received and recognized revenue of approximately $2,000,000 and $2,400,000, respectively, associated with prior year cost report settlements. Approximately 53%, 50% and 39%, respectively, of 1996, 1995 and 1994 net service revenue is from participation by hospitals in Medicare and Medicaid programs.

     The Company provides care to indigent patients who meet certain criteria under its charity care policy without charge or at amounts less than its established rates. Because the Company does not pursue collection of amounts determined to qualify as charity care, they are not reported as revenue. The Company maintains records to identify and monitor the level of charity care it provides. These records include the amount of charges foregone for services and supplies furnished under its charity care policy. Charges at the Company's established rates foregone for charity care provided by the Company amounted to $2,275,000, $2,142,000 and $2,498,000 for fiscal 1996, 1995 and 1994, respectively. Hampton Hospital is required by its Certificate of Need to incur not less than 10% of total patient days as free care.

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Note 1. Summary of Significant Accounting Policies  -- (Continued)

     With respect to net service revenue, receivables from government programs represent the only concentrated group of potential credit risk to the Company. Management does not believe that there are any credit risks associated with these governmental agencies. Negotiated and private receivables consist of receivables from various payors, including individuals involved in diverse activities, subject to differing economic conditions, and do not represent any concentrated credit risks to the Company. Furthermore, management continually monitors and, where indicated, adjusts the allowances associated with these receivables.

Net Sales of Products

     Net sales of products consist of sales generated by the Company's CooperVision ("CVI") and CooperSurgical ("CSI") businesses. The Company recognizes revenue net of appropriate provisions for returns when risk of ownership has transferred to the buyer.

     With respect to net sales of products, management believes trade receivables do not include any concentrated groups of credit risk.

Cash and Cash Equivalents

     Cash and cash equivalents include commercial paper and other short-term income producing securities with a maturity date at purchase of three months or less. These investments are readily convertible to cash and are carried at cost which approximates market.

Inventories

     Inventories are stated at the lower of cost, determined on a first-in, first-out or average cost basis, or market.

     The components of inventories are as follows:



                               October 31,
                           --------------------
                            1996       1995
                              (In thousands)
                           --------------------
Raw materials  .........   $ 2,318     $ 2,212
Work-in-process   ......     1,028       1,114
Finished goods .........     7,017       6,244
                           --------    --------
                           $10,363     $ 9,570
                           ========    ========

Property, Plant and Equipment at Cost

                                         October 31,
                                     --------------------
                                      1996       1995
                                        (In thousands)
                                     --------------------
Land and improvements    .........   $ 1,360     $ 1,360
Buildings and improvements  ......    35,191      34,005
Machinery and equipment  .........    12,755      11,232
                                     --------    --------
                                     $49,306     $46,597
                                     ========    ========

     Depreciation is computed on the straight-line method in amounts sufficient to write-off depreciable assets over their estimated useful lives. Leasehold improvements are amortized over the shorter of their estimated useful lives or the period of the related lease. Building depreciation is based on estimated useful lives of 35 to 40 years, and all machinery and equipment are depreciated over 5 to 10 years.

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Note 1. Summary of Significant Accounting Policies  -- (Continued)

     Expenditures for maintenance and repairs are expensed; major replacements, renewals and betterments are capitalized. The cost and accumulated depreciation of depreciable assets retired or otherwise disposed of are eliminated from the asset and accumulated depreciation accounts, and any gains or losses are reflected in operations for the period.

Amortization of Intangibles

     Amortization is provided for on all intangible assets (primarily goodwill, which represents the excess of purchase price over fair value of net assets acquired) on a straight-line basis over periods of up to 30 years. Accumulated amortization at October 31, 1996 and 1995 was $4,447,000 and $3,909,000,
respectively. The Company assesses the recoverability of goodwill and other long-lived assets by determining whether the amortization of the related balance over its remaining life can be recovered through reasonably expected undiscounted future cash flows. Management evaluates the amortization periods of intangibles to determine whether later events and circumstances warrant revised estimates of useful lives.


Earnings (Loss) Per Share


     Earnings (loss) per share is determined by using the weighted average number of common shares and common share equivalents (stock warrants and stock options) outstanding during each year (except where antidilutive). Fully diluted earnings (loss) per share is not materially different from primary earnings (loss) per share.


Note 2.  Acquisitions

     In April 1996, the Company acquired the stock of Unimar, Inc., a leading provider of specialized disposable medical devices for gynecology, for $8,000,000 in cash and notes. Sales of Unimar products of $3,600,000 were included in the Company's results for fiscal 1996. Goodwill from the purchase has been recorded in the amount of $7,800,000, which is being amortized over 20 years. As part of the acquisition, the Company granted a warrant to purchase 83,333 shares of the Company's common stock for $11.375 per share. The warrant is valued at $231,000. The exercise period of the warrant is from April 11, 1999 to June 10, 1999. The number of shares and the exercise price per share are subject to adjustment as provided in the warrant.

     In June 1995, CSI acquired from Blairden Precision Instruments the exclusive worldwide rights to The RUMI System uterine manipulator injector and related products for $1,000,000. No goodwill arose from the recording of this acquisition.


Note 3.  Stockholders Rights Plan

     In October 1987, the Board of Directors of the Company declared a dividend distribution of one right for each outstanding share of the Company's common stock (a "Right"). Following the effectiveness of the one-for-three reverse stock split in September 1995, the number of Rights per share increased from one to three. Each Right entitles the holder to initially purchase from the Company a fraction of a share of participating preferred stock at an exercise price of $60.00, subject to adjustment. The Rights are exercisable only if a person or group acquires (an "Acquiring Person"), or generally obtains the right to acquire beneficial ownership of 20% or more of the Company's common stock, or commences a tender or exchange offer which would result in such person or group beneficially owning 30% or more of the Company's common stock. Once the Rights are exercisable, then under certain circumstances, including certain acquisitions of beneficial ownership of 30% or more of the Company's outstanding common stock and certain mergers or other business combinations, each holder of a Right,

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Note 3.  Stockholders Rights Plan -- (Continued)

other than an Acquiring Person, will have the right to receive, upon exercise, shares of common stock of the Company, or of the acquiring company in such merger or other business combination or asset sale, having a value equal to two times the exercise price of the Right.

     The Rights expire on October 29, 1997 and may generally be redeemed by the Company at a price of five cents per Right, at any time until the close of business on the tenth day following a public announcement that an Acquiring Person has acquired, or generally obtained the right to acquire, beneficial ownership of 20% or more of the Company's common stock. After the redemption period has expired, the Company's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of common stock in a transaction or series of transactions not involving the Company.

     In June 1993, the Board of Directors amended the Rights Agreement, so that Cooper Life Sciences, Inc. ("CLS") and its affiliates and associates would not be Acquiring Persons thereunder as a result of CLS's beneficial ownership of more than 20% of the outstanding common stock of the Company by reason of its ownership of Series B Preferred Stock or common stock issued upon conversion thereof. In January 1995, the Rights Agreement was further amended to provide that any person who becomes the beneficial owner of 10% or more, but not more than 30%, of the outstanding common stock of CLS, would not be an Acquiring Person, provided that such person is not otherwise, and does not thereafter become, the beneficial owner of more than 1% of the Company's outstanding common stock. (See "Agreements With CLS" in Note 12.)


Note 4. Settlement of Disputes, Net


In 1996 and 1995, the Company recorded the following items related to settlement of disputes:


HGA and Progressions Health Systems, Inc. ("Progressions") agreed to settle certain purchase price adjustments (credited to goodwill) and other disputes in return for a series of payments to be made to HGA. Pursuant to this agreement, HGA received $853,000 of which $421,000 was credited to settlement of disputes in 1995 and $447,000 of which $223,000 was similarly credited in 1996.

Under a 1985 agreement (the "HMG Agreement"), Hampton Medical Group ("HMG"), which is owned by Dr. A. L. C. Pottash, contracted to provide clinical and clinical administrative services at Hampton Psychiatric Institute ("Hampton Hospital"), the primary facility operated by Hospital Group of New Jersey, Inc. ("HGNJ"), a subsidiary of the Company's psychiatric hospital holding company, HGA. Subsequently, HGNJ delivered notices to HMG asserting that HMG had defaulted under the HMG Agreement based upon billing practices by HMG that HGNJ believed to be fraudulent.

The Company recorded a charge of $5,551,000 for the settlement of disputes with HMG and Dr. Pottash. Pursuant to the settlement, (i) the parties released each other from, among other things, claims underlying related arbitration, (ii) HGA purchased HMG's interest in the HMG Agreement on December 31, 1995, and (iii) HGNJ agreed to make certain payments to Dr. Pottash in respect of claims he had asserted. While only HMG and Dr. Pottash are parties to the settlement with HGA, HGNJ and the Company, the Company has not been notified of any claims by other third party payors or others relating to billing or other practices at Hampton Hospital. The settlement with HMG and Dr. Pottash resulted in a one-time charge with a present value of $5,551,000 to fourth quarter fiscal 1995 earnings. That charge reflects amounts paid to Dr. Pottash in December 1995 of $3,100,000 included in other current liabilities at October 31, 1995, as well as two payments scheduled to be made to HMG in May 1997 and 1998, each in the amount of $1,537,500.

1995 charges were partially offset by the receipt of a $915,000 refund for directors and officers insurance and a disgorgement of $648,000 from a former officer of the Company.

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Note 4. Settlement of Disputes, Net -- (Continued)

In 1994, the Company recorded the following items related to settlement of disputes:

A credit of $850,000 following receipt of funds by the Company to settle certain claims made by the Company associated with a real estate transaction.

A charge of $5,800,000, which represented the Company's estimate of costs required to settle certain disputes and other litigation matters including $3,450,000 associated with the criminal conviction and related SEC enforcement action, summarized below.

     In January 1994, the Company was found guilty on six counts of mail fraud and one count of wire fraud based upon the conduct of a former Co-Chairman but was acquitted of charges of conspiracy and aiding and abetting violations of the Investment Advisers Act. The Company was sentenced and was ordered to make restitution of $1,310,166 which was paid in 1994. In addition, the Company was ordered to pay a noninterest bearing fine over three years in the amount of $1,831,568. Payments of $350,000 each were made in 1995 and 1996 with an additional payment of $1,131,568 payable on July 15, 1997. Also the Company settled in December 1994 a related SEC action under which the Company agreed to the disgorgement of $1,621,474 and the payment of a civil penalty of $1,150,000. A significant portion of the amounts imposed by the SEC were offset by disgorgement and fines in the related criminal action.

Note 5.  Costs Associated with Restructuring Operations

     In the fourth quarter of 1995, the Company recorded $1,480,000 to provide for costs primarily associated with the closure of facilities, with attendant reductions in personnel, in the Company's CooperVision Pharmaceutical, Inc. ("CVP"), CSI and corporate operations and downsizing HGA headquarters. Approximately 85% of this provision related to severance benefits accrued for 16 employees, substantially all of which was paid by October 1996. The balance primarily reflected provisions for unproductive assets.

Note 6.  Financial Instruments

     The fair values of the Company's financial instruments, including cash and cash equivalents, trade receivables, lines of credit, accounts payable, and accrued liabilities, approximated their carrying values as of October 31, 1996 because of the short maturity of these instruments.

     The carrying amounts and fair values of the Company's 10% Notes and 10 5/8% Debentures follow:




                                       October 31, 1996
                                      Carrying     Fair
                                       Amount      Value
                                        (In thousands)
                                     ---------------------
10 5/8% Convertible Subordinated
 Reset Debentures Due 2005   ......   $ 9,220     $10,591
10% Senior Subordinated Secured
 Notes Due 2003  ..................    24,285      21,065

     The fair values of the 10% Notes and 10 5/8% Debentures, which are not regularly traded, are based on applicable quoted market prices. The fair value of the Company's other long-term debt approximated the carrying value at October 31, 1996, as the debt was refinanced or entered into within the current fiscal year.

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

Note 7. Income Taxes

     The income tax provision (benefit) in the consolidated statements of operations consists of:

                           Years Ended October 31,
                     -----------------------------------
                       1996        1995        1994
                     -----------   -------   -----------
                               (In thousands)
  Current
  Federal   ......    $    146       $  --    $     --
  State  .........        (486)        115      (4,600)
                      --------      ------    --------
                          (340)        115      (4,600)
                      --------      ------    --------
  Deferred
  Federal   ......      (4,148)         --          --
  State  .........          --          --          --
                      --------      ------    --------
                        (4,148)         --          --
                      --------      ------    --------
                      $ (4,488)      $ 115    $ (4,600)
                      ========      ======    ========

     A reconciliation of the provision for (benefit of) income taxes included in the Company's consolidated statements of operations and the amount computed by applying the federal income tax rate to income (loss) before income taxes follows:




                                                                      Years Ended October 31,
                                                              ---------------------------------------
                                                                1996          1995         1994
                                                              ------------   ---------   ------------
                                                                          (In thousands)
Computed expected provision for (benefit of) taxes   ......    $  4,119       $  78       $ (3,161)
Increase (decrease) in taxes resulting from:
  Income outside the United States subject to
  different tax rates   ...................................         132         132            (65)
  Amortization of intangibles   ...........................         256         185            185
  State taxes, net of federal income tax benefit  .........          70          76            264
  Reversal of prior years' estimated tax liabilities no
    longer required    ....................................        (615)       (200)        (5,000)
  Amortization of restricted stock compensation   .........          --          --            (31)
  Net operating losses for which no tax benefit was
    recognized   ..........................................          --          --          3,293
  Interest expense related to original issue discount              (116)       (100)          (100)
  Utilization of net operating loss carryforwards for
    which no tax benefit had been previously
    recognized   ..........................................      (4,406)         --             --
  Change in valuation allowance    ........................      (4,148)         --             --
  Other, net  .............................................         220         (56)            15
                                                               --------       -----       --------
  Actual provision for (benefit of) income taxes  .........    $ (4,488)      $ 115       $ (4,600)
                                                               ========       =====       ========

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Note 7. Income Taxes  -- (Continued)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:




                                                                                  October 31,
                                                                          ---------------------------
                                                                            1996           1995
                                                                          ------------   ------------
                                                                                (In thousands)
Deferred tax assets:
  Accounts receivable, principally due to allowances for doubtful
    accounts  .........................................................    $  1,030       $  1,138
  Inventories, principally due to obsolescence reserves    ............         830            871
  Investments, principally due to unrealized losses and other
    reserves  .........................................................          73             73
  Accrued liabilities, principally due to litigation reserves and
    compensation accruals  ............................................       2,507          4,868
  Deferred income, principally due to the debenture exchange  .........       1,066          1,258
  Net operating loss carryforwards    .................................      79,681         81,871
  Capital loss carryforwards    .......................................       2,523          2,428
  Tax credit carryforwards   ..........................................       2,705          2,560
  Other    ............................................................         596            490
                                                                           --------       --------
     Total gross deferred tax assets  .................................      91,011         95,557
     Less valuation allowance   .......................................     (80,304)       (88,755)
                                                                           --------       --------
     Deferred tax assets  .............................................      10,707          6,802
                                                                           --------       --------
Deferred tax liabilities:
  Plant and equipment, principally due to purchase accounting
    requirements    ...................................................      (6,461)        (6,507)
  Other, principally due to differences in accounting methods for
    financial and tax purposes  .......................................         (98)          (295)
                                                                           --------       --------
     Deferred tax liabilities   .......................................      (6,559)        (6,802)
                                                                           --------       --------
     Net deferred tax assets    .......................................    $  4,148       $     --
                                                                           ========       ========

     The net change in the total valuation allowance for the years ended October 31, 1996, 1995 and 1994 was a decrease of $8,451,000, an increase of $1,580,000 and an increase of $2,327,000, respectively. In the fourth quarter of 1996, the Company recognized an income tax benefit of $4,148,000 from reducing the valuation allowance based primarily on the significant improvements in the Company's 1996 operating results.

     Subsequently recognized tax benefits relating to the valuation allowance as of October 31, 1996 will be allocated as follows to:


                                                   (In thousands)
                                                   ---------------
          Consolidated statement of operations         $78,604
          Goodwill and other intangible assets           1,700
                                                       --------
                                                       $80,304
                                                       ========

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Note 7. Income Taxes  -- (Continued)

     At October 31, 1996 the Company had capital loss, net operating loss, and tax credit carryforwards for federal tax purposes expiring as follows:



        Year of              Capital     Operating      Tax
      Expiration             Losses       Losses       Credits
--------------------------   ---------   -----------   --------
                                       (In thousands)
  1998  ..................     $ 5,925    $     --     $    --
  1999  ..................       1,216         147         867
  2000  ..................         280          56       1,132
  2001  ..................          --      70,473         202
  2002  ..................          --      27,326          29
  2003  ..................          --       1,378         330
  2004  ..................          --      22,241          --
  2005  ..................          --      11,006          --
  2006  ..................          --      22,265          --
  2007  ..................          --      22,058          --
  2008  ..................          --      49,535          --
  2009  ..................          --       6,553          --
  2010  ..................          --       1,318          --
  Indefinite life   ......          --          --         145
                              --------    ---------    --------
                               $ 7,421    $234,356     $ 2,705
                              ========    =========    ========

Note 8.  Long-Term Debt

     Long-term debt consists of the following:




                                                                               October 31,
                                                                           --------------------
                                                                            1996       1995
                                                                           ---------   --------
                                                                              (In thousands)
10% Senior Subordinated Secured Notes due 2003 ("Notes")    ............   $24,285     $24,816
10 5/8% Convertible Subordinated Reset Debentures due 2005
 ("Debentures")   ......................................................     9,220       9,215
12% promissory notes ("Promissory Notes") due April 11, 1999   .........     4,000          --
Bank term loan ("HGA Term Loan")    ....................................    10,675       9,889
Industrial Revenue Bonds ("HGA IRB")   .................................        --       1,458
Capitalized leases, interest rates from 8% to 13% maturing 1999   ......       584         400
                                                                           --------    --------
                                                                            48,764      45,778
Less current installments  .............................................       844       2,288
                                                                           --------    --------
                                                                           $47,920     $43,490
                                                                           ========    ========

     Aggregate annual maturities for each of the five years subsequent to October 31, 1996 are as follows:



                          (In thousands)
                          ---------------
          1997   ......       $   844
          1998   ......       $ 1,013
          1999   ......       $ 4,728
          2000   ......       $   667
          2001   ......       $ 8,007

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Note 8.  Long-Term Debt  -- (Continued)

     The aggregate principal amount of $21,943,000 of Notes matures on June 1, 2003 and interest is payable quarterly. The Notes are redeemable solely at the option of the Company, in whole or in part, at any time, at a redemption price of 100% of principal plus accrued and unpaid interest to the redemption date. The Company is not required to effect any mandatory redemptions or make any sinking fund payments with respect to the Notes, except in connection with certain sales or other dispositions of, or certain financings secured by, the collateral securing the Notes. Pursuant to a pledge agreement dated as of January 6, 1994, between the Company and the trustee for the holders of the Notes, the Company has pledged a first priority security interest in all of its rights, title and interest in stock of its subsidiaries HGA and CSI, all additional shares of stock of, or other equity interests in HGA and CSI from time to time acquired by the Company, all intercompany indebtedness of HGA and CSI from time to time held by the Company, except as set forth in the indenture governing the Notes, and the proceeds received from the sale or disposition of any or all of the foregoing. In accordance with a debt restructuring completed in January 1994, which was accounted for as a troubled debt restructuring, the Company recorded a deferred premium of $4,005,000. The Company is recognizing the benefit of the deferred premium as a reduction to the effective interest rate on the Notes over the remaining life of the Notes. The effective interest rate which includes the impact of the amortization of the deferred premium is 6.69%. As of October 31, 1996, the amount of the unamortized deferred premium was $2,342,000.

     The aggregate principal amount of $9,290,000 of Debentures matures March 1, 2005. Interest at 10 5/8% per annum is paid semi-annually. The Debenture holders may convert Debentures into shares of the Company's common stock at $15.00 per share, subject to adjustments under certain conditions to prevent dilution to the holders. The difference between the carrying amount and the principal amount of the Company's Debentures represents unamortized discount which is being charged to expense over the life of the issue. The effective interest rate is 10.77%. As of October 31, 1996, the amount of unamortized discount was approximately $70,000.

     The Debentures and the Notes each contain various covenants, including limitations on investments, incurrence and ranking of indebtedness, payment of cash dividends, acquisition of the Company's common stock and transactions with affiliates.


HGA Debt

     Substantially all of the property and equipment and accounts receivable of HGA collateralize its outstanding debt. The HGA Term Loan was renegotiated on September 17, 1996. Terms of the amended agreement reduced the interest rate to two and one-half percentage points above the bank's prime rate and extended the loan maturity to August 1, 2001. Additionally, because HGA achieved targeted operating results, the interest rate was further reduced effective November 1, 1996 to a rate of two percentage points (2%) above the bank's prime rate, subject to a minimum of nine percent (9%). The rate in effect at October 31, 1996 and 1995 was 10.75% and 12.75%, respectively. Interest and principal payments on the HGA Term Loan are due monthly through August 2001. The HGA Term Loan contains covenants including the maintenance by HGA of certain ratios and levels of net worth (as defined), capital expenditures, interest and debt payments, as well as restrictions on payment of cash dividends. The HGA IRB carried interest at 85% of prime. The HGA IRB holders elected their right to accelerate all payments of outstanding principal at December 31, 1995. The outstanding balance of the HGA IRB totaling $1,320,000 at December 31, 1995 was paid, and the amount was rolled into the HGA Term Loan.


Loan and Security Agreement

     In September 1994, CVI entered into a Loan and Security Agreement ("Line of Credit") with a commercial lender providing for revolving advances of up to $8,000,000, which was amended on April 18,

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Note 8.  Long-Term Debt  -- (Continued)

1996. On October 31, 1996 there were no amounts outstanding. Advances under the Line of Credit bear interest at one and one-half percentage points above the highest most recently announced prime rate of the three financial institutions of national repute named in the agreement, with a floor of 8.5% per annum. The rate in effect at October 31, 1996 was 9.75% per annum. The weighted average interest rate for 1995 was 11.38%. CVI agreed to the payment of various fees and minimum annual interest of $115,000. The amount of advances allowed under the agreement is capped at the lesser of $8,000,000, or a percentage of CVI's levels of eligible receivables and inventory as defined in the agreement (approximately $7,000,000 in total line availability at October 31, 1996) and is collateralized by virtually all of the assets of CVI.

     The Line of Credit provides that CVI (provided that no Event of Default, as defined, has occurred and is continuing) may make loans, advances, investments, capital contributions and distributions to the Company, and pay management fees to the Company, so long as the total amount of all such amounts does not cause Tangible Net Worth (as defined in the Line of Credit) to be less than $3,000,000. At October 31, 1996, CVI had Tangible Net Worth of $12,534,000, of which $9,534,000 was unrestricted under the terms of the Loan and Security Agreement.

     The Line of Credit contains various covenants, including the maintenance of certain ratios and levels of net worth (as defined), limitations on capital expenditures and incurrence of indebtedness as well as limitations regarding change in control and transactions with affiliates.

     In connection with the Line of Credit, the Company guaranteed all of the obligations under the HGA Term Loan and CVI's obligations under the Line of Credit, and the Company pledged all of the outstanding stock of CVI as collateral for the HGA Term Loan guaranty.

     In October 1996, CVI obtained a lease line of credit providing for borrowings of up to $500,000 from a commercial leasing company. Proceeds under the lease line are to be used to finance the purchase of equipment from the leasing company. The interest rate on each lease will be determined by the lender. At October 31, 1996, the Company had not drawn on the lease line.


Promissory Notes

     In April 1996, Cooper Healthcare Group, Inc. (a subsidiary of the Company) acquired Unimar, Inc. (See Note 2.) and issued Promissory Notes for $4,000,000 principal amount, bearing an interest rate of 12% per annum, maturing April 1999. Interest is paid annually. The Promissory Notes are collateralized by a security interest in the shares of the common stock of Unimar, Inc., and payment is guaranteed by the Company.


Note 9.  Employee Stock Plans 1988 Long-Term Incentive Plan ("LTIP")

     The LTIP is a vehicle for the Company to attract, retain and motivate its key employees and consultants, who are directly linked to the profitability of the Company and to increasing stockholder value.

     The LTIP authorizes a committee consisting of three or more individuals not eligible to participate in the LTIP or the Company's Board of Directors, to grant to eligible individuals during a period of ten years from September 15, 1988, stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights, phantom stock units and long-term performance awards for up to 2,125,570 shares of common stock, subject to adjustment for future stock splits, stock dividends, expirations, forfeitures and similar events. Options generally vest based on the Company's stock price, however, in some cases, both stock price and time are used as criteria. In July 1996, two officers of the Company were granted special options totaling 280,000 shares. These shares will vest in four tranches upon the achievement of specific prices of the Company's common stock within prescribed periods. As

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Note 9.  Employee Stock Plans 1988 Long-Term Incentive Plan ("LTIP")
 -- (Continued)

of October 31, 1996, 502,727 shares remained available under the LTIP for future grants. Restricted shares of zero, 176,196 and 99,259 were granted under the plan in fiscal 1996, 1995 and 1994, respectively. Restricted shares with restrictions in place were 16,529, 91,659 and 54,444 on October 31, 1996, 1995 and 1994, respectively.


1996 Long-Term Incentive Plan for Non-Employee Directors ("1996 NEDRSP")

     In March 1996, the Company's stockholders approved a proposal to reduce the annual cash stipend paid to Non-Employee Directors and to award grants of restricted stock and options which are to be awarded annually at the start of each fiscal year. Specifically, each Non-Employee Director will be awarded the right to purchase restricted stock worth $7,500 for $0.10 per share (or $9,375 in the case of the Chairman of the Board who is a Non-Employee Director) by January 15 of the year following the date the grant was made. Grants of restricted stock that are not exercised by such date will expire. The restrictions on the restricted stock will lapse on the earlier to occur of the stock reaching certain target values or by the fifth anniversary of the date of grant. In addition, each Non-Employee Director was granted an option to purchase 5,000 shares of the Company's common stock in fiscal 1996 and will be granted 3,333 shares in each subsequent fiscal year (or, in the case of the Chairman of the Board who is a Non-Employee Director, 6,250 shares in fiscal 1996 and 4,167 shares in each subsequent fiscal year) through fiscal 2000. A total of 215,000 shares of the Company's authorized but unissued common stock have been reserved for issuance under the plan. As of October 31, 1996, 176,357 shares remained available under the 1996 NEDRSP for future grants. Restricted shares of 7,393 were granted under the 1996 NEDRSP in fiscal 1996, and there were no shares with restrictions in place outstanding October 31, 1996.

1990 Non-Employee Directors Restricted Stock Plan ("1990 NEDRSP")

     Under the terms of the 1990 NEDRSP, a total of 33,333 shares of common stock were authorized and reserved for issuance. A total of 18,333 shares of restricted stock with restrictions removed were awarded under this plan. Upon approval by the Company's stockholders of the 1996 NEDRSP, the 1990 NEDRSP terminated.

     Transactions involving the granting of options of the Company's common stock in connection with the LTIP and the 1996 NEDRSP are summarized below.



                                                                   Number of Shares
                                                              ---------------------------
                                                                LTIP         1996 NEDRSP
                                                              ------------   ------------
                                                                    (In thousands)
Outstanding at October 31, 1993    ........................     178,075             --
Options granted  ..........................................     136,667             --
Options exercised at $1.68 per share  .....................      (1,073)            --
Options forfeited   .......................................     (48,113)            --
                                                               --------        -------
Outstanding at October 31, 1994    ........................     265,556             --
Options granted  ..........................................     131,121             --
Options exercised at $1.68 to $2.07 per share  ............      (5,153)            --
Options forfeited   .......................................     (62,683)            --
                                                               --------        -------
Outstanding at October 31, 1995    ........................     328,841             --
Options granted  ..........................................     441,111         31,250
Options exercised at $1.68 to $7.68 per share  ............     (15,505)        (6,250)
Options forfeited   .......................................     (39,785)            --
                                                               --------        -------
Outstanding at October 31, 1996 (219,164 and 25,000 shares
 exercisable, respectively)  ..............................     714,662         25,000
                                                               ========        =======

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

 Note 9. Employee Stock Plans 1988 Long-Term Incentive Plan ("LTIP") -- (Continued)

     Options issued and outstanding at October 31, 1996 have option prices ranging from $1.68 to $34.00 per share.

     The excess of market value over $.10 per share of LTIP, 1990 NEDRSP and 1996 NEDRSP restricted shares on respective dates of grant is initially recorded as unamortized restricted stock award compensation, a separate component of stockholders' equity and charged to operations as earned. Restricted shares and other stock compensation charged against income from operations for the years ended October 31, 1996, 1995 and 1994 was $46,000, zero and $55,000, respectively.


Old Stock Option Plans

     On October 31, 1996, there were 7,483 shares outstanding with option prices ranging from $48.39 - $59.25 per share under old stock option plans.

Note 10.  Employee Benefits


The Company's Retirement Income Plan

     The Company's Retirement Income Plan (the "Plan") covers substantially all full-time United States employees of CVI and the Company's corporate headquarters. The Company's contributions are designed to fund normal cost on a current basis and to fund over thirty years the estimated prior service cost of benefit improvements (fifteen years for annual gains and losses). The unit credit actuarial cost method is used to determine the annual cost. The Company pays the entire cost of the Plan and funds such costs as they accrue. Virtually all of the assets of the Plan are comprised of participations in equity and fixed income funds. The measurement date for assumptions used in developing the projected benefit obligation was changed to August 31 during fiscal 1996.

     Net periodic pension cost of the Plan was as follows:




                                              Years Ended October 31,
                                         ---------------------------------
                                           1996        1995       1994
                                         -----------   -------   ---------
                                                  (In thousands)
Service cost  ........................    $   256      $ 188      $ 173
Interest cost    .....................        598        521        479
Actual return on assets   ............     (1,047)      (982)      (531)
Net amortization and deferral   ......        488        491          2
                                          -------      -----      -----
Net periodic pension cost    .........    $   295      $ 218      $ 123
                                          =======      =====      =====

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Note 10.  Employee Benefits  -- (Continued)

The actuarial present value of benefit obligations and funded status for the Plan was as follows:

                                                                October 31,
                                                             ------------------
                                                             1996       1995
                                                             --------   -------
                                                               (In thousands)
Vested benefit obligation   ..............................   $7,049    $7,250
Non-vested benefit obligation  ...........................       24        77
                                                             ------     ------
  Accumulated benefit obligation  ........................    7,073     7,327
Projected compensation increases  ........................      887       825
                                                             ------     ------
  Projected benefit obligation    ........................    7,960     8,152
Fair value of plan assets   ..............................    7,204     6,545
                                                             ------     ------
Projected benefit obligation in excess of assets    ......      756     1,607
Add (Deduct):
  Unrecognized net gain (loss)    ........................      538      (386)
  Contributions made 8/31/96 to 10/31/96   ...............     (335)        --
  Prior service cost remaining to be amortized, including
    unrecognized net asset  ..............................     (382)     (439)
                                                             ------     ------
Pension liability recognized   ...........................   $  577     $ 782
                                                             ======     ======

     Assumptions used in developing the projected benefit obligation were as follows:

                                                          August 31,     October 31,
                                                            1996           1995
                                                          ------------   ------------
      Discount rate on plan liabilities    ............     8.0%           7.5%
      Long-range rate of return on plan assets   ......     9.0%           9.0%
      Salary increase rate  ...........................     6.0%           6.0%

The Company's 401(k) Savings Plan

     The Company's 401(k) Savings Plan provides for the deferral of compensation as described in the Internal Revenue Code and is available to substantially all full-time United States employees of the Company. Employees who participate in the 401(k) Plan may elect to have from 2% to 10% (1% to 16%, beginning October 1, 1996 for employees whose salary is less than $66,000 annually) of their pre-tax salary or wages, (but not more than $5,000 for employees whose salary is more than $66,000 annually) for the calendar year ended December 31, 1996, deferred and contributed to the trust established under the Plan. The Company's contribution on account of participating employees, net of forfeiture credits, was $102,000, $95,000 and $80,000 for the years ended October 31, 1996, 1995 and 1994, respectively.

The Company's Incentive Payment Plan

     The Company's Incentive Payment Plan is available to officers and other key executives. Participants may, in certain years, receive bonuses based on performance. Total payments earned for the years ended October 31, 1996, 1995 and 1994, were approximately $1,753,000, $1,504,000 and $1,296,000, respectively.

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Note 10.  Employee Benefits  -- (Continued)

The Company's Turn Around Incentive Plan

     The Turn Around Incentive Plan ("TIP") was adopted in 1993 to recognize the special efforts of certain individuals in guiding the Company through certain difficulties that existed at that time related to the Company's then capital structure and its former ownership of companies that manufactured and distributed breast implants. All provisions of the TIP have been met, and all required payments have been made to participants as follows:

     In May 1994 participants received an aggregate payment of approximately $247,000 cash and approximately 99,000 shares of restricted stock from which all restrictions were removed in May 1996.

     In August 1995 participants received an aggregate payment of approximately $476,000 cash and approximately 97,000 shares of restricted stock. Restrictions from one-half of these shares were removed in August 1996, and the restrictions on the balance of the shares will be removed in August 1997.

Note 11. Commitments, Contingencies and Pending Litigation
     Total minimum annual rental obligations (net of sublease revenue of approximately $173,000 per year through March 2000) under noncancelable operating leases (substantially all real property or equipment) in force at October 31, 1996 are payable in subsequent years as follows:



                               (In thousands)
                               ---------------
1997   .....................       $1,473
1998   .....................        1,051
1999   .....................          808
2000   .....................          766
2001   .....................          597
2002 and thereafter   ......          913
                                   -------
                                   $5,608
                                   =======

     Aggregate rental expense for both cancelable and noncancelable contracts amounted to $2,508,000, $2,354,000 and $2,438,000 in 1996, 1995 and 1994,
respectively.

     An agreement was reached in September 1993 with Medical Engineering Corporation ("MEC"), a subsidiary of Bristol-Myers Squibb Company, which limited the Company's contingent liabilities associated with breast implant litigation involving a former division of the Company (the "MEC Agreement"). The remaining liability recorded for payments to be made to MEC under the MEC Agreement become due as follows:



December 31,     (In thousands)
--------------   ---------------
1996    ......       $1,750
1997    ......        2,000
1998    ......        2,500
                     -------
                     $6,250
                     =======

     Additional payments to be made to MEC beginning December 31, 1999 are contingent upon the Company's earning net income before taxes in each fiscal year beginning with fiscal 1999, and are, therefore, not recorded in the Company's financial statements. Such payments are limited to the

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Note 11. Commitments, Contingencies and Pending Litigation  -- (Continued)

smaller of 50% of the Company's net income before taxes in each such fiscal year on a noncumulative basis or the amounts shown below:


December 31,     (In thousands)
--------------   ---------------
1999    ......      $3,000
2000    ......      $3,500
2001    ......      $4,000
2002    ......      $4,500
2003    ......      $3,000

     Under the terms of a supply agreement most recently modified in 1993, the Company agreed to purchase by December 31, 1997, certain contact lenses from Pilkington plc, with an aggregate cost of approximately British Pounds 4,063,000. Lenses with an aggregate value of approximately British Pounds 520,000, British Pounds 477,000 and British Pounds 400,000 were purchased under the terms of the supply agreement in fiscal 1996, 1995 and 1994, respectively. As of December 31, 1996, there remained a commitment of approximately British Pounds 2,354,000.

     Payments amounting to $3,100,000 were made related to a settlement with HMG (See Note 4.) in December 1995. Two additional payments which are accreting imputed interest are scheduled to be made to HMG in May 1997 and 1998, each in the amount of $1,537,500. The October 31, 1996 classifications and carrying values are $1,399,000 in accounts payable and $1,331,000 in other noncurrent liabilities. These amounts were charged against net income in fiscal 1995.


Warrants

     The Company issued a warrant to Foothill Capital Corporation ("Foothill") to purchase 26,666 shares of the Company's common stock at $5.625 per share in connection with the loan and security agreement among Foothill, CVI, and CooperVision Canada. (See Note 8 "Loan and Security Agreement.") The warrant becomes exercisable on September 21, 1997 and expires on May 26, 1999. Both the number of shares under the warrant and the exercise price per share are adjustable under certain circumstances to avoid dilution.

     The Company granted a warrant to purchase 83,333 shares of the Company's common stock at $11.375 per share, as part of the acquisition of Unimar, Inc. (See Note 2.) The exercise period of the warrant is from April 11, 1999 to June 10, 1999. The number of shares and the exercise price per share ar e subject to adjustment as provided in the warrant.


Pending Litigation

     The Company is a defendant in a number of legal actions relating to its past or present businesses in which plaintiffs are seeking damages. In the opinion of Management, after consultation with counsel, the ultimate disposition of those actions will not materially affect the Company's financial position or results of operations.

     The Company was named as a nominal defendant in a stockholder derivative action entitled Harry Lewis and Gary Goldberg v. Gary A. Singer, Steven G. Singer, Arthur C. Bass, Joseph C. Feghali, Warren J. Keegan, Robert S. Holcombe and Robert S. Weiss, which was filed on May 27, 1992 in the Court of Chancery, State of Delaware, New Castle County. Lewis and Goldberg subsequently amended their complaint, and the Delaware Chancery Court consolidated the amended complaint with a similar complaint filed by another plaintiff as In re The Cooper Companies, Inc. Litigation, Consolidated C.A. 12584. The Lewis and Goldberg amended complaint was designated as the operative complaint (the "Derivative Complaint").

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Note 11. Commitments, Contingencies and Pending Litigation  -- (Continued)

     The Derivative Complaint alleges that certain directors of the Company and Gary A. Singer, as Co-Chairman of the Board of Directors, caused or allowed the Company to be a party to a "trading scheme" to "frontrun" high yield bond purchases by the Keystone Custodian Fund, Inc., a group of mutual funds. The Derivative Complaint also alleges that the defendants violated their fiduciary duties to the Company by not vigorously investigating certain allegations of securities fraud. The Derivative Complaint requests that the Court order the defendants (other than the Company) to pay damages and expenses to the Company and certain of the defendants to disgorge their profits to the Company.

     The parties have been engaged in negotiations and had agreed upon the terms of a settlement. Although the proposed settlement was submitted to the Court for approval following notice to the Company's stockholders and a hearing, Plaintiffs have decided not to proceed with the settlement in its present form, and the parties have reopened settlement discussions. There can be no assurance that the current discussions will ultimately end the litigation. The individual defendants have advised the Company that they believe they have meritorious defenses to the lawsuit and that, in the event the case proceeds to trial, they intend to defend vigorously against the allegations in the Derivative Complaint.

     The Company was also named as a nominal defendant in a stockholder derivative action entitled Bruce D. Sturman v. Gary A. Singer, Steven G. Singer, Brad C. Singer, Dorothy Singer as the Executrix of the Estate of Martin Singer, Karen Sue Singer, Norma Singer Brandes, Normel Construction Corp., Brandes & Singer, and Romulus Holdings, Inc., which was filed on June 6, 1995 in the Court of Chancery of the State of Delaware, New Castle County. The complaint is similar to a derivative complaint filed by Mr. Sturman in the Supreme Court of the State of New York on May 26, 1992, which was dismissed under New York Civil Practice Rule 327(a) on August 17, 1993. The dismissal of the New York case was affirmed by the Appellate Division on March 28, 1995. The allegations in the Delaware complaint filed by Mr. Sturman relate to substantially the same facts and events at issue in In re The Cooper Companies, Inc. Litigation described above, and similar relief is sought. The parties had agreed that Mr. Sturman's Delaware action would be consolidated into and tentatively settled with In re The Cooper Companies, Inc. Litigation.

Note 12. Relationships and Transactions between the Company and CLS


Agreements with CLS

     On June 14, 1993, the Company entered into a Settlement Agreement with CLS (the "Settlement Agreement") in order to resolve all then pending disputes with CLS and to avoid a costly and disruptive proxy fight, while continuing to maintain a Board of Directors, the majority of whose members are independent. Pursuant to the Settlement Agreement, among other things, the Company agreed to nominate and use its reasonable best efforts to cause, and CLS agreed to vote all shares of Common Stock of the Company owned by it in favor of, the election of a Board of Directors of the Company consisting of eight members, five of whom were designated by the Company (of which a majority would not be employees of the Company or employees, affiliates or significant stockholders of CLS), and three by CLS. Such agreements were to terminate on June 14, 1995, subject to earlier termination or extension under certain circumstances, and were later extended to, and expired on, October 31, 1996. Following such termination and through June 12, 2022, pursuant to the Settlement Agreement, CLS continues to have the right that it had pursuant to a 1992 settlement agreement with the Company to designate two directors of the Company, so long as CLS continues to own at least 800,000 shares of Common Stock, or one director, so long as it continues to own at least 333,333 shares of Common Stock.

     Pursuant to this provision, Donald Press and Steven Rosenberg continue to serve as directors designated by CLS. In addition, the Board of Directors, other than the CLS designees, determined to continue Moses Marx as a non-CLS designated director of the Company.

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Note 12. Relationships and Transactions between the Company and
   CLS -- (Continued)

     Prior to September 1994, CLS had an investment in the Company's Series B Preferred Stock having an aggregate liquidation preference of $3,450,000 and a par value of $.10 per share (the "1993 Exchange Agreement"). Such shares, and any shares of Series B Preferred Stock issued as dividends, were convertible into one share of common stock of the Company for each $3.00 of liquidation preference, subject to customary antidilution adjustments.

     The Company also had the right to compel conversion of Series B Preferred Stock at any time after the market price of the common stock on its principal trading market averaged at least $4.125 for 90 consecutive calendar days and closed at not less than $4.125 on at least 80% of the trading days during such period. On September 26, 1994, the Company's common stock met the above requirements, and the Series B Preferred Stock was converted into 1,150,000 shares of the Company's common stock.


Other

     CLS was formerly an 89.5% owned subsidiary of the Company's former parent, Cooper Laboratories, Inc.

     As of December 31, 1996, CLS owned 1,963,233 shares (or approximately 16.83%) of common stock of the Company.

     Two members of the Company's Board of Directors are also directors and/or officers of CLS. Moses Marx is a Director of CLS (and is the controlling stockholder of CLS). Steven Rosenberg is serving as Acting President, Vice President and Chief Financial Officer of CLS and he is also a Director of CLS. In addition to shares purchased on the open market, Mr. Marx owns 3,037 shares and Mr. Rosenberg owns 3,370 shares of the Company's common stock, obtained through the NEDRSP. (See Note 9.)

Note 13. Business Segment Information

   The Company's operations are attributable to three business segments:

   HGA, which provides healthcare services for inpatient and outpatient treatment and partial hospitalization programs through the ownership and operation of certain psychiatric facilities, and through May 1995 also managed three other such facilities,

   CVI, which develops, manufactures and markets a range of contact lenses, and

   CSI, which develops, manufactures and distributes diagnostic and surgical equipment instruments and disposables, primarily for gynecology.

     Total net revenue by business segment represents service and sales revenue as reported in the Company's consolidated statements of operations. Operating income (loss) is total net revenue less cost of products sold (or services provided, in the case of HGA revenue), research and development expenses, selling, general and administrative expenses, costs of restructuring and amortization of intangible assets. Corporate operating loss is principally corporate headquarters expense. Investment income, net, settlement of disputes, net, debt restructuring costs, gain on sales of assets and businesses, net, other income (expense), net, and interest expense were not allocated to individual business.

     Identifiable assets are those assets used in continuing operations (exclusive of cash and cash equivalents). Corporate assets include cash and cash equivalents and temporary investments.

                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                  Notes to Consolidated Financial Statements

Information by business segment for each of the years in the three year period ended October 31, 1996 follows:


                                                                                Corporate &
                                            HGA         CVI          CSI        Eliminations     Consolidated
                                           ---------   ---------   ----------   --------------   -------------
1996                                                                 (In thousands)
----
Net revenue from non affiliates   ......   $43,013     $48,892      $17,226       $      --        $109,131
                                           ========    ========     =======       =========        ========
Operating income (loss)  ...............   $ 2,573     $19,065      $ 1,667       $  (6,462)       $ 16,843
                                           ========    ========     =======       =========        ========
Investment income, net   ...............                                                                281
Settlement of disputes, net    .........                                                                223
Other income (expense), net    .........                                                                 80
Interest expense   .....................                                                             (5,312)
                                                                                                   --------
Income before income taxes  ............                                                           $ 12,115
                                                                                                   ========
Identifiable assets   ..................   $49,051     $23,756      $18,089       $  12,013        $102,909
                                           ========    ========     =======       =========        ========
Depreciation Expense  ..................   $ 1,511     $   800      $   236       $      82        $  2,629
                                           ========    ========     =======       =========        ========
Amortization Expense  ..................   $   205     $   314      $   461       $     269        $  1,249
                                           ========    ========     =======       =========        ========
Capital Expenditures  ..................   $ 1,431     $ 1,293      $   404       $      54        $  3,182
                                           ========    ========     =======       =========        ========
1995
----
Net revenue from non affiliates   ......   $41,794     $42,456      $12,824       $      16        $ 97,090
                                           ========    ========     =======       =========        ========
Operating income (loss)  ...............   $   878     $13,959      $  (425)      $  (6,404)       $  8,008
                                           ========    ========     =======       =========        ========
Investment income, net   ...............                                                                444
Settlement of disputes, net    .........                                                             (3,532)
Other income (expense), net    .........                                                                 51
Interest expense   .....................                                                             (4,741)
                                                                                                   --------
Income before income taxes  ............                                                           $    230
                                                                                                   ========
Identifiable assets   ..................   $48,086     $21,965      $ 8,953       $  12,988        $ 91,992
                                           ========    ========     =======       =========        ========
Depreciation Expense  ..................   $ 1,443     $   863      $   288       $     110        $  2,704
                                           ========    ========     =======       =========        ========
Amortization Expense  ..................   $   205     $   448      $   317       $      22        $    992
                                           ========    ========     =======       =========        ========
Capital Expenditures  ..................   $   335     $ 1,449      $   267       $     134        $  2,185
                                           ========    ========     =======       =========        ========
1994
----
Net revenue from non affiliates   ......   $44,611     $37,793      $12,847       $     394        $ 95,645
                                           ========    ========     =======       =========        ========
Operating income (loss)  ...............   $ 3,321     $11,963      $  (932)      $ (13,929)       $    423
                                           ========    ========     =======       =========        ========
Investment income (loss), net  .........                                                               (153)
Settlement of disputes, net    .........                                                             (4,950)
Debt restructuring costs    ............                                                               (340)
Gain on sale of assets and businesses,
 net   .................................                                                                214
Other income (expense), net    .........                                                                 42
Interest expense   .....................                                                             (4,533)
                                                                                                   --------
Loss before income taxes    ............                                                           $ (9,297)
                                                                                                   ========
Identifiable assets   ..................   $50,522     $22,814      $ 9,289       $  12,433        $ 95,058
                                           ========    ========     =======       =========        ========
Depreciation expense  ..................   $ 1,387     $ 1,025      $   339       $     119        $  2,870
                                           ========    ========     =======       =========        ========
Amortization expense  ..................   $   205     $   448      $   302       $      22        $    977
                                           ========    ========     =======       =========        ========
Capital expenditures  ..................   $   338     $   524      $    58       $      18        $    938
                                           ========    ========     =======       =========        ========

PROSPECTUS


[GRAPHIC OMITTED]

--------------------------------------------------------------------------------
 2,500,000 Shares
 Common Stock

--------------------------------------------------------------------------------

 The Cooper Companies, Inc. (the "Company"), directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, in one or more series or issuances, up to an aggregate of 2,500,000 shares of its common stock, $.10 par value per share ("Common Stock"), together with the Rights ("Rights") to acquire the Company's Series A Junior Participating Preferred Stock that are attached to and trade with the Common Stock. The Common Stock and the Rights are herein collectively referred to as the "Securities". The Securities may be offered in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").


 The Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") and the Pacific Exchange, Inc. (the "PCX") under the symbol "COO." On June 27, 1997 the last reported sale price for the Common Stock as reported on the NYSE Composite Tape was $22 9/16 per share.


 For information concerning certain factors which should be considered by prospective investors, see "Risk Factors" commencing on page 3.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                          -------------------------


 The Securities may be offered by the Company directly to one or more purchasers, through agents designated from time to time by the Company, to or through underwriters or dealers or through a combination of such methods. If any agents, dealers or underwriters are involved in the sale of any of the Securities, the names of such agents, dealers or underwriters, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the Prospectus Supplement. See "Plan of Distribution." This Prospectus may not be used to consummate sales of Securities without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.




 The date of this Prospectus is June 30, 1997.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") with respect to the Securities. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Securities, please refer to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees. Statements contained in this Prospectus as to the contents of any agreement or other document referred to herein or therein are qualified by reference to the copy of such agreement or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants who file with the Commission and certain of the Company's filings are available at such web site: http://www.sec.gov. In addition, the Common Stock is listed on the NYSE and the PCX and such information can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and the PCX, 301 Pine Street, San Francisco, California 94104.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company under the Exchange Act with the Commission are incorporated herein by reference.

   (a) Annual Report on Form 10-K for the fiscal year ended October 31, 1996 (the "1996 10-K");

   (b) The portions of the Company's 1996 Annual Report to Stockholders that have been incorporated by reference into the 1996 10-K;

   (c) The portions of the Company's Proxy Statement for its Annual Meeting of Stockholders held March 25, 1997 that have been incorporated by reference into the 1996 10-K;

   (d) Quarterly Report on Form 10-Q for the quarter ended January 31, 1997;

   (e) Quarterly Report on Form 10-Q for the quarter ended April 30, 1997;

   (f) Current Reports on Forms 8-K dated December 12, 1996, January 10,
       1997, January 30, 1997, February 10, 1997, February 25, 1997, March 18,
       1997, March 26, 1997, April 7, 1997, May 21, 1997 and June 2, 1997; and

   (g) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed on October 28, 1983 and the description of the Company's Rights contained in the Company's Registration Statement on Form 8-A filed on November 12, 1987.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     A copy of any or all of the documents incorporated or deemed to be incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference therein) will be provided without charge to any person to whom a copy of this Prospectus is delivered, upon written or oral request. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Prospectus under Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), will also be provided without charge to each such person, upon written or oral request. Requests for such copies should be addressed to the Vice President of Legal Affairs of the Company, 6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588 (telephone number: (510) 460-3600).


                          FORWARD-LOOKING STATEMENTS

     This Prospectus and the documents incorporated by reference herein contain forward-looking statements within the meanings of Section 27A of the Securities Act and Section 21E of the Exchange Act, which statements involve risks and uncertainties. Actual results could differ materially from these statements as a result of certain factors, including major changes in business conditions and the economy in general, loss of key members of senior management, new competitive inroads, costs to integrate acquisitions, dilution to earnings and/or earnings per share associated with acquisitions and/or stock issuances, decisions to invest in research and development projects, regulatory issues, unexpected changes in reimbursement rates and payor mix, unforeseen litigation, costs associated with potential debt restructuring, decisions to divest businesses and the cost of acquisition activity, particularly if a large acquisition is not completed. Future results are also dependent on each business unit meeting specific objectives.


                                  THE COMPANY

     The Company, through its primary subsidiaries (CooperVision, Inc., CooperSurgical, Inc. and Hospital Group of America, Inc.), develops, manufactures and markets healthcare products, including a range of contact lenses and diagnostic and surgical instruments, equipment, accessories and devices and provides healthcare services through the ownership and operation of certain psychiatric facilities. The principal executive offices of the Company are located at 6140 Stoneridge Mall Road, Suite 590, Pleasanton, California 94588, (510) 460-3600.


                                  RISK FACTORS

Price Volatility and Shares Available for Future Sale


     The market price of the Common Stock may be subject to significant fluctuations in response to, among other things, the factors discussed above under "Forward-Looking Statements," variations in quarterly operating results, failure to meet published estimates of, or changes in earnings estimates by, the Company or securities analysts, and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations could affect the market price of the Common Stock.

     The Company has outstanding options to purchase approximately 770,000 shares of Common Stock, approximately 480,000 of which are currently exercisable. If these options are exercised, the issuance of such shares of Common Stock would dilute the proportionate voting power and equity interests of the holders of Common Stock offered hereby. In addition, sales of substantial amounts of

Common Stock, including the sale by the Company of all or a substantial portion of the shares of Common Stock registered hereunder, or the sale by Cooper Life Sciences ("CLS") of all or a substantial portion of the approximately 1,400,000 shares of Common Stock it beneficially owns (which are registered for resale on a registration statement under the Securities Act), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.


Significant Stockholder

     CLS currently owns 11.5% of the Company's issued and outstanding shares of Common Stock. In addition, pursuant to a settlement agreement with the Company entered into on June 14, 1993, CLS has the right to designate two of the eight members of the Company's Board of Directors so long as CLS owns at least 800,000 shares of Common Stock, and one director so long as CLS owns at least 333,333 shares of Common Stock. A third member of the Company's Board of Directors, Moses Marx, owns a majority of the outstanding stock of CLS. By virtue of their representation on the Company's Board of Directors and CLS' significant ownership of Common Stock, CLS and Mr. Marx may have significant influence over the affairs of the Company.


                                USE OF PROCEEDS

     Except as otherwise provided in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, which may include but are not limited to working capital, capital expenditures, repayment or refinancing of indebtedness and acquisitions. When a particular series of Securities is offered, the applicable Prospectus Supplement will set forth the Company's intended use for the net proceeds received from the sale of such Securities. Pending the application of the net proceeds, the Company expects to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.


                             PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them and may also sell the Securities to investors directly or through agents. Any such underwriter, dealer or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement. The Company has reserved the right to sell the Securities directly to investors on its own behalf in those jurisdictions where and in such manner as it is authorized to do so.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Sales of the Securities offered hereby may be effected from time to time in one or more transactions on the NYSE or the PCX or in negotiated transactions or a combination of such methods. The Company may also, from time to time, authorize dealers, acting as the Company's agents, to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any such underwriter, dealer or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement. Unless otherwise indicated in a Prospectus Supplement, an agent will be acting on a best efforts basis and a dealer will purchase Securities as a principal and may then resell such Securities at varying prices to be determined by the dealer.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

     To facilitate an offering of a series of Securities, certain persons participating in any such offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Securities. This may include over-allotments or short sales of the Securities, which involve the sale by persons participating in the offering of more Securities than have been sold to them by the Company. In such circumstances, such persons would cover such over-allotments or short positions by purchasing Securities in the open market or by exercising the over-allotment option, if any, granted to such persons. In addition, such persons may stabilize or maintain the price of the Securities by bidding for or purchasing Securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in any such offering may be reclaimed if the Securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

     Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for the Company in the ordinary course of business.


                                 LEGAL MATTERS

     Certain legal matters with respect to the Securities offered hereby will be passed upon for the Company by Latham & Watkins, New York, New York. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable Prospectus Supplement. Certain members of Latham & Watkins own shares of Common Stock totaling less than 1% of the outstanding shares of Common Stock.


                                    EXPERTS

     The consolidated financial statements and schedule of The Cooper Companies, Inc. and subsidiaries, the consolidated financial statements and schedule of Hospital Group of America, Inc. and subsidiaries and the financial statements and schedule of CooperSurgical, Inc. as of October 31, 1996 and 1995 and for each of the years in the three-year period ended October 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
   No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus Supplement and in the Prospectus in connection with the offering herein contained, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. Neither this Prospectus Supplement nor the Prospectus constitutes an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement or the Prospectus nor any sale made hereafter shall, under any circumstances, create any implications that the information contained herein is correct as of any date subsequent to the date hereof.


--------------------------------------------------------------------------------
                               TABLE OF CONTENTS



                                                  Page
                                                  -----
               Prospectus Supplement
  Prospectus Supplement Summary    ............    S-3
  Statements Regarding Prior Projections;
     Forward-Looking Statements    ............    S-9
  Risk Factors   ..............................    S-10
  Recent Developments  ........................    S-14
  Use of Proceeds   ...........................    S-14
  Capitalization    ...........................    S-15
  Price Range of Common Stock
     and Dividends  ...........................    S-16
  Selected Consolidated Financial Data   ......    S-17
  Management's Discussion of Financial
    Condition and Results of Operations  ......    S-19
  Business    .................................    S-28
  Management  .................................    S-42
  Underwriting   ..............................    S-45
  Legal Matters  ..............................    S-46
  Index to Consolidated Financial
     Statements  ..............................    F-1
                   Prospectus
  Available Information   .....................    2
  Incorporation of Certain Information by
    Reference    ..............................    2
  Forward-Looking Statements    ...............    3
  The Company    ..............................    3
  Risk Factors   ..............................    3
  Use of Proceeds   ...........................    4
  Plan of Distribution    .....................    4
  Legal Matters  ..............................    5
  Experts  ....................................    5

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  [GRAPHIC OMITTED]








   2,000,000 Shares





    Common Stock










    Deutsche Morgan Grenfell

    PaineWebber Incorporated








    PROSPECTUS SUPPLEMENT
            , 1997